Exhibit 99.4

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

CONSOLIDATED FINANCIAL STATEMENTS

Management’s Annual Report on Internal Control Over Financial Reporting

Management of Prudential Financial, Inc. (together with its consolidated subsidiaries, the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting. Management conducted an assessment of the effectiveness, as of December 31, 2006, of the Company’s internal control over financial reporting, based on the framework established in Internal Control—Integrated Framework Issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on our assessment under that framework, management concluded that the Company’s internal control over financial reporting was effective as of December 31, 2006.

Our internal control over financial reporting is a process designed by or under the supervision of our principal executive and principal financial officers to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Our internal control over financial reporting includes policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and dispositions of assets; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorizations of management and the directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on our financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.

Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report accompanying the Consolidated Financial Statements of the Company, which expresses unqualified opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006.

February 28, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Prudential Financial, Inc.:

We have completed integrated audits of Prudential Financial, Inc.’s consolidated financial statements and of its internal control over financial reporting as of December 31, 2006 in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated Financial Statements and Financial Statement Schedules

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Prudential Financial, Inc. and its subsidiaries at December 31, 2006 and December 31, 2005 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the index appearing under Item 8.01 present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The accompanying supplemental combining financial information is presented for the purposes of additional analysis of the consolidated financial statements rather than to present the financial position and results of operations of the individual components. Such supplemental information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financials statements taken as a whole.

As described in Note 2 of the consolidated financial statements, the Company changed its method of accounting for defined benefit pension and other postretirement plans on December 31, 2006 and for certain nontraditional long-duration contracts and separate accounts on January 1, 2004.

Internal Control Over Financial Reporting

Also, in our opinion, management’s assessment, included in Management’s Annual Report on Internal Control Over Financial Reporting listed in the accompanying index, that the Company maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/    PRICEWATERHOUSECOOPERS LLP

New York, New York

February 28, 2007, except for the effects of the discontinued operations of Prudential Equity Group as described in Note 3, as to which the date is October 4, 2007

PRUDENTIAL FINANCIAL, INC.

Consolidated Statements of Financial Position

December 31, 2006 and 2005 (in millions, except share amounts)

	2006	2005
ASSETS
Fixed maturities:
Available for sale, at fair value (amortized cost: 2006—$158,828; 2005—$148,706)	$162,816	$154,434
Held to maturity, at amortized cost (fair value: 2006—$3,441; 2005—$3,228)	3,469	3,249
Trading account assets supporting insurance liabilities, at fair value	14,262	13,781
Other trading account assets, at fair value	2,209	1,443
Equity securities, available for sale, at fair value (cost: 2006—$6,824; 2005—$6,176)	8,103	7,072
Commercial loans	25,739	24,441
Policy loans	8,887	8,370
Securities purchased under agreements to resell	153	413
Other long-term investments	4,745	4,239
Short-term investments	5,034	3,959

Total investments	235,417	221,401
Cash and cash equivalents	8,589	7,799
Accrued investment income	2,142	2,067
Reinsurance recoverables	1,958	3,548
Deferred policy acquisition costs	10,863	9,438
Other assets	17,834	15,962
Separate account assets	177,463	153,159

TOTAL ASSETS	$454,266	$413,374

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Future policy benefits	$106,951	$101,872
Policyholders’ account balances	80,652	75,659
Policyholders’ dividends	3,982	4,413
Reinsurance payables	1,458	3,069
Securities sold under agreements to repurchase	11,481	12,517
Cash collateral for loaned securities	7,365	5,818
Income taxes	3,108	2,214
Securities sold but not yet purchased	277	223
Short-term debt	12,536	11,114
Long-term debt	11,423	8,270
Other liabilities	14,678	12,283
Separate account liabilities	177,463	153,159

Total liabilities	431,374	390,611

COMMITMENTS AND CONTINGENT LIABILITIES (See Note 21)

STOCKHOLDERS’ EQUITY
Preferred Stock ($.01 par value; 10,000,000 shares authorized; none issued)	—	—
Common Stock ($.01 par value; 1,500,000,000 shares authorized; 604,900,423 and 604,899,046 shares issued at December 31, 2006 and 2005, respectively)	6	6
Class B Stock ($.01 par value; 10,000,000 shares authorized; 2,000,000 shares issued and outstanding at December 31, 2006 and 2005, respectively)	—	—
Additional paid-in capital	20,666	20,501
Common Stock held in treasury, at cost (133,795,373 and 107,405,004 shares at December 31, 2006 and 2005, respectively)	(7,143)	(4,925)
Accumulated other comprehensive income	519	1,234
Retained earnings	8,844	5,947

Total stockholders’ equity	22,892	22,763

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$454,266	$413,374

See Notes to Consolidated Financial Statements

PRUDENTIAL FINANCIAL, INC.

Consolidated Statements of Operations

Years Ended December 31, 2006, 2005 and 2004 (in millions, except per share amounts)

	2006	2005	2004
REVENUES
Premiums	$13,908	$13,756	$12,521
Policy charges and fee income	2,653	2,520	2,342
Net investment income	11,351	10,595	9,454
Realized investment gains, net	774	1,378	778
Asset management fees and other income	3,582	3,098	2,718

Total revenues	32,268	31,347	27,813

BENEFITS AND EXPENSES
Policyholders’ benefits	14,283	13,883	12,863
Interest credited to policyholders’ account balances	2,917	2,699	2,359
Dividends to policyholders	2,622	2,850	2,481
General and administrative expenses	8,052	7,641	6,844

Total benefits and expenses	27,874	27,073	24,547

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES, EQUITY IN EARNINGS OF OPERATING JOINT VENTURES, EXTRAORDINARY GAIN ON ACQUISITION AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	4,394	4,274	3,266

Income taxes:
Current	488	(59)	578
Deferred	757	862	353

Total income tax expense	1,245	803	931

INCOME FROM CONTINUING OPERATIONS BEFORE EQUITY IN EARNINGS OF OPERATING JOINT VENTURES, EXTRAORDINARY GAIN ON ACQUISITION AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	3,149	3,471	2,335

Equity in earnings of operating joint ventures, net of taxes	208	142	55

INCOME FROM CONTINUING OPERATIONS BEFORE EXTRAORDINARY GAIN ON ACQUISITION AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	3,357	3,613	2,390

Income (loss) from discontinued operations, net of taxes	71	(73)	(76)
Extraordinary gain on acquisition, net of taxes	—	—	21
Cumulative effect of accounting change, net of taxes	—	—	(79)

NET INCOME	$3,428	$3,540	$2,256

EARNINGS PER SHARE (See Note 14)
Financial Services Businesses
Basic:
Income from continuing operations before extraordinary gain on acquisition and cumulative effect of accounting change per share of Common Stock	$6.49	$6.59	$3.63
Income (loss) from discontinued operations	0.14	(0.14)	(0.14)
Extraordinary gain on acquisition, net of taxes	—	—	0.04
Cumulative effect of accounting change, net of taxes	—	—	(0.15)

Net income per share of Common Stock	$6.63	$6.45	$3.38

Diluted:
Income from continuing operations before extraordinary gain on acquisition and cumulative effect of accounting change per share of Common Stock	$6.36	$6.48	$3.56
Income (loss) from discontinued operations	0.14	(0.14)	(0.14)
Extraordinary gain on acquisition, net of taxes	—	—	0.04
Cumulative effect of accounting change, net of taxes	—	—	(0.15)

Net income per share of Common Stock	$6.50	$6.34	$3.31

Dividends declared per share of Common Stock	$0.95	$0.78	$0.625

Closed Block Business
Net income per share of Class B Stock—basic and diluted	$108.00	$119.50	$249.00

Dividends declared per share of Class B Stock	$9.625	$9.625	$9.625

See Notes to Consolidated Financial Statements

PRUDENTIAL FINANCIAL, INC.

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2006, 2005 and 2004 (in millions)

	Common Stock	Class B Stock	Additional Paid-in Capital	Retained Earnings	Common Stock Held in Treasury	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance, December 31, 2003	$6	$—	$19,563	$960	$(1,683)	$2,446	$21,292
Common Stock issued	—	—	690	—	—	—	690
Common Stock acquired	—	—	—	—	(1,499)	—	(1,499)
Stock-based compensation programs	—	—	95	(14)	130	—	211
Dividends declared on Common Stock	—	—	—	(332)	—	—	(332)
Dividends declared on Class B Stock	—	—	—	(19)	—	—	(19)
Comprehensive income:
Net income	—	—	—	2,256	—	—	2,256
Other comprehensive loss, net of tax	—	—	—	—	—	(255)	(255)

Total comprehensive income							2,001

Balance, December 31, 2004	6	—	20,348	2,851	(3,052)	2,191	22,344
Common Stock acquired	—	—	—	—	(2,090)	—	(2,090)
Stock-based compensation programs	—	—	153	(32)	217	—	338
Dividends declared on Common Stock	—	—	—	(393)	—	—	(393)
Dividends declared on Class B Stock	—	—	—	(19)	—	—	(19)
Comprehensive income:
Net income	—	—	—	3,540	—	—	3,540
Other comprehensive loss, net of tax	—	—	—	—	—	(957)	(957)

Total comprehensive income							2,583

Balance, December 31, 2005	6	—	20,501	5,947	(4,925)	1,234	22,763
Common Stock acquired	—	—	—	—	(2,500)	—	(2,500)
Stock-based compensation programs	—	—	165	(59)	282	—	388
Dividends declared on Common Stock	—	—	—	(453)	—	—	(453)
Dividends declared on Class B Stock	—	—	—	(19)	—	—	(19)
Impact of adoption of Statement of Financial Accounting Standards (“SFAS”) No. 158, net of tax	—	—	—	—	—	(556)	(556)
Comprehensive income:
Net income	—	—	—	3,428	—	—	3,428
Other comprehensive loss, net of tax	—	—	—	—	—	(159)	(159)

Total comprehensive income	—	—	—	—	—	—	3,269

Balance, December 31, 2006	$6	$—	$20,666	$8,844	$(7,143)	$519	$22,892

See Notes to Consolidated Financial Statements

PRUDENTIAL FINANCIAL, INC.

Consolidated Statements of Cash Flows

Years Ended December 31, 2006, 2005 and 2004 (in millions)

	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,428	$3,540	$2,256
Adjustments to reconcile net income to net cash provided by operating activities:
Realized investment gains, net	(774)	(1,378)	(778)
Policy charges and fee income	(726)	(852)	(822)
Interest credited to policyholders’ account balances	2,917	2,699	2,359
Depreciation and amortization, including premiums and discounts	350	501	537
Change in:
Deferred policy acquisition costs	(1,294)	(792)	(665)
Future policy benefits and other insurance liabilities	2,782	3,140	2,285
Trading account assets supporting insurance liabilities and other trading account assets	(1,245)	(931)	(1,794)
Income taxes	593	(575)	470
Securities sold but not yet purchased	(94)	(204)	485
Other, net	(1,562)	(1,116)	244

Cash flows from operating activities	4,375	4,032	4,577

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from the sale/maturity/prepayment of:
Fixed maturities, available for sale	94,653	84,465	70,101
Fixed maturities, held to maturity	317	462	610
Equity securities, available for sale	3,785	3,108	2,334
Commercial loans	4,524	5,734	5,663
Policy loans	1,188	1,212	1,310
Other long-term investments	1,731	1,239	1,530
Short-term investments	11,782	13,022	22,154
Payments for the purchase/origination of:
Fixed maturities, available for sale	(102,815)	(96,578)	(80,766)
Fixed maturities, held to maturity	(542)	(1,278)	(211)
Equity securities, available for sale	(4,032)	(3,645)	(2,628)
Commercial loans	(5,793)	(4,850)	(4,263)
Policy loans	(1,354)	(1,026)	(1,004)
Other long-term investments	(1,393)	(791)	(1,081)
Short-term investments	(12,721)	(12,778)	(18,789)
Acquisitions, net of cash acquired.	724	—	(1,082)
Other, net	(201)	431	(76)

Cash flows used in investing activities	(10,147)	(11,273)	(6,198)

CASH FLOWS FROM FINANCING ACTIVITIES
Policyholders’ account deposits	23,331	20,550	14,633
Policyholders’ account withdrawals	(22,377)	(20,927)	(14,584)
Net change in securities sold under agreements to repurchase and cash collateral for loaned securities	2,478	2,137	2,064
Proceeds from issuance of Common Stock	—	—	690
Cash dividends paid on Common Stock	(421)	(375)	(322)
Cash dividends paid on Class B Stock	(19)	(19)	(19)
Net change in financing arrangements (maturities 90 days or less)	(1,145)	4,821	(419)
Common Stock acquired	(2,512)	(2,095)	(1,493)
Common Stock reissued for exercise of stock options	166	169	107
Proceeds from the issuance of debt (maturities longer than 90 days)	8,241	4,381	4,212
Repayments of debt (maturities longer than 90 days)	(2,126)	(1,496)	(2,652)
Cash payments to or in respect of eligible policyholders	(108)	(292)	(327)
Excess tax benefits from share-based payment arrangements	92	—	—
Other, net	922	294	(77)

Cash flows from financing activities	6,522	7,148	1,813

Effect of foreign exchange rate changes on cash balances	40	(180)	(69)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	790	(273)	123
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	7,799	8,072	7,949

CASH AND CASH EQUIVALENTS, END OF YEAR	$8,589	$7,799	$8,072

SUPPLEMENTAL CASH FLOW INFORMATION
Income taxes paid (received)	$(384)	$509	$(24)

Interest paid	$1,230	$794	$494

See Notes to Consolidated Financial Statements

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

1.    BUSINESS

Prudential Financial, Inc. (“Prudential Financial”) and its subsidiaries (collectively, “Prudential” or the “Company”) provide a wide range of insurance, investment management, and other financial products and services to both individual and institutional customers throughout the United States and in many other countries. Principal products and services provided include life insurance, annuities, mutual funds, pension and retirement-related services and administration, and asset management. In addition, the Company provides retail securities brokerage services indirectly through a minority ownership in a joint venture. The Company has organized its principal operations into the Financial Services Businesses and the Closed Block Business. The Financial Services Businesses operate through three operating divisions: Insurance, Investment, and International Insurance and Investments. The Company’s real estate and relocation services business as well as businesses that are not sufficiently material to warrant separate disclosure and businesses to be divested are included in Corporate and Other operations within the Financial Services Businesses. The Closed Block Business, which includes the Closed Block (see Note 10), is managed separately from the Financial Services Businesses. The Closed Block Business was established on the date of demutualization and includes the Company’s in force participating insurance and annuity products and assets that are used for the payment of benefits and policyholders’ dividends on these products, as well as other assets and equity that support these products and related liabilities. In connection with the demutualization, the Company has ceased offering these participating products.

Demutualization

On December 18, 2001 (the “date of demutualization”), The Prudential Insurance Company of America (“Prudential Insurance”) converted from a mutual life insurance company to a stock life insurance company and became an indirect, wholly owned subsidiary of Prudential Financial. At the time of demutualization Prudential Financial issued two classes of common stock, both of which remain outstanding. The Common Stock, which is publicly traded, reflects the performance of the Financial Services Businesses, and the Class B Stock, which was issued through a private placement, reflects the performance of the Closed Block Business.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Consolidated Financial Statements include the accounts of Prudential Financial, entities over which the Company exercises control, including majority-owned subsidiaries and minority-owned entities such as limited partnerships in which the Company is the general partner, and variable interest entities in which the Company is considered the primary beneficiary. The Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Intercompany balances and transactions have been eliminated.

The Company’s Gibraltar Life Insurance Company, Ltd. (“Gibraltar Life”) operations use a November 30 fiscal year end for purposes of inclusion in the Company’s Consolidated Financial Statements. Therefore the Consolidated Financial Statements as of December 31, 2006, and 2005, include Gibraltar Life’s assets and liabilities as of November 30, 2006 and 2005, respectively, and for the years ended December 31, 2006, 2005 and 2004, include Gibraltar Life’s results of operations for the twelve months ended November 30, 2006, 2005 and 2004, respectively.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The most significant estimates include those used in determining deferred policy acquisition costs, goodwill, valuation of business acquired, valuation of investments including derivatives, future policy benefits including guarantees, pension and other postretirement benefits, provision for income taxes, reserves for contingent liabilities and reserves for losses in connection with unresolved legal matters.

Share-Based Payments

The Company adopted SFAS No. 123(R), “Share-Based Payment” on January 1, 2006, using the modified prospective application transition method prescribed by this standard. This standard requires that the cost resulting from all share-based payments be recognized in the financial statements and requires all entities to apply the fair value based measurement method in accounting for share-based payment transactions with employees except for equity instruments held by employee share ownership plans. As described more fully below, the Company had previously adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended, prospectively for all new stock options granted to employees on or after January 1, 2003. Upon adoption of SFAS No. 123(R), there were no unvested stock options issued prior to January 1, 2003, and, therefore, the adoption of SFAS No. 123(R) had no impact to the Company’s consolidated financial condition or results of operations with respect to the unvested employee options. For a discussion of the prospective recognition of compensation cost under the non-substantive vesting period approach, see “Share-Based Compensation Awards with Non-substantive Vesting Conditions” below.

Excess Tax Benefits

Upon adoption of SFAS No. 123(R), the Company was required to determine the portion of additional paid- in capital that was generated from the realization of excess tax benefits prior to the adoption of SFAS No. 123(R) available to offset deferred tax assets that may need to be written off in future periods had the Company adopted the fair value recognition provisions of SFAS No. 123 beginning in 2001. The Company has elected to calculate this “pool” of additional paid-in capital using the short-cut method as permitted by FASB Staff Position (“FSP”) FAS123(R)-3, “Transition Election to Accounting for the Tax Effects of Share-Based Payment Awards.” Under the short cut method, this “pool” of additional paid-in capital was calculated as the sum of all net increases of additional paid-in capital recognized in the Company’s financial statements related to tax benefits from share-based payment transactions subsequent to the adoption of SFAS No. 123 but prior to the adoption of SFAS No. 123(R) less the cumulative incremental pre-tax compensation costs that would have been recognized if SFAS No. 123 had been used to account for share-based payment transactions, tax effected at the statutory tax rate as of the adoption of SFAS No. 123(R). Subsequent to the date of adoption, the Company’s policy is to account for this additional paid-in capital as a single “pool” available to all share-based compensation awards.

In accordance with SFAS No. 123(R), the Company does not recognize excess tax benefits in additional paid-in capital until the benefits result in a reduction in taxes payable. The Company has elected the “tax-law ordering methodology” and has adopted a convention that considers excess tax benefits to be the last portion of a net operating loss carryforward to be utilized.

Share-Based Compensation Awards with Non-substantive Vesting Conditions

The Company issues employee share-based compensation awards, under a plan authorized by the Board of Directors, that are subject to specific vesting conditions; generally the awards vest ratably over a three-year period, “the nominal vesting period,” or at the date the employee retires (as defined by the plan), if earlier. For awards granted prior to January 1, 2006 that specify an employee vests in the award upon retirement, the Company accounts for those awards using the nominal vesting period approach. Under this approach, the Company records compensation expense over the nominal vesting period. If the employee retires before the end of the nominal vesting period, any remaining unrecognized compensation cost is recognized at the date of retirement.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Upon the adoption of SFAS No. 123(R), the Company revised its approach to the recognition of compensation costs for awards granted to retirement-eligible employees and awards that vest when an employee becomes retirement-eligible to apply the non-substantive vesting period approach to all new share-based compensation awards granted after January 1, 2006. Under this approach, all compensation cost is recognized on the date of grant for awards issued to retirement-eligible employees, or over the period from the grant date to the date retirement eligibility is achieved, if that is expected to occur during the nominal vesting period.

If the Company had accounted for all share-based compensation awards granted after January 1, 2003 under the non-substantive vesting period approach, net income of the Financial Services Businesses for the year ended December 31, 2006 would have been increased by $12 million, or $0.02 per share of Common Stock, on both a basic and diluted basis. Net income of the Financial Services Businesses for the years ended December 31, 2005 and 2004 would have been decreased by $10 million and $4 million, or $0.02 and $0.01 per share of Common Stock, respectively, on both a basic and diluted basis.

Previous Adoption of Fair Value Recognition Provisions

As noted above, effective January 1, 2003, the Company changed its accounting for employee stock options to adopt the fair value recognition provisions of SFAS No. 123, as amended, prospectively for all new stock options granted to employees on or after January 1, 2003. Prior to January 1, 2003, the Company accounted for employee stock options using the intrinsic value method of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Under this method, the Company did not recognize any stock-based compensation expense for employee stock options as all options granted had an exercise price equal to the market value of the underlying Common Stock on the date of grant. If the Company had accounted for all employee stock options granted prior to January 1, 2003 under the fair value-based measurement method of SFAS No. 123, net income and earnings per share for the year ended December 31, 2006 would have been unchanged, since, as of January 1, 2006, there were no unvested employee stock options issued prior to January 1, 2003. Net income and earnings per share for the years ended December 31, 2005 and 2004, would have been as follows:

	Year Ended December 31, 2005		Year Ended December 31, 2004
	Financial Services Businesses	Closed Block Business	Financial Services Businesses	Closed Block Business
	(in millions, except per share amounts)
Net income, as reported	$3,219	$321	$1,674	$582
Add: Total employee stock option compensation expense included in reported net income, net of taxes	28	1	19	—
Deduct: Total employee stock option compensation expense determined under the fair value based method for all awards, net of taxes	38	1	45	1

Pro forma net income	$3,209	$321	$1,648	$581

Earnings per share:
Basic—as reported	$6.45	$119.50	$3.38	$249.00

Basic—pro forma	$6.43	$119.50	$3.33	$249.00

Diluted—as reported	$6.34	$119.50	$3.31	$249.00

Diluted—pro forma	$6.32	$119.50	$3.26	$249.00

The fair value of each option issued prior to January 1, 2003 for purposes of the pro forma information presented above was estimated on the date of grant using a Black-Scholes option-pricing model. For options issued on or after January 1, 2003, the fair value of each option was estimated on the date of grant using a binomial option-pricing model.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company accounts for non-employee stock options using the fair value method in accordance with Emerging Issues Task Force (“EITF”) Issue No. 96-18 “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and related interpretations in accounting for its non-employee stock options.

Earnings Per Share

As discussed in Note 1, the Company has outstanding two separate classes of common stock. Basic earnings per share is computed by dividing available income attributable to each of the two groups of common shareholders by the respective weighted average number of common shares outstanding for the period. Diluted earnings per share includes the effect of all dilutive potential common shares that were outstanding during the period.

As discussed under “Excess Tax Benefits” above, the Company adopted SFAS No. 123(R) using the modified prospective application transition method and has elected to calculate the “pool” of excess tax benefits in additional paid-in capital using the short-cut method. The Company has further elected to reflect in assumed proceeds, under the application of the treasury stock method, the entire amount of excess tax benefits that would be recognized in additional paid-in capital upon exercise or release of the award.

Investments

Fixed maturities are comprised of bonds, notes and redeemable preferred stock. Fixed maturities classified as “available for sale” are carried at fair value. Fixed maturities that the Company has both the positive intent and ability to hold to maturity are carried at amortized cost and classified as “held to maturity.” The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Interest income, as well as the related amortization of premium and accretion of discount is included in “Net investment income.” The amortized cost of fixed maturities is written down to fair value when a decline in value is considered to be other than temporary. See the discussion below on realized investment gains and losses for a description of the accounting for impairments. Unrealized gains and losses on fixed maturities classified as “available for sale,” net of tax and the effect on deferred policy acquisition costs, valuation of business acquired, future policy benefits and policyholders’ dividends that would result from the realization of unrealized gains and losses, are included in “Accumulated other comprehensive income (loss).”

“Trading account assets supporting insurance liabilities, at fair value” includes invested assets that support certain products included in the Retirement segment, as well as certain products included in the International Insurance segment, which are experience rated, meaning that the investment results associated with these products will ultimately accrue to contractholders. Realized and unrealized gains and losses for these investments are reported in “Asset management fees and other income.” Interest and dividend income from these investments is reported in “Net investment income.”

“Other trading account assets, at fair value” consist primarily of investments and certain derivatives used by the Company either in its capacity as a broker-dealer or for asset and liability management activities. These instruments are carried at fair value. Realized and unrealized gains and losses on other trading account assets are reported in “Asset management fees and other income.”

Equity securities are comprised of common stock and non-redeemable preferred stock and are carried at fair value. The associated unrealized gains and losses, net of tax and the effect on deferred policy acquisition costs, valuation of business acquired, future policy benefits and policyholders’ dividends that would result from the realization of unrealized gains and losses, are included in “Accumulated other comprehensive income (loss).” The cost of equity securities is written down to fair value when a decline in value is considered to be other than temporary. See the discussion below on realized investment gains and losses for a description of the accounting for impairments. Dividend income from these investments is reported in “Net investment income.”

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Commercial loans originated and held within the Company’s insurance operations are carried at unpaid principal balances, net of an allowance for losses. Commercial loans originated and held within the Company’s commercial mortgage operations for sale are reported at the lower of cost or fair market value, while other mortgage loan investments are carried at amortized cost, net of unamortized deferred loan origination fees and expenses. Commercial loans acquired are recorded at fair value when purchased, reflecting any premiums or discounts to unpaid principal balances. Interest income, as well as prepayment fees and the amortization of the related premiums or discounts, is included in “Net investment income.” The allowance for losses includes a loan specific reserve for non-performing loans and a portfolio reserve for probable incurred but not specifically identified losses. Non-performing loans include those loans for which it is probable that amounts due according to the contractual terms of the loan agreement will not all be collected. These loans are measured at the present value of expected future cash flows discounted at the loan’s effective interest rate, or at the fair value of the collateral if the loan is collateral dependent. Interest received on non-performing loans, including loans that were previously modified in a troubled debt restructuring, is either applied against the principal or reported as net investment income, based on the Company’s assessment as to the collectibility of the principal. The Company discontinues accruing interest on non-performing loans after the loans are 90 days delinquent as to principal or interest, or earlier when the Company has doubts about collectibility. When a loan is deemed non-performing, any accrued but uncollectible interest is charged to interest income in the period the loan is deemed non-performing. Generally, a loan is restored to accrual status only after all delinquent interest and principal are brought current and, in the case of loans where the payment of interest has been interrupted for a substantial period, a regular payment performance has been established. The portfolio reserve for incurred but not specifically identified losses considers the Company’s past loan loss experience, the current credit composition of the portfolio, historical credit migration, property type diversification, default and loss severity statistics and other relevant factors. The gains and losses from the sale of loans, which are recognized when the Company relinquishes control over the loans, as well as changes in the allowance for loan losses, are reported in “Realized investment gains (losses), net.”

Policy loans are carried at unpaid principal balances.

Securities repurchase and resale agreements and securities loaned transactions are used to earn spread income, to borrow funds, or to facilitate trading activity. Securities repurchase and resale agreements are generally short-term in nature, and therefore, the carrying amounts of these instruments approximate fair value. Securities repurchase and resale agreements are collateralized by cash, U.S. government and government agency securities. Securities loaned are collateralized principally by cash and U.S. government securities. For securities repurchase agreements and securities loaned transactions used to earn spread income, the cash received is typically invested in cash equivalents, short-term investments or fixed maturities.

Securities repurchase and resale agreements that satisfy certain criteria are treated as collateralized financing arrangements. These agreements are carried at the amounts at which the securities will be subsequently resold or reacquired, as specified in the respective agreements. For securities purchased under agreements to resell, the Company’s policy is to take possession or control of the securities and to value the securities daily. Securities to be resold are the same, or substantially the same, as the securities received. For securities sold under agreements to repurchase, the market value of the securities to be repurchased is monitored, and additional collateral is obtained where appropriate, to protect against credit exposure. Securities to be repurchased are the same, or substantially the same, as those sold. Income and expenses related to these transactions executed within the insurance companies and broker-dealer subsidiaries used to earn spread income are reported as “Net investment income;” however, for transactions used to borrow funds, the associated borrowing cost is reported as interest expense (included in “General and administrative expenses”). Income and expenses related to these transactions executed within the Company’s commercial mortgage and derivative dealer operations are reported in “Asset management fees and other income.”

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Securities loaned transactions are treated as financing arrangements and are recorded at the amount of cash received. The Company obtains collateral in an amount equal to 102% and 105% of the fair value of the domestic and foreign securities, respectively. The Company monitors the market value of the securities loaned on a daily basis with additional collateral obtained as necessary. Substantially all of the Company’s securities loaned transactions are with large brokerage firms. Income and expenses associated with securities loaned transactions used to earn spread income are reported as “Net investment income;” however, for securities loaned transactions used for funding purposes the associated rebate is reported as interest expense (included in “General and administrative expenses”).

Other long-term investments consist of the Company’s investments in joint ventures and limited partnerships, other than operating joint ventures, in which the Company does not exercise control, investment real estate, and other investments. Joint venture and partnership interests are generally accounted for using the equity method of accounting, except in instances in which the Company’s interest is so minor that it exercises virtually no influence over operating and financial policies. In such instances, the Company applies the cost method of accounting. The Company’s net income from investments in joint ventures and partnerships, other than the Company’s investment in operating joint ventures, is included in “Net investment income.”

Real estate which the Company has the intent to hold for the production of income is carried at depreciated cost less any writedowns to fair value for impairment losses and is reviewed for impairment whenever events or circumstances indicate that the carrying value may not be recoverable. Real estate held for disposal is carried at the lower of depreciated cost or fair value less estimated selling costs and is not further depreciated once classified as such. An impairment loss is recognized when the carrying value of the investment real estate exceeds the estimated undiscounted future cash flows (excluding interest charges) from the investment. At that time, the carrying value of the investment real estate is written down to fair value. Decreases in the carrying value of investment real estate held for the production of income and impairments are recorded in “Realized investment gains (losses), net.” Depreciation on real estate held for the production of income is computed using the straight-line method over the estimated lives of the properties, and is included in “Net investment income.” In the period a real estate investment is deemed held for disposal and meets all of the discontinued operation criteria, the Company reports all related net investment income and any resulting investment gains and losses as discontinued operations for all periods presented.

Short-term investments consist of highly liquid debt instruments with a maturity of greater than three months and less than twelve months when purchased, other than those debt instruments meeting this definition that are included in “Trading account assets supporting insurance liabilities, at fair value.” These investments are carried at amortized cost which, because of their short term, approximates fair value.

Realized investment gains (losses) are computed using the specific identification method with the exception of some of our International portfolios, where the average cost method is used. Adjustments to the costs of fixed maturities and equity securities for other than temporary impairments are included in “Realized investment gains (losses), net.” In evaluating whether a decline in value is other than temporary, the Company considers several factors including, but not limited to the following: (1) the extent (generally if greater than 20%) and the duration (generally if greater than six months) of the decline; (2) the reasons for the decline in value (credit event, currency or interest rate); (3) the Company’s ability and intent to hold the investment for a period of time to allow for a recovery of value; and (4) the financial condition of and near-term prospects of the issuer. Realized investment gains and losses are generated from numerous sources, including the sale of fixed maturity securities, equity securities, investments in joint ventures and limited partnerships and other types of investments, as well as adjustments to the cost basis of investments for other than temporary impairments. Realized investment gains and losses are also generated from prepayment premiums received on private fixed maturity securities, recoveries of principal on previously impaired securities, provisions for losses on commercial loans, fair value changes on commercial mortgage operations’ loans, gains on commercial loans in connection with securitization

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

transactions, fair value changes on embedded derivatives and derivatives that do not qualify for hedge accounting treatment, except those derivatives used in the Company’s capacity as a broker or dealer.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, amounts due from banks, money market instruments and other debt instruments with maturities of three months or less when purchased, other than cash equivalents that are included in “Trading account assets supporting insurance liabilities, at fair value.”

Reinsurance Recoverables and Payables

Reinsurance recoverables and payables primarily include receivables and corresponding payables associated with the modified coinsurance arrangements used to effect the Company’s acquisition of the retirement businesses of CIGNA. The reinsurance recoverables and the reinsurance payables associated with this acquisition are each $1.3 billion and $2.9 billion at December 31, 2006 and 2005, respectively. See Note 3 for additional information about these arrangements. The remaining amounts relate to other reinsurance arrangements entered into by the Company.

Deferred Policy Acquisition Costs

The costs that vary with and that are related primarily to the production of new insurance and annuity business are deferred to the extent such costs are deemed recoverable from future profits. Such costs include commissions, costs of policy issuance and underwriting, and variable field office expenses. Deferred policy acquisition costs (“DAC”) are subject to recoverability testing at the end of each accounting period. DAC, for applicable products, is adjusted for the impact of unrealized gains or losses on investments as if these gains or losses had been realized, with corresponding credits or charges included in “Accumulated other comprehensive income (loss).”

For traditional participating life insurance included in the Closed Block, DAC is amortized over the expected life of the contracts (up to 45 years) in proportion to gross margins based on historical and anticipated future experience, which is evaluated regularly. The average rate per annum of assumed future investment yield used in estimating expected gross margins was 7.89% at December 31, 2006 and gradually increases to 8.06% for periods after December 31, 2031. The effect of changes in estimated gross margins on unamortized deferred acquisition costs is reflected in “General and administrative expenses” in the period such estimated gross margins are revised. Policy acquisition costs related to interest-sensitive and variable life products and fixed and variable annuity products are deferred and amortized over the expected life of the contracts (periods ranging from 7 to 99 years) in proportion to gross profits arising principally from investment results, mortality and expense margins, and surrender charges based on historical and anticipated future experience, which is updated periodically. The effect of changes to estimated gross profits on unamortized deferred acquisition costs is reflected in “General and administrative expenses” in the period such estimated gross profits are revised. DAC related to non-participating traditional individual life insurance is amortized in proportion to gross premiums.

The Company has offered programs under which policyholders, for a selected product or group of products, can exchange an existing policy or contract issued by the Company for another form of policy or contract. These transactions are known as internal replacements. If policyholders surrender traditional life insurance policies in exchange for life insurance policies that do not have fixed and guaranteed terms, the Company immediately charges to expense an estimate of the remaining unamortized DAC on the surrendered policies. For other internal replacement transactions, the unamortized DAC on the surrendered policies is immediately charged to expense if the terms of the new policies are not substantially similar to those of the former policies. If the new policies have terms that are substantially similar to those of the earlier policies, the DAC is retained with respect to the new

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

policies and amortized over the expected life of the new policies. The Company expects to adopt Statement of Position (“SOP”) 05-1 “Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts” on January 1, 2007. See “New Accounting Pronouncements.”

For group annuity defined contribution contracts and group corporate- and trust-owned life insurance contracts, acquisition expenses are deferred and amortized over the expected life of the contracts in proportion to gross profits. For group and individual long-term care contracts, acquisition expenses are deferred and amortized in proportion to gross premiums. For single premium immediate annuities with life contingencies, and single premium group annuities and single premium structured settlements with life contingencies, all acquisition costs are charged to expense immediately because generally all premiums are received at the inception of the contract. For funding agreement notes contracts, single premium structured settlement contracts without life contingencies, and single premium immediate annuities without life contingencies, acquisition expenses are deferred and amortized over the expected life of the contracts using the interest method or a method that approximates the interest method. For other group life and disability insurance contracts and guaranteed investment contracts, acquisition costs are expensed as incurred.

Separate Account Assets and Liabilities

Separate account assets and liabilities are reported at fair value and represent segregated funds that are invested for certain policyholders, pension funds and other customers. The assets consist of equity securities, fixed maturities, real estate related investments, real estate mortgage loans, short-term investments and derivative instruments. The assets of each account are legally segregated and are generally not subject to claims that arise out of any other business of the Company. Investment risks associated with market value changes are borne by the customers, except to the extent of minimum guarantees made by the Company with respect to certain accounts. See Note 9 for additional information regarding separate account arrangements with contractual guarantees. The investment income and realized investment gains or losses from separate account assets accrue to the policyholders and are not included in the Consolidated Statements of Operations. Mortality, policy administration and surrender charges assessed against the accounts are included in “Policy charges and fee income.” Asset management fees charged to the accounts are included in “Asset management fees and other income.”

Other Assets and Other Liabilities

Other assets consist primarily of prepaid benefit costs, certain restricted assets, broker-dealer related receivables, trade receivables, valuation of business acquired (described below), goodwill and other intangible assets, the Company’s investment in operating joint ventures, which includes the Company’s investment in Wachovia Securities Financial Holdings, LLC (“Wachovia Securities”), property and equipment, receivables resulting from sales of securities that had not yet settled at the balance sheet date, and relocation real estate assets and receivables. Property and equipment are carried at cost less accumulated depreciation. Depreciation is determined using the straight-line method over the estimated useful lives of the related assets, which generally range from 3 to 40 years. Other liabilities consist primarily of trade payables, broker-dealer related payables, employee benefit liabilities and payables resulting from purchases of securities that had not yet settled at the balance sheet date.

As a result of certain acquisitions and the application of purchase accounting, the Company reports a financial asset representing the valuation of business acquired (“VOBA”). VOBA represents the present value of future profits embedded in the acquired business. The Company has established a VOBA asset primarily for its acquired traditional life, deferred annuity, defined contribution and defined benefit businesses. VOBA is determined by estimating the net present value of future cash flows from the contracts in force at the date of acquisition. For acquired traditional insurance contracts, future positive cash flows generally include net

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

valuation premiums while future negative cash flows include policyholders’ benefits and certain maintenance expenses. For acquired annuity contracts, future positive cash flows generally include fees and other charges assessed to the contracts as long as they remain in force as well as fees collected upon surrender, if applicable, while future negative cash flows include costs to administer contracts and benefit payments. In addition, future cash flows with respect to acquired annuity business include the impact of future cash flows expected from the guaranteed minimum death and living benefit provisions. For acquired defined contribution and defined benefits businesses, contract balances are projected using assumptions for add-on deposits, participant withdrawals, contract surrenders, and investment returns. Gross profits are then determined based on investment spreads and the excess of fees and other charges over the costs to administer the contracts. VOBA is further explicitly adjusted to reflect the cost associated with the capital invested in the business. The Company amortizes VOBA over the effective life of the acquired contracts in “General and administrative expenses.” For acquired traditional insurance contracts, VOBA is amortized in proportion to gross premiums or in proportion to the face amount of insurance in force, as applicable. For acquired annuity contracts, VOBA is amortized in proportion to gross profits arising from the contracts and anticipated future experience, which is evaluated regularly. For acquired defined contribution and defined benefit businesses, the majority of VOBA is amortized in proportion to gross profits arising principally from fees in excess of actual expense based upon historical and estimated future experience, which is updated periodically. The remainder of this VOBA is amortized based on gross revenues, fees, or the change in policyholders’ account balances, as applicable. The effect of changes in gross profits on unamortized VOBA is reflected in the period such estimates of expected future profits are revised.

Future Policy Benefits

The Company’s liability for future policy benefits is primarily comprised of the present value of estimated future payments to or on behalf of policyholders, where the timing and amount of payment depends on policyholder mortality or morbidity, less the present value of future net premiums. For individual traditional participating life insurance products, the mortality and interest rate assumptions applied are those used to calculate the policies’ guaranteed cash surrender values. For life insurance, other than individual traditional participating life insurance, and annuity products, expected mortality is generally based on the Company’s historical experience or standard industry tables including a provision for the risk of adverse deviation. Interest rate assumptions are based on factors such as market conditions and expected investment returns. Although mortality and interest rate assumptions are “locked-in” upon the issuance of new insurance or annuity business with fixed and guaranteed terms, significant changes in experience or assumptions may require the Company to provide for expected future losses on a product by establishing premium deficiency reserves. Premium deficiency reserves, if required, are determined based on assumptions at the time the premium deficiency reserve is established and do not include a provision for the risk of adverse deviation.

The Company’s liability for future policy benefits also includes a liability for unpaid claims and claim adjustment expenses. The Company does not establish loss reserves until a loss has occurred. However, unpaid claims and claim adjustment expenses includes estimates of claims that the Company believes have been incurred but have not yet been reported as of the balance sheet date. The Company’s liability for future policy benefits also includes liabilities for guarantee benefits related to certain nontraditional long-duration life and annuity contracts, which are discussed more fully in Note 9, and unearned revenues.

Policyholders’ Account Balances

The Company’s liability for policyholders’ account balances represents the contract value that has accrued to the benefit of the policyholder as of the balance sheet date. This liability is generally equal to the accumulated account deposits, plus interest credited, less policyholder withdrawals and other charges assessed against the account balance. These policyholders’ account balances also include provision for benefits under non-life contingent payout annuities.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Policyholders’ Dividends

The Company’s liability for policyholders’ dividends includes its dividends payable to policyholders and its policyholder dividend obligation associated with the participating policies included in the Closed Block that was established in connection with the Company’s demutualization. The dividends payable for participating policies included in the Closed Block are determined at the end of each year for the following year by the Board of Directors of Prudential Insurance based on its statutory results, capital position, ratings, and the emerging experience of the Closed Block. The policyholder dividend obligation represents net unrealized investment gains that have arisen subsequent to the establishment of the Closed Block and the excess of actual cumulative earnings over the expected cumulative earnings, to be paid to Closed Block policyholders unless otherwise offset by future experience. The dividends payable for policies other than the participating policies included in the Closed Block include extraordinary dividends to certain policyholders of Gibraltar Life, a Japanese insurance company acquired in April 2001, and dividends payable in accordance with certain group insurance policies. The extraordinary dividends payable to the policyholders of Gibraltar Life are based on 70% of net realized investment gains, if any, over the value of certain real estate and loans included in Gibraltar Life’s reorganization plan, net of transaction costs and taxes. As of December 31, 2006 and 2005, this dividend liability was $324 million and $463 million, respectively.

Contingent Liabilities

Amounts related to contingent liabilities are accrued if it is probable that a liability has been incurred and an amount is reasonably estimable. Management evaluates whether there are incremental legal or other costs directly associated with the ultimate resolution of the matter that are reasonably estimable and, if so, they are included in the accrual.

Insurance Revenue and Expense Recognition

Premiums from individual life and health insurance products, other than interest-sensitive life contracts, are recognized when due. When premiums are due over a significantly shorter period than the period over which benefits are provided, any gross premium in excess of the net premium (i.e., the portion of the gross premium required to provide for all expected future benefits and expenses) is deferred and recognized into revenue in a constant relationship to insurance in force. Benefits are recorded as an expense when they are incurred. A liability for future policy benefits is recorded when premiums are recognized using the net level premium method.

Premiums from non-participating group annuities with life contingencies, single premium structured settlements with life contingencies and single premium immediate annuities with life contingencies are recognized when due. When premiums are due over a significantly shorter period than the period over which benefits are provided, any gross premium in excess of the net premium is deferred and recognized into revenue in a constant relationship to the amount of expected future benefit payments. A liability for future policy benefits is recorded when premiums are recognized using the net level premium method. Benefits are recorded as an expense when they are incurred.

Certain individual annuity contracts provide the holder a guarantee that the benefit received upon death or annuitization will be no less than a minimum prescribed amount. These benefits are accounted for as insurance contracts and are discussed in further detail in Note 9. The Company also provides contracts with certain living benefits which are considered embedded derivatives. These contracts are discussed in further detail in Note 9.

Amounts received as payment for interest-sensitive group and individual life contracts, deferred fixed annuities, structured settlements and other contracts without life contingencies, and participating group annuities are reported as deposits to “Policyholders’ account balances.” Revenues from these contracts are reflected in

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

“Policy charges and fee income” consisting primarily of fees assessed during the period against the policyholders’ account balances for mortality charges, policy administration charges and surrender charges. In addition to fees, the Company earns investment income from the investment of policyholders’ deposits in the Company’s general account portfolio. Fees assessed that represent compensation to the Company for services to be provided in future periods and certain other fees are deferred and amortized into revenue over the life of the related contracts in proportion to gross profits. Benefits and expenses for these products include claims in excess of related account balances, expenses of contract administration, interest credited to policyholders’ account balances and amortization of DAC.

For group life, other than interest-sensitive group life contracts, and disability insurance, premiums are recognized over the period to which the premiums relate in proportion to the amount of insurance protection provided. Claim and claim adjustment expenses are recognized when incurred.

Premiums, benefits and expenses are stated net of reinsurance ceded to other companies, except for amounts associated with certain modified coinsurance contracts which are reflected in the Company’s financial statements based on the application of the deposit method of accounting. Estimated reinsurance recoverables and the cost of reinsurance are recognized over the life of the reinsured policies using assumptions consistent with those used to account for the underlying policies.

Foreign Currency Translation Adjustments

Assets and liabilities of foreign operations and subsidiaries reported in currencies other than U.S. dollars are translated at the exchange rate in effect at the end of the period. Revenues, benefits and other expenses are translated at the average rate prevailing during the period. The effects of translating the statements of financial position of non-U.S. entities with functional currencies other than the U.S. dollar are included, net of related hedge gains and losses and income taxes, in “Accumulated other comprehensive income (loss).”

Asset Management Fees and Other Income

Asset management fees and other income principally include asset management fees and securities and commodities commission revenues, which are recognized in the period in which the services are performed. Realized and unrealized gains from investments classified as “trading” such as “Trading account assets supporting insurance liabilities” and “Other trading account assets” are also included in “Asset management fees and other income.” In certain asset management fee arrangements, the Company is entitled to receive performance based incentive fees when the return on assets under management exceeds certain benchmark returns or other performance targets. Performance based incentive fee revenue is accrued quarterly based on measuring fund performance to date versus the performance benchmark stated in the investment management agreement.

Derivative Financial Instruments

Derivatives are financial instruments whose values are derived from interest rates, foreign exchange rates, financial indices or the values of securities or commodities. Derivative financial instruments generally used by the Company include swaps, futures, forwards and options and may be exchange-traded or contracted in the over-the-counter market. Derivative positions are carried at fair value, generally by obtaining quoted market prices or through the use of pricing models. Values can be affected by changes in interest rates, foreign exchange rates, financial indices, values of securities or commodities, credit spreads, market volatility, expected returns and liquidity. Values can also be affected by changes in estimates and assumptions, including those related to counterparty behavior, used in pricing models.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Derivatives are used in a non-dealer capacity in our insurance, investment and international businesses as well as our treasury operations to manage the characteristics of the Company’s asset/liability mix, manage the interest rate and currency characteristics of assets or liabilities and to mitigate the risk of a diminution, upon translation to U.S. dollars, of expected non-U.S. earnings and net investments in foreign operations resulting from unfavorable changes in currency exchange rates. Additionally, derivatives may be used to seek to reduce exposure to interest rate, foreign currency and equity risks associated with assets held or expected to be purchased or sold, and liabilities incurred or expected to be incurred.

Derivatives are also used in a derivative dealer or broker capacity in the Company’s securities operations to meet the needs of clients by structuring transactions that allow clients to manage their exposure to interest rates, foreign exchange rates, indices or prices of securities and commodities and similarly in a dealer or broker capacity through the operation of certain hedge portfolios. Realized and unrealized changes in fair value of derivatives used in these dealer related operations are included in “Asset management fees and other income” in the periods in which the changes occur. Cash flows from such derivatives are reported in the operating activities section of the Consolidated Statements of Cash Flows.

Derivatives are recorded either as assets, within “Other trading account assets,” or “Other long-term investments,” or as liabilities, within “Other liabilities,” in the Consolidated Statements of Financial Position, except for embedded derivatives which are recorded in the Consolidated Statements of Financial Position with the associated host contract. As discussed in detail below and in Note 19, all realized and unrealized changes in fair value of non-dealer related derivatives, with the exception of the effective portion of cash flow hedges and effective hedges of net investments in foreign operations, are recorded in current earnings. Cash flows from these derivatives are reported in the operating or investing activities section in the Consolidated Statements of Cash Flows.

For non-dealer related derivatives the Company designates derivatives as either (1) a hedge of the fair value of a recognized asset or liability or unrecognized firm commitment (“fair value” hedge); (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow” hedge); (3) a foreign-currency fair value or cash flow hedge (“foreign currency” hedge); (4) a hedge of a net investment in a foreign operation; or (5) a derivative that does not qualify for hedge accounting.

To qualify for hedge accounting treatment, a derivative must be highly effective in mitigating the designated risk of the hedged item. Effectiveness of the hedge is formally assessed at inception and throughout the life of the hedging relationship. Even if a derivative qualifies for hedge accounting treatment, there may be an element of ineffectiveness of the hedge. Under such circumstances, the ineffective portion is recorded in “Realized investment gains (losses), net.”

When consummated, the Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives designated as fair value, cash flow, or foreign currency, hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. Hedges of a net investment in a foreign operation are linked to the specific foreign operation.

When a derivative is designated as a fair value hedge and is determined to be highly effective, changes in its fair value, along with changes in the fair value of the hedged asset or liability (including losses or gains on firm commitments), are reported on a net basis in the income statement, generally in “Realized investment gains (losses), net.” When swaps are used in hedge accounting relationships, periodic settlements are recorded in the same income statement line as the related settlements of the hedged items.

When a derivative is designated as a cash flow hedge and is determined to be highly effective, changes in its fair value are recorded in “Accumulated other comprehensive income (loss)” until earnings are affected by the

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

variability of cash flows being hedged (e.g., when periodic settlements on a variable-rate asset or liability are recorded in earnings). At that time, the related portion of deferred gains or losses on the derivative instrument is reclassified and reported in the income statement line item associated with the hedged item.

When a derivative is designated as a foreign currency hedge and is determined to be highly effective, changes in its fair value are recorded in either current period earnings or “Accumulated other comprehensive income (loss),” depending on whether the hedge transaction is a fair value hedge (e.g., a hedge of a recognized foreign currency asset or liability) or a cash flow hedge (e.g., a foreign currency denominated forecasted transaction). When a derivative is used as a hedge of a net investment in a foreign operation, its change in fair value, to the extent effective as a hedge, is recorded in the cumulative translation adjustment account within “Accumulated other comprehensive income (loss).”

If a derivative does not qualify for hedge accounting, all changes in its fair value, including net receipts and payments, are included in “Realized investment gains (losses), net” without considering changes in the fair value of the economically associated assets or liabilities.

The Company is a party to financial instruments that may contain derivative instruments that are “embedded” in the financial instruments. At inception, the Company assesses whether the economic characteristics of the embedded derivative are clearly and closely related to the economic characteristics of the remaining component of the financial instrument (i.e., the host contract) and whether a separate instrument with the same terms as the embedded instrument would meet the definition of a derivative instrument. When it is determined that (1) the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract, and (2) a separate instrument with the same terms would qualify as a derivative instrument, the embedded derivative is separated from the host contract, carried at fair value, and changes in its fair value are included in “Realized investment gains (losses), net.”

If it is determined that a derivative no longer qualifies as an effective fair value or cash flow hedge or management removes the hedge designation, the derivative will continue to be carried on the balance sheet at its fair value, with changes in fair value recognized currently in “Realized investment gains (losses), net.” The asset or liability under a fair value hedge will no longer be adjusted for changes in fair value and the existing basis adjustment is amortized to the income statement line associated with the asset or liability. The component of “Accumulated other comprehensive income (loss)” related to discontinued cash flow hedges is amortized to the income statement line associated with the hedged cash flows consistent with the earnings impact of the original hedged cash flows.

When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, or because it is probable that the forecasted transaction will not occur by the end of the specified time period, the derivative will continue to be carried on the balance sheet at its fair value, with changes in fair value recognized currently in “Realized investment gains (losses), net.” Any asset or liability that was recorded pursuant to recognition of the firm commitment is removed from the balance sheet and recognized currently in “Realized investment gains (losses), net.” Gains and losses that were in “Accumulated other comprehensive income (loss)” pursuant to the hedge of a forecasted transaction are recognized immediately in “Realized investment gains (losses), net.”

Income Taxes

The Company and its eligible domestic subsidiaries file a consolidated federal income tax return that includes both life insurance companies and non-life insurance companies. Subsidiaries operating outside the U.S. are taxed, and income tax expense is recorded, based on applicable foreign statutes. See Note 17 for a discussion of certain non-U.S. jurisdictions for which the Company assumes repatriation of earnings to the U.S.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Deferred income taxes are recognized, based on enacted rates, when assets and liabilities have different values for financial statement and tax reporting purposes. A valuation allowance is recorded to reduce a deferred tax asset to the amount expected to be realized.

New Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” including an amendment of FASB Statement No. 115. This statement provides companies with an option to report selected financial assets and liabilities at fair value. This statement is effective for fiscal years beginning after November 15, 2007 with early adoption permitted. The Company is currently assessing the impact of SFAS No. 159 on its consolidated financial position and results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” an amendment of FASB Statements No. 87, 88, 106 and 132(R). This statement requires an employer on a prospective basis to recognize the overfunded or underfunded status of its defined benefit pension and postretirement plans as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through other comprehensive income. The Company adopted this requirement, along with the required disclosures, on December 31, 2006. See Note 16 for the effects of this adoption as well as the related required disclosures.

SFAS No. 158 also requires an employer on a prospective basis to measure the funded status of its plans as of its fiscal year-end. This requirement is effective for fiscal years ending after December 15, 2008. The Company is currently assessing the impact that changing from a September 30 measurement date to a December 31 measurement date will have on the Company’s consolidated financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and requires additional disclosures about fair value measurements. This statement does not require any new fair value measurements, but the application of this statement could change current practices in determining fair value. The Company plans to adopt this guidance effective January 1, 2008. The Company is currently assessing the impact of SFAS No. 157 on the Company’s consolidated financial position and results of operations.

In September 2006, the staff of the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” The interpretations in this SAB express the staff’s views regarding the process of quantifying financial statement misstatements. Specifically, the SEC staff believes that registrants must quantify the impact on current period financial statements of correcting all misstatements, including both those occurring in the current period and the effect of reversing those that have accumulated from prior periods. This SAB should be applied beginning with the first fiscal year ending after November 15, 2006, with early adoption encouraged. Since the Company’s method for quantifying financial statement misstatements already considers those occurring in the current period and the effect of reversing those that have accumulated from prior periods, the adoption of SAB No. 108 had no effect to the financial position or results of operations of the Company.

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109. This interpretation prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that a company has taken or expects to take on a tax return. This interpretation is effective for fiscal

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

years beginning after December 15, 2006. The Company expects to adopt FIN No. 48 on January 1, 2007. The Company’s adoption of this guidance will not have a material effect on the Company’s consolidated financial position or results of operations.

In July 2006, the FASB issued FSP No. 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction” an amendment of FASB Statement No. 13. This Staff Position indicates that a change or projected change in the timing of cash flows relating to income taxes generated by a leveraged lease would require a recalculation of cumulative and prospective income recognition associated with the transaction. The FSP is effective for fiscal years beginning after December 15, 2006. The Company expects to adopt FSP No. 13-2 on January 1, 2007 and estimates the impact to be a net after-tax reduction to retained earnings of $84 million, as of January 1, 2007.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets.” This statement requires that servicing assets or liabilities are to be initially measured at fair value, with subsequent changes in value reported based on either a fair value or amortized cost approach. Under the previous guidance, such servicing assets or liabilities were initially measured at historical cost and the amortized cost method was required for subsequent reporting. The Company expects to adopt this guidance effective January 1, 2007, and has elected to continue reporting subsequent changes in value using the amortized cost approach. The Company’s adoption of this guidance will not have a material effect on the Company’s consolidated financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Instruments.” This statement provides an election, on an instrument by instrument basis, to measure at fair value an entire hybrid financial instrument that contains an embedded derivative requiring bifurcation, rather than measuring only the embedded derivative on a fair value basis. This statement also eliminates an exception from the requirement to bifurcate an embedded derivative feature from beneficial interests in securitized financial assets. The Company has used this exception for investments the Company has made in securitized financial assets in the normal course of operations, and thus has not previously had to consider whether such investments contain an embedded derivative. The new requirement to identify embedded derivatives in beneficial interests will be applied on a prospective basis only to beneficial interests acquired, issued, or subject to certain remeasurement conditions after the adoption of the guidance. The Company expects to adopt this guidance effective January 1, 2007. The Company’s adoption of this guidance is not expected to have a material effect on the Company’s consolidated financial position or results of operations.

In November 2005, the FASB issued FSP FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments.” This FSP provides impairment models for determining whether to record impairment losses associated with investments in certain equity and debt securities, primarily by referencing existing accounting guidance. It also requires income to be accrued on a level-yield basis following an impairment of debt securities, where reasonable estimates of the timing and amount of future cash flows can be made. The Company adopted this guidance effective January 1, 2006, and it did not have a material effect on the Company’s consolidated financial position or results of operations.

In September 2005, the Accounting Standards Executive Committee (“AcSEC”) of the American Institute of Certified Public Accountants (“AICPA”) issued SOP 05-1, “Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection With Modifications or Exchanges of Insurance Contracts.” SOP 05-1 provides guidance on accounting by insurance enterprises for deferred acquisition costs on internal replacements of insurance and investment contracts other than those specifically described in SFAS No. 97. SOP 05-1 defines an internal replacement as a modification in product benefits, features, rights, or coverages that occurs by the exchange of a contract for a new contract, or by amendment, endorsement, or rider to a contract, or by the election of a feature or coverage within a contract, and is effective for internal replacements occurring in fiscal

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

years beginning after December 15, 2006. The Company expects to adopt SOP 05-1 on January 1, 2007. The Company’s adoption of this guidance will not have a material effect on the Company’s consolidated financial position or results of operations.

In June 2005, the EITF of the FASB reached a consensus on Issue No. 04-5, “Investor’s Accounting for an Investment in a Limited Partnership When the Investor Is the Sole General Partner and the Limited Partners Have Certain Rights.” This Issue first presumes that general partners in a limited partnership control that partnership and should therefore consolidate that partnership, and then provides that the general partners may overcome the presumption of control if the limited partners have: (1) the substantive ability to dissolve or liquidate the limited partnership, or otherwise to remove the general partners without cause or (2) the ability to participate effectively in significant decisions that would be expected to be made in the ordinary course of the limited partnership’s business. This guidance became effective for new or amended arrangements after June 29, 2005, and became effective January 1, 2006 for all arrangements existing as of June 29, 2005 that remain unmodified. The Company’s adoption of this guidance did not have a material effect on the Company’s consolidated financial position or results of operations.

In June 2005, the FASB issued Statement No. 133 Implementation Issue No. B39, “Embedded Derivatives: Application of Paragraph 13(b) to Call Options That are Exercisable Only by the Debtor.” Implementation Issue No. B39 indicates that debt instruments where the right to accelerate the settlement of debt can be exercised only by the debtor do not meet the criteria of Paragraph 13(b) of Statement No. 133, and therefore should not individually lead to such options being considered embedded derivatives. Such options must still be evaluated under paragraph 13(a) of Statement No. 133. This implementation guidance is effective for the first fiscal quarter beginning after December 15, 2005. The Company’s adoption of this guidance effective January 1, 2006 did not have a material effect on the Company’s consolidated financial position or results of operations as the guidance is consistent with the Company’s existing accounting policy.

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment,” which replaces SFAS No. 123 as discussed under “Share-Based Payments” above.

In May 2004, the FASB issued FSP 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement, and Modernization Act of 2003.” See Note 16 for details regarding the adoption of this pronouncement.

In December 2003, the FASB issued FIN No. 46(R), “Consolidation of Variable Interest Entities,” which revised the original FIN No. 46 guidance issued in January 2003. FIN No. 46(R) addresses whether certain types of entities, referred to as variable interest entities (“VIEs”), should be consolidated in a company’s financial statements. A VIE is an entity that either (1) has equity investors that lack certain essential characteristics of a controlling financial interest (including the ability to control the entity, the obligation to absorb the entity’s expected losses and the right to receive the entity’s expected residual returns) or (2) lacks sufficient equity to finance its own activities without financial support provided by other entities, which in turn would be expected to absorb at least some of the expected losses of the VIE. An entity should consolidate a VIE if, as the primary beneficiary, it stands to absorb a majority of the VIE’s expected losses or to receive a majority of the VIE’s expected residual returns. On December 31, 2003, the Company adopted FIN No. 46(R) for all special purpose entities (“SPEs”) and for relationships with all VIEs that began on or after February 1, 2003. On March 31, 2004, the Company implemented FIN No. 46(R) for relationships with potential VIEs that are not SPEs. The transition to FIN No. 46(R) did not have a material effect on the Company’s consolidated financial position or results of operations.

In December 2003, the AcSEC of the AICPA issued SOP 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” The AcSEC issued this SOP to address the need for interpretive guidance

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

regarding accounting for newly acquired loans or debt securities with evidence of deterioration of credit quality since origination. The Company’s adoption of SOP 03-3 on January 1, 2005 did not have a material effect on the Company’s consolidated financial position or results of operations.

In July 2003, the AcSEC of the AICPA issued SOP 03-1, “Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts.” The AcSEC issued this SOP to address the need for interpretive guidance in three areas: separate account presentation and valuation; the classification and valuation of certain long-duration contract liabilities; and the accounting recognition given sales inducements (bonus interest, bonus credits and persistency bonuses).

The Company adopted SOP 03-1 effective January 1, 2004. One element of this guidance addressed the accounting for liabilities related to insurance products that provide contractholders with a return based on a contractually referenced pool of investments. These products pass the economics related to the referenced pool of investments to the contractholder. Effective with the Company’s adoption of SOP 03-1, the contractholder liabilities associated with these products are required to be adjusted for changes in the fair value of the related pool of investments.

The effect of adopting SOP 03-1 was a charge of $79 million, net of $44 million of taxes, which was reported as a “Cumulative effect of accounting change, net of taxes” in the results of operations for the year ended December 31, 2004. This charge reflects the net impact of converting large group annuity contracts and certain market value adjusted individual annuity contracts from separate account accounting treatment to general account accounting treatment, including carrying the related liabilities at accreted value, and the effect of establishing reserves for guaranteed minimum death benefit provisions of the Company’s variable annuity and variable life contracts. The Company also recognized a cumulative effect of accounting change related to unrealized investment gains within “Other comprehensive income, net of taxes” of $73 million, net of $42 million of taxes, for the year ended December 31, 2004. Upon adoption of SOP 03-1, $3.3 billion in “Separate account assets” were reclassified resulting in a $2.8 billion increase in “Fixed maturities, available for sale” and a $0.6 billion increase in “Trading account assets supporting insurance liabilities, at fair value,” as well as changes in other non-separate account assets. Similarly, upon adoption, $3.3 billion in “Separate account liabilities” were reclassified resulting in increases in “Policyholders’ account balances” and “Future policy benefits,” as well as changes in other non-separate account liabilities.

In June 2004, the FASB issued FSP No. 97-1, “Situations in Which Paragraphs 17(b) and 20 of FASB Statement No. 97, Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments, Permit or Require Accrual of an Unearned Revenue Liability.” FSP 97-1 clarifies the accounting for unearned revenue liabilities of certain universal-life type contracts under SOP 03-1. The Company’s adoption of FSP 97-1 on July 1, 2004 did not change the accounting for unearned revenue liabilities and, therefore, had no impact on the Company’s consolidated financial position or results of operations. In September 2004, the AICPA SOP 03-1 Implementation Task Force issued a Technical Practice Aid (“TPA”) to clarify certain aspects of SOP 03-1. The TPA did not have a material impact on the Company’s consolidated financial position or results of operations.

Reclassifications

Certain amounts in prior years have been reclassified to conform to the current year presentation.

3.    ACQUISITIONS AND DISPOSITIONS

Acquisition of The Allstate Corporation’s Variable Annuity Business

On June 1, 2006 (the “date of acquisition”), the Company acquired the variable annuity business of The Allstate Corporation (“Allstate”) through a reinsurance transaction for $635 million of total consideration,

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

3.    ACQUISITIONS AND DISPOSITIONS (continued)

consisting primarily of a $628 million ceding commission. The reinsurance arrangements with Allstate include a coinsurance arrangement associated with the general account liabilities assumed and a modified coinsurance arrangement associated with the separate account liabilities assumed. The assets acquired and liabilities assumed have been included in the Company’s Consolidated Financial Statements as of the date of acquisition. The Company’s results of operations include the results of the acquired variable annuity business beginning from the date of acquisition. The assets acquired included primarily cash of $1.4 billion that was subsequently used to purchase investments; VOBA of $648 million that represents the present value of future profits embedded in the acquired contracts; and $97 million of goodwill. The liabilities assumed included primarily a liability for variable annuity contractholders’ account balances of $1.5 billion associated with the coinsurance agreement. The assets acquired and liabilities assumed also included a reinsurance receivable from Allstate and a reinsurance payable to Allstate, each in the amount of $14.8 billion. The reinsurance payable, which represents the Company’s obligation under the modified coinsurance arrangement, is netted with the reinsurance receivable in the Company’s Consolidated Statement of Financial Position. Pro forma information for this acquisition is omitted as the impact is not material.

Acquisition of Aoba Life Insurance Company, Ltd.

On November 1, 2004, the Company acquired Aoba Life Insurance Company, Ltd. (“Aoba Life”) for $191 million of total consideration from Tawa S.A., a subsidiary of Artemis S.A. Aoba Life is a Japanese life insurer with a run-off book of insurance and is not selling new policies. In recording the transaction, $6.4 billion was allocated to assets acquired and $6.2 billion to liabilities assumed. Pro forma information for this acquisition is omitted as the impact is not material.

Acquisition of CIGNA Corporation’s Retirement Business

On April 1, 2004, the Company acquired the retirement business of CIGNA for $2.1 billion, including $2.1 billion of cash consideration and $20 million of transaction costs. The assets acquired and liabilities assumed and the results of operations have been included in the Company’s Consolidated Financial Statements as of that date. The acquisition of this business included the purchase by the Company of all the shares of CIGNA Life Insurance Company (“CIGNA Life”), which became an indirect wholly owned subsidiary of the Company. Concurrent with the acquisition, CIGNA Life entered into reinsurance arrangements with CIGNA to effect the transfer of the retirement business included in the transaction to CIGNA Life. Subsequent to its acquisition, the Company changed the name of CIGNA Life to Prudential Retirement Insurance and Annuity Company (“PRIAC”).

The reinsurance arrangements between PRIAC and CIGNA included coinsurance-with-assumption, modified-coinsurance-with-assumption, indemnity coinsurance, and modified-coinsurance-without-assumption. PRIAC has established a trust account for the benefit of CIGNA to secure its obligations to CIGNA under the coinsurance-with-assumption and indemnity coinsurance agreements.

The coinsurance-with-assumption arrangement applied to the acquired general account defined contribution and defined benefit plan contracts. Concurrent with the acquisition, CIGNA Life assumed from CIGNA all of the insurance liabilities associated with these contracts, totaling $15.9 billion, and received from CIGNA the related investments. The Company has substantially completed the process of requesting customers to agree to substitute PRIAC for CIGNA in their respective contracts.

The modified-coinsurance-with-assumption arrangements applied to the majority of separate account contracts, and the general account defined benefit guaranteed-cost contracts acquired. Under the modified coinsurance arrangement associated with the separate account contracts, CIGNA retained the separate account and other assets as well as the related separate account and other liabilities until the agreed upon dates of asset

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

3.    ACQUISITIONS AND DISPOSITIONS (continued)

transfer but, beginning on the date of acquisition, ceded all of the net profits or losses and related net cash flows associated with the contracts to PRIAC. At the date of acquisition, the statement of financial position for PRIAC included a reinsurance receivable of $32.4 billion and reinsurance payable of $32.4 billion established under these modified coinsurance arrangements and reflected in “Reinsurance recoverables” and “Reinsurance payables,” respectively. As of December 31, 2005, PRIAC received from CIGNA the separate account assets and concurrently assumed the associated separate account liabilities, which are primarily included in “Separate account assets” and “Separate account liabilities,” respectively, in the Company’s Consolidated Statement of Financial Position. The Company has substantially completed the process of requesting customers to agree to substitute PRIAC for CIGNA in their respective contracts.

The modified-coinsurance-with-assumption arrangement associated with the general account defined benefit guaranteed-cost contracts was similar to the arrangement associated with the separate account contracts; however, beginning two years after the acquisition, the Company had the right to commute this modified coinsurance arrangement in exchange for cash consideration from CIGNA, at which time PRIAC would no longer have a related liability or recoverable and the defined benefit guaranteed cost contracts would remain with CIGNA. At the date of acquisition, the statement of financial position for PRIAC included a reinsurance receivable of $1.8 billion and a reinsurance payable of $1.8 billion under the modified coinsurance arrangement, which were reflected in “Reinsurance recoverables” and “Reinsurance payables,” respectively. The net profits earned by PRIAC during the two-year period that the modified coinsurance arrangement was in effect are included in “Asset management fees and other income.” Effective April 1, 2006, the Company reached an agreement with CIGNA to convert the modified-coinsurance-with-assumption arrangement to an indemnity coinsurance arrangement, effectively retaining the economics of the defined benefit guaranteed-cost contracts for the life of the block of business. Upon conversion, the Company extinguished its reinsurance receivable and reinsurance payable with CIGNA related to the modified-coinsurance-with-assumption arrangement. Concurrently, the Company assumed $1.7 billion of liabilities from CIGNA under the indemnity coinsurance arrangement and received the related assets.

The modified-coinsurance-without-assumption arrangement applies to the remaining separate account contracts acquired and is similar to the modified coinsurance arrangement associated with the separate account contracts described above; however, CIGNA will retain the separate account and other assets and the related liabilities while ceding the net profits or losses and the associated net cash flows to PRIAC for the remaining lives of the contracts. At the date of acquisition, PRIAC established a reinsurance receivable of $1.0 billion and a reinsurance payable of $1.0 billion for this modified coinsurance arrangement, which are reflected in “Reinsurance recoverables” and “Reinsurance payables,” respectively.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

3.    ACQUISITIONS AND DISPOSITIONS (continued)

The following table presents an allocation of the purchase price to assets acquired and liabilities assumed at April 1, 2004:

(in millions)
Total invested assets at fair value(1)	$17,103
Cash and cash equivalents	45
Accrued investment income	181
Valuation of business acquired (“VOBA”)	343
Goodwill	424
Reinsurance recoverable(2)	35,184
Deferred tax asset	230
Other assets	178
Separate account assets	25

Total assets acquired	53,713

Future policy benefits—assumed	(9)
Policyholders’ account balances—assumed	(15,865)
Reinsurance payable(2)	(35,184)
Other liabilities	(507)
Separate account liabilities	(25)

Total liabilities assumed	(51,590)

Net assets acquired	$2,123

(1)	Total invested assets include $11.1 billion of “Trading account assets supporting insurance liabilities,” which is primarily comprised of fixed maturities.
(2)	The reinsurance recoverable and reinsurance payable amounts represent amounts receivable and payable under the modified coinsurance arrangements described above and have not been adjusted to reflect the Company’s subsequent receipt of the separate accounts and the retention of the defined benefit guaranteed-cost contracts.

Goodwill is the excess of the cost of an acquired entity over the net amounts assigned to assets acquired and liabilities assumed. Goodwill resulting from the acquisition of CIGNA’s retirement business amounted to $424 million. For tax purposes, the transaction was accounted for as a purchase of assets and did not result in the recognition of any non-deductible assets. In accordance with U.S. GAAP, goodwill will not be amortized but rather will be tested at least annually for impairment. The goodwill associated with this acquisition is reflected as $338 million in the Retirement segment, and as $86 million in the Asset Management segment.

Pro forma information for the year ended December 31, 2004 is not material and has therefore been omitted.

Acquisition of Hyundai Investment and Securities Co., Ltd.

On February 27, 2004, the Company acquired an 80 percent interest in Hyundai Investment and Securities Co., Ltd. and its subsidiary Hyundai Investment Trust Management Co., Ltd., a Korean asset management firm, from the Korean Deposit Insurance Corporation (“KDIC”), an agency of the Korean government, for $301 million in cash, including $210 million used to repay debt assumed. As part of the acquisition, the Company can choose to acquire, or be required to acquire, the remaining 20 percent interest three to six years after closing. On February 28, 2007, the Company notified the KDIC of its intention to purchase the remaining 20 percent. Subsequent to the acquisition, the company was renamed Prudential Investment & Securities Co., Ltd (“PISC”). Pro forma information for this acquisition is omitted as the impact is not material.

The Company’s Consolidated Statements of Operations include the operating results of PISC from the date of acquisition. In connection with the acquisition, PISC entered into an agreement with the Korean government related to the provision of asset management and brokerage services, which agreement extends until February 27,

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

3.    ACQUISITIONS AND DISPOSITIONS (continued)

2009. Fees from the Korean government under the terms of this agreement are recorded in “Asset management fees and other income” and were $21 million, $24 million and $20 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Upon the completion of the purchase accounting for the transaction, the Company recorded a $21 million extraordinary gain for the year ended December 31, 2004, as the fair value of the assets acquired of $2.4 billion less the fair value of liabilities assumed of $2.3 billion exceeded the purchase price. There are no income taxes associated with the extraordinary gain based on the assumption that foreign investment and subsequent earnings are not to be repatriated to the U.S.

Discontinued Operations

Income (loss) from discontinued businesses, including charges upon disposition, for the years ended December 31, are as follows:

	2006	2005	2004
	(in millions)
Real estate investments sold or held for sale(1)	$98	$—	$—
Canadian IWP and IH operations(2)	(10)	(31)	11
Philippine insurance operations(3)	(12)	—	—
Dryden Wealth Management(4)	(4)	(56)	(81)
International securities operations(5)	(8)	(26)	(42)
Healthcare operations(6)	29	22	6
Equity sales, trading and research operations(7)	9	14	19
Other	—	(7)	(9)

Income (loss) from discontinued operations before income taxes	102	(84)	(96)
Income tax expense (benefit)	31	(11)	(20)

Income (loss) from discontinued operations, net of taxes	$71	$(73)	$(76)

The Company’s Consolidated Statements of Financial Position include total assets and total liabilities related to discontinued businesses of $450 million and $215 million, respectively, at December 31, 2006 and $836 million and $540 million, respectively, at December 31, 2005.

(1)	Reflects the income or loss from discontinued real estate investments. In the third quarter of 2006, the Company recorded a $96 million gain on the sale of wholly-owned real estate property.
(2)	In the third quarter of 2006, the Company entered into a reinsurance transaction related to its Canadian Intermediate Weekly Premium (“IWP”) and Individual Health (“IH”) operations, which resulted in these operations being accounted for as discontinued operations.
(3)	In the third quarter of 2006, the Company completed the sale of its Philippine insurance operations.
(4)	On October 4, 2005, the Company completed the sale of its Dryden Wealth Management business (“Dryden”), which offered financial advisory, private banking and portfolio management services primarily to retail investors in Europe and Asia, to a subsidiary of Fortis N.V. Results for the year ended December 31, 2005 include $49 million of transaction and transaction related costs related to the sale. Results for the year ended December 31, 2004 include a charge of $53 million for the impairment of goodwill associated with this business.
(5)	International securities operations include the European retail transaction-oriented stockbrokerage and related activities of Prudential Securities Group, Inc.
(6)	The sale of the Company’s healthcare business to Aetna was completed in 1999. The loss the Company previously recorded upon the disposal of its healthcare business was reduced in each of the years ended December 31, 2006, 2005 and 2004. The reductions were primarily the result of favorable resolution of certain legal, regulatory and contractual matters.
(7)	In the second quarter of 2007, the Company announced its decision to exit the equity sales, trading and research operations of the Prudential Equity Group (“PEG”). The results of PEG have been classified as discontinued operations for all periods presented. The Company estimates approximately $115 million in costs will be incurred during 2007 in connection with this decision, primarily related to employee severance costs.

Charges recorded in connection with the disposals of businesses include estimates that are subject to subsequent adjustment. It is possible that such adjustments might be material to future results of operations of a particular quarterly or annual period.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

4.    INVESTMENTS

Fixed Maturities and Equity Securities

The following tables provide information relating to fixed maturities and equity securities (excluding investments classified as trading) at December 31:

	2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in millions)
Fixed maturities, available for sale
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$6,493	$514	$51	$6,956
Obligations of U.S. states and their political subdivisions	813	52	2	863
Foreign government bonds	25,254	777	66	25,965
Corporate securities	115,412	3,523	786	118,149
Mortgage-backed securities	10,856	88	61	10,883

Total fixed maturities, available for sale	$158,828	$4,954	$966	$162,816

Equity securities, available for sale	$6,824	$1,402	$123	$8,103

	2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in millions)
Fixed maturities, held to maturity
Foreign government bonds	$836	$13	$5	$844
Corporate securities	1,215	7	16	1,206
Mortgage-backed securities	1,418	4	31	1,391

Total fixed maturities, held to maturity	$3,469	$24	$52	$3,441

	2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in millions)
Fixed maturities, available for sale
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$7,274	$914	$7	$8,181
Obligations of U.S. states and their political subdivisions	962	76	3	1,035
Foreign government bonds	25,087	1,091	48	26,130
Corporate securities	104,303	4,395	709	107,989
Mortgage-backed securities	11,080	110	91	11,099

Total fixed maturities, available for sale	$148,706	$6,586	$858	$154,434

Equity securities, available for sale	$6,176	$1,066	$170	$7,072

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

4.    INVESTMENTS (continued)

	2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in millions)
Fixed maturities, held to maturity
Foreign government bonds	$874	$13	$6	$881
Corporate securities	694	12	2	704
Mortgage-backed securities	1,681	5	43	1,643

Total fixed maturities, held to maturity	$3,249	$30	$51	$3,228

The amortized cost and fair value of fixed maturities by contractual maturities at December 31, 2006, is as follows:

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(in millions)		(in millions)
Due in one year or less	$6,045	$6,078	$20	$20
Due after one year through five years	32,470	32,957	43	43
Due after five years through ten years	39,251	40,345	18	18
Due after ten years	70,206	72,553	1,970	1,969
Mortgage-backed securities	10,856	10,883	1,418	1,391

Total	$158,828	$162,816	$3,469	$3,441

Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations.

The following table depicts the sources of fixed maturity proceeds and related gross investment gains (losses), as well as losses on impairments of both fixed maturities and equity securities:

	2006	2005	2004
	(in millions)
Fixed maturities, available for sale:
Proceeds from sales	$83,075	$77,224	$57,736
Proceeds from maturities/repayments	11,543	6,949	12,525
Gross investment gains from sales, prepayments and maturities	863	919	893
Gross investment losses from sales and maturities	(749)	(505)	(301)
Fixed maturities, held to maturity:
Proceeds from maturities/repayments	$317	$462	$610
Gross investment gains from prepayments	—	—	—
Fixed maturity and equity security impairments:
Writedowns for impairments of fixed maturities	$(54)	$(101)	$(183)
Writedowns for impairments of equity securities	(31)	(14)	(27)

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

4.    INVESTMENTS (continued)

Trading Account Assets Supporting Insurance Liabilities

The following table sets forth the composition of “Trading account assets supporting insurance liabilities” at December 31:

	2006		2005
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(in millions)		(in millions)
Short-term investments and cash equivalents	$299	$299	$317	$317

Fixed maturities:
U.S. government corporations and agencies and obligations of U.S. states	173	175	206	208
Foreign government bonds	316	319	329	330
Corporate securities	10,698	10,507	9,892	9,659
Mortgage-backed securities	1,933	1,905	2,300	2,255

Total fixed maturities	13,120	12,906	12,727	12,452

Equity securities	833	1,057	811	1,012

Total trading account assets supporting insurance liabilities	$14,252	$14,262	$13,855	$13,781

Net change in unrealized gains (losses) from trading account assets supporting insurance liabilities still held at period end, recorded within “Asset management fees and other income” were $84 million, $(34) million and $(39) million during the years ended December 31, 2006, 2005 and 2004 respectively.

Commercial Loans

The Company’s commercial loans are comprised as follows at December 31:

	2006		2005
	Amount (in millions)	% of Total	Amount (in millions)	% of Total
Collateralized loans by property type
Office buildings	$4,629	18.8%	$4,555	19.7%
Retail stores	3,392	13.8%	3,102	13.4%
Residential properties	999	4.1%	1,198	5.2%
Apartment complexes	5,014	20.4%	5,063	21.8%
Industrial buildings	5,435	22.1%	5,201	22.4%
Agricultural properties	1,953	7.9%	1,733	7.5%
Other	3,172	12.9%	2,313	10.0%

Total collateralized loans	24,594	100.0%	23,165	100.0%

Valuation allowance	(172)		(193)

Total net collateralized loans	24,422		22,972

Uncollateralized loans
Uncollateralized loans	1,330		1,524
Valuation allowance	(13)		(55)

Total net uncollateralized loans	1,317		1,469

Total commercial loans	$25,739		$24,441

The commercial loans are geographically dispersed throughout the United States, Canada and Asia with the largest concentrations in California (23%) and New York (8%) at December 31, 2006.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

4.    INVESTMENTS (continued)

Activity in the allowance for losses for all commercial loans, for the years ended December 31, is as follows:

	2006	2005	2004
	(in millions)
Allowance for losses, beginning of year	$248	$600	$597
Release of allowance for losses	(57)	(273)	(12)
Charge-offs, net of recoveries	(7)	(30)	(7)
Change in foreign exchange	1	(49)	22

Allowance for losses, end of year	$185	$248	$600

Non-performing commercial loans identified in management’s specific review of probable loan losses and the related allowance for losses at December 31, are as follows:

	2006	2005
	(in millions)
Non-performing commercial loans with allowance for losses	$35	$134
Non-performing commercial loans with no allowance for losses	8	17
Allowance for losses, end of year	(28)	(102)

Net carrying value of non-performing commercial loans	$15	$49

Non-performing commercial loans with no allowance for losses are loans in which the fair value of the collateral or the net present value of the loans’ expected future cash flows equals or exceeds the recorded investment. The average recorded investment in non-performing loans before allowance for losses was $48 million, $210 million, $523 million for 2006, 2005 and 2004, respectively. Net investment income recognized on these loans totaled $3 million, $4 million and $18 million for the years ended December 31, 2006, 2005 and 2004, respectively.

The Company’s loans held for sale are primarily commercial mortgage loans to be sold in securitization transactions. The net carrying value of commercial loans held for sale by the Company as of December 31, 2006 and 2005 was $341 million (net of a valuation allowance of zero million) and $680 million (net of a valuation allowance of zero million), respectively. These loans are primarily loans collateralized by office buildings, retail stores, apartment complexes and industrial buildings. As of December 31, 2006 and 2005, all of the Company’s commercial loans held for sale were collateralized. In certain transactions, the Company prearranges that it will sell the loan to an investor. As of December 31, 2006 and 2005, $93 million and $386 million, respectively, of loans held for sale are subject to such arrangements.

Commercial mortgage loans in securitization transactions accounted for by the Company as sales totaled $2,704 million, $2,437 million and $1,793 million, for the years ended December 31, 2006, 2005 and 2004, respectively. In some of the commercial loan securitizations, the Company retained servicing responsibilities, but did not retain any material ownership interest in the financial assets that were transferred. The Company recognized net pre-tax gains of $36 million, $36 million and $35 million for the years ended December 31, 2006, 2005 and 2004, respectively, in connection with securitization transactions, which are recorded in “Realized investment gains (losses), net.”

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

4.    INVESTMENTS (continued)

Other Long-term Investments

“Other long-term investments” are comprised as follows at December 31:

	2006	2005
	(in millions)
Joint ventures and limited partnerships:
Real estate related	$923	$861
Non real estate related	1,426	1,068

Total joint ventures and limited partnerships	2,349	1,929
Real estate held through direct ownership	1,009	1,147
Other	1,387	1,163

Total other long-term investments	$4,745	$4,239

Equity Method Investments

Summarized combined financial information for significant joint ventures and limited partnership interests accounted for under the equity method, including the Company’s investment in operating joint ventures that are discussed in more detail in Note 6, is as follows:

	At December 31,
	2006	2005
	(in millions)
STATEMENTS OF FINANCIAL POSITION
Investments in real estate	$6,993	$3,223
Investments in securities	26,511	12,142
Cash and cash equivalents	1,183	696
Receivables	10,533	10,487
Property and equipment	280	265
Other assets(1)	2,035	8,907

Total assets	$47,535	$35,720

Borrowed funds-third party	$518	$1,498
Borrowed funds-Prudential	489	475
Payables	9,058	7,878
Other liabilities(2)	6,435	17,359

Total liabilities	16,500	27,210
Partners’ capital	31,035	8,510

Total liabilities and partners’ capital	$47,535	$35,720

Equity in partners’ capital included above	$3,510	$2,766
Equity in limited partnership interests not included above	449	755

Carrying value	$3,959	$3,521

(1)	Other assets consist of goodwill, intangible assets and other miscellaneous assets.
(2)	Other liabilities consist of securities repurchase agreements and other miscellaneous liabilities.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

4.    INVESTMENTS (continued)

	Years ended December 31,
	2006	2005	2004
	(in millions)
STATEMENTS OF OPERATIONS
Income from real estate investments	$333	$613	$409
Income from securities investments	5,593	5,510	2,875
Income from other	55	17	—
Interest expense-third party	(415)	(242)	(103)
Depreciation	(16)	(9)	(16)
Management fees/salary expense	(2,263)	(2,289)	(1,203)
Other expenses	(1,894)	(2,283)	(1,449)

Net earnings	$1,393	$1,317	$513

Equity in net earnings included above	$428	$418	$162
Equity in net earnings of limited partnership interests not included above	142	157	158

Total equity in net earnings	$570	$575	$320

Net Investment Income

Net investment income for the years ended December 31, was from the following sources:

	2006	2005	2004
	(in millions)
Fixed maturities, available for sale	$8,325	$7,536	$6,629
Fixed maturities, held to maturity	95	90	106
Equity securities, available for sale	263	234	173
Trading account assets	708	660	402
Commercial loans	1,628	1,580	1,511
Policy loans	491	470	463
Broker-dealer related receivables	174	75	52
Short-term investments and cash equivalents	582	349	175
Other investment income	449	547	516

Gross investment income	12,715	11,541	10,027
Less investment expenses	(1,364)	(946)	(573)

Net investment income	$11,351	$10,595	$9,454

Carrying value for non-income producing assets included in fixed maturities, commercial loans and other long-term investments totaled $18 million, $3 million and $11 million, respectively. Non-income producing assets represent investments that have not produced income for the twelve months preceding December 31, 2006.

Realized Investment Gains (Losses), Net

Realized investment gains (losses), net, for the years ended December 31, were from the following sources:

	2006	2005	2004
	(in millions)
Fixed maturities	$60	$313	$409
Equity securities	309	431	437
Commercial loans	82	164	72
Investment real estate	19	28	58
Joint ventures and limited partnerships	154	30	68
Derivatives	105	416	(264)
Other	45	(4)	(2)

Realized investment gains (losses), net	$774	$1,378	$778

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

4.    INVESTMENTS (continued)

Net Unrealized Investment Gains (Losses)

Net unrealized investment gains and losses on securities classified as “available for sale” and certain other long-term investments are included in the Consolidated Statements of Financial Position as a component of “Accumulated other comprehensive income (loss).” Changes in these amounts include reclassification adjustments to exclude from “Other comprehensive income (loss)” those items that are included as part of “Net income” for a period that had been part of “Other comprehensive income (loss)” in earlier periods. The amounts for the years ended December 31, are as follows:

	Net Unrealized Gains (Losses) On Investments(1)	Deferred Policy Acquisition Costs and Valuation of Business Acquired	Future Policy Benefits	Policyholders’ Dividends	Deferred Income Tax (Liability) Benefit	Accumulated Other Comprehensive Income (Loss) Related To Net Unrealized Investment Gains (Losses)
	(in millions)
Balance, December 31, 2003	$8,242	$(433)	$(1,292)	$(2,443)	$(1,499)	$2,575
Net investment gains (losses) on investments arising during the period	791	—	—	—	(127)	664
Reclassification adjustment for (gains) losses included in net income	(805)	—	—	—	282	(523)
Impact of net unrealized investment (gains) losses on deferred policy acquisition costs and valuation of business acquired	—	83	—	—	(33)	50
Impact of net unrealized investment (gains) losses on future policy benefits	—	—	(502)	—	162	(340)
Impact of net unrealized investment (gains) losses on policyholders’ dividends	—	—	—	(698)	220	(478)
Cumulative effect of accounting change	137	(22)	—	—	(42)	73

Balance, December 31, 2004	8,365	(372)	(1,794)	(3,141)	(1,037)	2,021
Net investment gains (losses) on investments arising during the period	(1,075)	—	—	—	385	(690)
Reclassification adjustment for (gains) losses included in net income	(791)	—	—	—	283	(508)
Impact of net unrealized investment (gains) losses on deferred policy acquisition costs and valuation of business acquired	—	152	—	—	(54)	98
Impact of net unrealized investment (gains) losses on future policy benefits	—	—	167	—	(57)	110
Impact of net unrealized investment (gains) losses on policyholders’ dividends	—	—	—	839	(294)	545

Balance, December 31, 2005	6,499	(220)	(1,627)	(2,302)	(774)	1,576
Net investment gains (losses) on investments arising during the period	(1,007)	—	—	—	349	(658)
Reclassification adjustment for (gains) losses included in net income	(389)	—	—	—	135	(254)
Impact of net unrealized investment (gains) losses on deferred policy acquisition costs and valuation of business acquired	—	47	—	—	(17)	30
Impact of net unrealized investment (gains) losses on future policy benefits	—	—	299	—	(105)	194
Impact of net unrealized investment (gains) losses on policyholders’ dividends	—	—	—	436	(153)	283

Balance, December 31, 2006	$5,103	$(173)	$(1,328)	$(1,866)	$(565)	$1,171

(1)	Includes cash flow hedges. See Note 19 for information on cash flow hedges.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

4.    INVESTMENTS (continued)

The table below presents unrealized gains (losses) on investments by asset class at December 31:

	2006	2005	2004
	(in millions)
Fixed maturities, available for sale	$3,988	$5,728	$7,752
Equity securities, available for sale	1,279	896	844
Derivatives designated as cash flow hedges(1)	(191)	(122)	(210)
Other investments	27	(3)	(21)

Net unrealized gains on investments	$5,103	$6,499	$8,365

(1)	See Note 19 for more information on cash flow hedges.

Duration of Gross Unrealized Loss Positions for Fixed Maturities

The following table shows the fair value and gross unrealized losses aggregated by investment category and length of time that individual fixed maturity securities have been in a continuous unrealized loss position, at December 31:

	2006
	Less than twelve months		Twelve months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in millions)
Fixed maturities(1)
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$2,591	$43	$204	$9	$2,795	$52
Obligations of U.S. states and their political subdivisions	44	—	276	1	320	1
Foreign government bonds	5,478	42	797	30	6,275	72
Corporate securities	22,395	265	15,878	536	38,273	801
Mortgage-backed securities	1,762	12	3,069	80	4,831	92

Total	$32,270	$362	$20,224	$656	$52,494	$1,018

(1)	Includes $2,266 million of fair value and $52 million of gross unrealized losses at December 31, 2006 on securities classified as held to maturity, which are not reflected in accumulated other comprehensive income.

	2005
	Less than twelve months		Twelve months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in millions)
Fixed maturities(1)
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$790	$6	$35	$1	$825	$7
Obligations of U.S. states and their political subdivisions	156	2	314	1	470	3
Foreign government bonds	1,823	14	839	39	2,662	53
Corporate securities	30,435	553	5,052	159	35,487	712
Mortgage-backed securities	5,545	86	1,301	48	6,846	134

Total	$38,749	$661	$7,541	$248	$46,290	$909

(1)	Includes $2,045 million of fair value and $51 million of gross unrealized losses at December 31, 2005 on securities classified as held to maturity, which are not reflected in accumulated other comprehensive income.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

4.    INVESTMENTS (continued)

The gross unrealized losses at December 31, 2006 and 2005 are comprised of $891 million and $752 million related to investment grade securities and $127 million and $157 million related to below investment grade securities, respectively. At December 31, 2006, $7 million of the gross unrealized losses represented declines in value of greater than 20%, all of which had been in that position for less than six months, as compared to $13 million at December 31, 2005 that represented declines in value of greater than 20%, substantially all of which had been in that position for less than six months. At December 31, 2006, the $656 million of gross unrealized losses of twelve months or more were concentrated in the manufacturing, utilities and finance sectors. At December 31, 2005, the $248 million of gross unrealized losses of twelve months or more were concentrated in the manufacturing, mortgage backed securities and foreign government sectors. In accordance with its policy described in Note 2, the Company concluded that an adjustment for other than temporary impairments for these securities was not warranted at December 31, 2006 or 2005.

Duration of Gross Unrealized Loss Positions for Equity Securities

The following table shows the fair value and gross unrealized losses aggregated by length of time that individual equity securities have been in a continuous unrealized loss position, at December 31:

	2006
	Less than twelve months		Twelve months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in millions)
Equity securities, available for sale	$1,721	$115	$134	$8	$1,855	$123

	2005
	Less than twelve months		Twelve months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in millions)
Equity securities, available for sale	$2,032	$146	$172	$24	$2,204	$170

At December 31, 2006, $25 million of the gross unrealized losses represented declines of greater than 20%, substantially all of which had been in that position for less than six months. At December 31, 2005, $18 million of the gross unrealized losses represented declines of greater than 20%, all of which had been in that position for less than six months. In accordance with its policy described in Note 2, the Company concluded that an adjustment for other than temporary impairments for these securities was not warranted at December 31, 2006 or 2005.

Duration of Gross Unrealized Loss Positions for Cost Method Investments

The following table shows the fair value and gross unrealized losses aggregated by length of time that individual cost method investments have been in a continuous unrealized loss position, at December 31:

	2006
	Less than twelve months		Twelve months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in millions)
Cost Method Investments	$43	$3	$6	$—	$49	$3

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

4.    INVESTMENTS (continued)

	2005
	Less than twelve months		Twelve months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in millions)
Cost Method Investments	$40	$4	$13	$2	$53	$6

The aggregate cost of the Company’s cost method investments included in “Other long-term investments” totaled $214 million and $148 million at December 31, 2006 and 2005, respectively. In accordance with its policy described in Note 2, the Company concluded that an adjustment for other than temporary impairments for these securities was not warranted at December 31, 2006 or 2005.

Variable Interest Entities

In the normal course of its activities, the Company enters into relationships with various special purpose entities and other entities that are deemed to be variable interest entities (“VIEs”), in accordance with FIN No. 46(R), “Consolidation of Variable Interest Entities.” A VIE is an entity that either (1) has equity investors that lack certain essential characteristics of a controlling financial interest (including the ability to control the entity, the obligation to absorb the entity’s expected losses and the right to receive the entity’s expected residual returns) or (2) lacks sufficient equity to finance its own activities without financial support provided by other entities, which in turn would be expected to absorb at least some of the expected losses of the VIE. If the Company determines that it stands to absorb a majority of the VIE’s expected losses or to receive a majority of the VIE’s expected residual returns, the Company would be deemed to be the VIE’s “primary beneficiary” and would be required to consolidate the VIE.

Consolidated Variable Interest Entities

The Company is the primary beneficiary of certain VIEs in which the Company has invested, as part of its investment activities, but over which the Company does not exercise control. The table below reflects the carrying amount and balance sheet caption in which the assets of these consolidated VIEs are reported. The liabilities of consolidated VIEs are included in “Other liabilities” and are also reflected in the table below. These liabilities primarily comprise obligations under debt instruments issued by the VIEs, that are non-recourse to the Company. The creditors of each consolidated VIE have recourse only to the assets of that VIE.

	At December 31,
	2006	2005
	(in millions)
Fixed maturities, available for sale	$130	$186
Fixed maturities, held to maturity	771	779
Commercial loans	421	—
Other long-term investments	102	113
Short-term investments	—	8
Cash and cash equivalents	71	3
Accrued investment income	6	4
Other assets	10	33

Total assets of consolidated VIEs	$1,511	$1,126

Total liabilities of consolidated VIEs	$500	$91

In addition, the Company has created a trust that is a VIE, to facilitate Prudential Insurance’s Funding Agreement Notes Issuance Program (“FANIP”). The trust issues medium-term notes secured by funding

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

4.    INVESTMENTS (continued)

agreements issued to the trust by Prudential Insurance with the proceeds of such notes. The Company is the primary beneficiary of the trust, which is therefore consolidated. The funding agreements represent an intercompany transaction that is eliminated upon consolidation. However, in recognition of the security interest in such funding agreements, the trust’s medium-term note liability of $6,537 million and $4,172 million at December 31, 2006 and 2005, respectively, is classified on the Consolidated Statements of Financial Position within “Policyholders’ account balances.” See Note 8 for more information on FANIP.

Significant Variable Interests in Unconsolidated Variable Interest Entities

The Company is the collateral manager for certain asset backed investment vehicles (commonly referred to as collateralized debt obligations, or “CDOs”), for which the Company earns fee income. Additionally, the Company may invest in debt or equity securities issued by these CDOs. CDOs raise capital by issuing debt and equity securities, and use the proceeds to purchase investments, typically interest-bearing financial instruments. The Company has determined that it is the primary beneficiary of one CDO it manages which is consolidated and reflected in the table above. The Company’s maximum exposure to loss resulting from its relationship with unconsolidated CDOs it manages is limited to its investment in the CDOs, which was $94 million and $97 million at December 31, 2006 and 2005, respectively. Those investments are reflected in “Fixed maturities, available for sale.”

In addition, in the normal course of its activities, the Company will invest in structured investments, some of which are VIEs. These structured investments typically invest in fixed income investments and are managed by third parties. The Company’s maximum exposure to loss on these structured investments, both VIEs and non-VIEs, is limited to the amount of its investment.

Included among these structured investments are fixed maturity securities issued by certain VIEs that manage portfolios of fixed maturity investments. In addition to a stated coupon, each investment provides a return based on the VIE’s portfolio of fixed income investments and related investment activity. The Company accounts for these investments as available for sale fixed maturities containing embedded derivatives that are marked to market through “Realized investment gains (losses), net,” based upon the change in value of the underlying portfolio. The Company’s variable interest in each of these VIEs represents less than 50% of the only class of variable interests issued by the VIE. The Company’s maximum exposure to loss from these interests was $2,131 million and $2,342 million at December 31, 2006 and 2005, respectively, and is reflected in “Fixed maturities, available for sale.”

Securities Pledged, Restricted Assets and Special Deposits

The Company pledges as collateral investment securities it owns to unaffiliated parties through certain transactions, including securities lending, securities sold under agreements to repurchase and futures contracts. At December 31, the carrying value of investments pledged to third parties as reported in the Consolidated Statements of Financial Position included the following:

	2006	2005
	(in millions)
Fixed maturities, available for sale	$17,798	$17,509
Trading account assets supporting insurance liabilities	374	439
Other trading account assets	964	487
Separate account assets	4,657	3,482

Total securities pledged	$23,793	$21,917

In the normal course of its business activities, the Company accepts collateral that can be sold or repledged. The primary sources of this collateral are securities in customer accounts and securities purchased under

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

4.    INVESTMENTS (continued)

agreements to resell. The fair value of this collateral was approximately $650 million and $775 million at December 31, 2006 and 2005, respectively, of which $408 million in 2006 versus $447 million in 2005 had either been sold or repledged.

Assets of $271 million and $509 million at December 31, 2006 and 2005, respectively, were on deposit with governmental authorities or trustees. Additionally, assets carried at $697 million and $706 million at December 31, 2006 and 2005, respectively, were held in voluntary trusts established primarily to fund guaranteed dividends to certain policyholders and to fund certain employee benefits. Restricted cash and securities of $2,752 million and $2,156 million at December 31, 2006 and 2005, respectively, were included in “Other assets.” The restricted cash and securities primarily represent funds deposited by clients and funds accruing to clients as a result of trades or contracts.

5.    DEFERRED POLICY ACQUISITION COSTS

The balances of and changes in deferred policy acquisition costs as of and for the years ended December 31, are as follows:

	2006	2005	2004
	(in millions)
Balance, beginning of year	$9,438	$8,847	$7,826
Capitalization of commissions, sales and issue expenses	2,039	1,806	1,537
Amortization	(745)	(1,014)	(873)
Change in unrealized investment gains and losses	45	155	82
Disposition of subsidiaries	(6)	—	(1)
Foreign currency translation and other	92	(356)	276

Balance, end of year	$10,863	$9,438	$8,847

6.    INVESTMENTS IN OPERATING JOINT VENTURES

The Company has made investments in certain joint ventures that are strategic in nature and made other than for the sole purpose of generating investment income. These investments are accounted for under the equity method of accounting and are included in “Other assets” in the Company’s Consolidated Statements of Financial Position. The earnings from these investments are included on an after-tax basis in “Equity in earnings of operating joint ventures, net of taxes” in the Company’s Consolidated Statements of Operations. Investments in operating joint ventures primarily include the Company’s investment in Wachovia Securities. The summarized financial information for the Company’s operating joint ventures has been included in the summarized combined financial information for all significant equity method investments shown in Note 4.

Investment in Wachovia Securities

In 2003, the Company combined its retail securities brokerage and clearing operations with those of Wachovia Corporation (“Wachovia”) to form a joint venture, Wachovia Securities. The Company has a 38% ownership interest in the joint venture, while Wachovia owns the remaining 62%. The transaction included certain assets and liabilities of the Company’s securities brokerage operations but did not include its equity sales, trading and research operations. As part of the transaction, the Company retained certain assets and liabilities related to the contributed businesses, including liabilities for certain litigation and regulatory matters. The Company and Wachovia have each agreed to indemnify the other for certain losses, including losses resulting from litigation and regulatory matters relating to certain events arising from the operations of their respective contributed businesses prior to March 31, 2004.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

6.    INVESTMENTS IN OPERATING JOINT VENTURES (continued)

At any time prior to July 1, 2008, the Company may, subject to certain limitations, require Wachovia to purchase its interests in Wachovia Securities for a price generally equal to the Company’s initial $1.0 billion equity contribution plus its share of transition costs, as adjusted to reflect additional investments made by the Company. At any time after July 1, 2008, the Company may, subject to certain limitations, require Wachovia to purchase its interests in Wachovia Securities for a price generally equal to the Company’s share of the then appraised value of the common equity of the organization, determined as if it were a public company and including a control premium such as would apply in the case of a sale of 100% of its common equity. The agreement between Prudential Financial and Wachovia also gives the Company put rights, and Wachovia call rights, in certain other specified circumstances, at prices determined in accordance with the agreement.

The Company’s investment in Wachovia Securities was $1.217 billion and $1.199 billion as of December 31, 2006 and 2005, respectively. The Company recognized pre-tax equity earnings from Wachovia Securities of $294 million, $192 million and $58 million for the years ended December 31, 2006, 2005 and 2004, respectively. The income tax expense associated with these earnings was $117 million, $76 million, and $23 million for the years ended December 31, 2006, 2005, and 2004, respectively. Dividends received from the investment in Wachovia Securities were $277 million, $154 million, and $80 million for the years ended December 31, 2006, 2005, and 2004, respectively.

In connection with the combination, the Company entered into various agreements with Wachovia and Wachovia Securities, including one associated with certain money market mutual fund balances of brokerage clients of Wachovia Securities, for which the Company’s results of operations include revenues of $28 million for the year ended December 31, 2004. These balances were essentially eliminated as of September 30, 2004 due to the replacement of those funds with other investment alternatives for those brokerage clients. The resulting reduction in asset management fees has been offset by payments from Wachovia under an agreement dated as of July 30, 2004 implementing arrangements with respect to money market mutual funds in connection with the combination. The agreement extends for ten years after termination of the joint venture with Wachovia. The revenue from Wachovia under this agreement was $51 million in 2006, $54 million in 2005 and $35 million in 2004.

Investments in other operating joint ventures

The Company has made investments in other operating joint ventures as part of its international insurance and international investments businesses. The Company’s combined investment in these other operating joint ventures was $437 million and $380 million as of December 31, 2006 and 2005 respectively. The Company recognized combined after-tax equity earnings from these joint ventures of $31 million, $26 million, and $20 million for the years ended December 31, 2006, 2005 and 2004, respectively. Dividends received from these investments combined were $29 million, $17 million, and $19 million for the years ended December 31, 2006, 2005 and 2004, respectively.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

7.    VALUATION OF BUSINESS ACQUIRED, GOODWILL AND OTHER INTANGIBLES

Valuation of Business Acquired

The balance of and changes in VOBA as of and for the years ended December 31, are as follows:

	2006	2005	2004
	(in millions)
Balance, beginning of year	$776	$930	$489
Acquisitions	647	—	632
Amortization(1)	(182)	(176)	(92)
Change in unrealized investment gains and losses	2	(3)	(1)
Interest(2)	60	63	41
Foreign currency translation	1	(38)	5
Impact of adoption of SOP 03-1	—	—	(130)
Opening balance sheet adjustment	—	—	(14)

Balance, end of year	$1,304	$776	$930

(1)	The weighted average remaining expected life of VOBA varies by product. The weighted average remaining expected lives were approximately 5, 19, 5, 7 and 6 years for the VOBA related to the insurance transactions associated with Allstate, CIGNA, American Skandia, Inc. (“American Skandia”), Aoba Life and Gibraltar Life, respectively. The VOBA balances at December 31, 2006 were $602 million, $296 million, $153 million, $201 million and $52 million related to Allstate, CIGNA, American Skandia, Aoba Life and Gibraltar, respectively.
(2)	The interest accrual rates vary by product. The interest rates were 5.80%, 8.0%, 5.96%, 2.20% to 2.35%, and 0.5% to 1.88% for the VOBA related to Allstate, CIGNA, American Skandia, Aoba Life and Gibraltar Life, respectively.

Certain contracts acquired by the Company include a market value adjustment (“MVA”) feature that requires the Company to pay to the contractholder upon surrender the accreted value of the fund as well as a market value adjustment based on the crediting rates on the contract surrendered compared to crediting rates on newly issued contracts or an indexed rate at time of surrender, as applicable. As of December 31, 2003, this liability was reflected at market value, which considers the effects of unrealized gains and losses in contract value resulting from changes in crediting rates. Upon the adoption of SOP 03-1 on January 1, 2004, the Company changed its accounting for these contracts as described previously under “New Accounting Pronouncements.” The Company’s net VOBA balance decreased $130 million upon the adoption of SOP 03-1. This was primarily due to the change in the liability for the MVA feature associated with the acquired contracts, since the expected cash flows on this business in force at the time of acquisition that corresponded to obligations covered by SOP 03-1 were considered in establishing the initial VOBA.

The following table provides estimated future amortization, net of interest, for the periods indicated.

VOBA Amortization
(in millions)
2007	$166
2008	141
2009	119
2010	101
2011	86
2012 and thereafter	691

Total	$1,304

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

7.    VALUATION OF BUSINESS ACQUIRED, GOODWILL AND OTHER INTANGIBLES (continued)

Goodwill

The changes in the book value of goodwill by segment are as follows:

	Year Ended December 31, 2006
	Balance at January 1	Acquisitions	Impairment Charge	Other(1)	Balance at December 31
	(in millions)
Individual Annuities	$—	$97	$—	$—	$97
Asset Management	240	—	—	(2)	238
Retirement	342	—	—	(4)	338
International Insurance	17	—	—	2	19
International Investments	120	3	—	2	125
Real Estate and Relocation Services	116	—	—	2	118

Total	$835	$100	$—	$—	$935

	Year Ended December 31, 2005
	Balance at January 1	Acquisitions	Impairment Charge	Other(1)	Balance at December 31
	(in millions)
Asset Management	$246	$—	$—	$(6)	$240
Retirement	342	—	—	—	342
International Insurance	15	—	—	2	17
International Investments	120	—	—	—	120
Real Estate and Relocation Services	117	1	—	(2)	116

Total	$840	$1	$—	$(6)	$835

(1)	Other represents foreign currency translation and purchase price adjustments.

The Company tests goodwill for impairment annually as of December 31 and more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. There were no impairments recorded in 2006 or 2005.

Other Intangibles

At December 31, 2006, the gross carrying amount and accumulated amortization for the Company’s other intangibles subject to amortization amounted to $437 million and $219 million, respectively, and at December 31, 2005, $379 million and $183 million, respectively. Other intangibles not subject to amortization amounted to $6 million and $14 million at December 31, 2006 and 2005, respectively. Other intangibles consist primarily of mortgage servicing rights and customer relationships included in the Asset Management segment. At December 31, 2006, the gross carrying amount and accumulated amortization for mortgage servicing rights, including both purchased and originated servicing rights, amounted to $229 million and $81 million, respectively, and at December 31, 2005, $215 million and $77 million, respectively. The fair values of net mortgage servicing rights were $176 million and $163 million at December 31, 2006 and 2005, respectively. At December 31, 2006, the gross carrying amount and accumulated amortization for customer relationships amounted to $181 million and $122 million, respectively, and at December 31, 2005, $141 million and $94 million respectively. Amortization expense for other intangibles was $46 million, $42 million and $34 million for the years ended December 31, 2006, 2005 and 2004, respectively. Amortization expense for other intangibles is expected to be approximately $37 million in 2007, $31 million in 2008, $29 million in 2009, $23 million in 2010 and $21 million in 2011.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

8.    POLICYHOLDERS’ LIABILITIES

Future Policy Benefits

Future policy benefits at December 31, are as follows:

	2006	2005
	(in millions)
Life insurance	$83,847	$80,429
Individual and group annuities and supplementary contracts	17,639	16,346
Other contract liabilities	3,414	3,115

Subtotal future policy benefits excluding unpaid claims and claim adjustment expenses	104,900	99,890

Unpaid claims and claim adjustment expenses	2,051	1,982

Total future policy benefits	$106,951	$101,872

Life insurance liabilities include reserves for death and endowment policy benefits, terminal dividends and certain health benefits. Individual and group annuities and supplementary contracts liabilities include reserves for life contingent immediate annuities and life contingent group annuities. Other contract liabilities include unearned revenue and certain other reserves for group and individual life and health products.

Future policy benefits for individual participating traditional life insurance are based on the net level premium method, calculated using the guaranteed mortality and nonforfeiture interest rates which range from 2.5% to 7.5%. Participating insurance represented 20% and 23% of domestic individual life insurance in force at December 31, 2006 and 2005, respectively, and 89%, 90% and 91% of domestic individual life insurance premiums for 2006, 2005 and 2004, respectively.

Future policy benefits for individual non-participating traditional life insurance policies, group and individual long-term care policies and individual health insurance policies are equal to the aggregate of (1) the present value of future benefit payments and related expenses, less the present value of future net premiums, and (2) any premium deficiency reserves. Assumptions as to mortality, morbidity and persistency are based on the Company’s experience, and in certain instances, industry experience, when the basis of the reserve is established. Interest rates used for the aggregate reserves range from 0% to 9.5%; less than 2% of the reserves are based on an interest rate in excess of 8%.

Future policy benefits for individual and group annuities and supplementary contracts are equal to the aggregate of (1) the present value of expected future payments, and (2) any premium deficiency reserves. Assumptions as to mortality are based on the Company’s experience, and in certain instances, industry experience, when the basis of the reserve is established. The interest rates used in the determination of the aggregate reserves range from 1.1% to 14.8%; less than 2% of the reserves are based on an interest rate in excess of 8%.

Future policy benefits for other contract liabilities are generally equal to the present value of expected future payments based on the Company’s experience (except for certain group insurance coverages for which future policy benefits are equal to gross unearned premium reserves). The interest rates used in the determination of the present values range from 0% to 6.7%.

Premium deficiency reserves are established, if necessary, when the liability for future policy benefits plus the present value of expected future gross premiums are determined to be insufficient to provide for expected future policy benefits and expenses and to recover any unamortized policy acquisition costs. Premium deficiency reserves have been recorded for the group single premium annuity business, which consists of limited-payment, long-duration traditional and non-participating annuities; structured settlements and single premium immediate annuities with life contingencies; and for certain individual health policies. Liabilities of $2,658 million and $3,034 million are included in “Future policy benefits” with respect to these deficiencies at December 31, 2006 and 2005, respectively.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

8.    POLICYHOLDERS’ LIABILITIES (continued)

The Company’s liability for future policy benefits is also inclusive of liabilities for guarantee benefits related to certain nontraditional long-duration life and annuity contracts, which are discussed more fully in Note 9.

The unpaid claims and claim adjustment expenses include estimates for liabilities associated with reported claims and for incurred but not reported claims based, in part, on the Company’s experience. Changes in the estimated cost to settle unpaid claims are charged or credited to the Consolidated Statements of Operations periodically as the estimates are revised. Accident and health unpaid claims liabilities are discounted using interest rates ranging from 0% to 6.0%.

Policyholders’ Account Balances

Policyholders’ account balances at December 31, are as follows:

	2006	2005
	(in millions)
Individual annuities	$14,660	$12,464
Group annuities	20,289	20,045
Guaranteed investment contracts and guaranteed interest accounts	13,670	14,961
Funding agreements	6,905	4,535
Interest-sensitive life contracts	11,226	10,091
Dividend accumulations and other	13,902	13,563

Policyholders’ account balances	$80,652	$75,659

Policyholders’ account balances represent an accumulation of account deposits plus credited interest less withdrawals, expenses and mortality charges, if applicable. These policyholders’ account balances also include provisions for benefits under non-life contingent payout annuities. Included in “Funding agreements” at December 31, 2006 and 2005, are $6,537 million and $4,172 million, respectively, of medium-term notes of consolidated variable interest entities secured by funding agreements purchased from the Company with the proceeds of such notes. The interest rates associated with such notes range from 3.9% to 5.7%. Interest crediting rates range from 0% to 10.8% for interest-sensitive life contracts and from 0% to 13.4% for contracts other than interest-sensitive life. Less than 2% of policyholders’ account balances have interest crediting rates in excess of 8%.

9.    CERTAIN NONTRADITIONAL LONG-DURATION CONTRACTS

The Company issues traditional variable annuity contracts through its separate accounts for which investment income and investment gains and losses accrue directly to, and investment risk is borne by, the contractholder. The Company also issues variable annuity contracts with general and separate account options where the Company contractually guarantees to the contractholder a return of no less than (1) total deposits made to the contract less any partial withdrawals (“return of net deposits”), (2) total deposits made to the contract less any partial withdrawals plus a minimum return (“minimum return”), or (3) the highest contract value on a specified date minus any withdrawals (“contract value”). These guarantees include benefits that are payable in the event of death, annuitization or at specified dates during the accumulation period and withdrawal and income benefits payable during specified periods.

The Company also issues annuity contracts with market value adjusted investment options (“MVAs”), which provide for a return of principal plus a fixed rate of return if held to maturity, or, alternatively, a “market adjusted value” if surrendered prior to maturity or if funds are reallocated to other investment options. The market value adjustment may result in a gain or loss to the Company, depending on crediting rates or an indexed rate at surrender, as applicable.

In addition, the Company issues variable life, variable universal life and universal life contracts where the Company contractually guarantees to the contractholder a death benefit even when there is insufficient value to cover monthly mortality and expense charges, whereas otherwise the contract would typically lapse (“no lapse

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

9.    CERTAIN NONTRADITIONAL LONG-DURATION CONTRACTS (continued)

guarantee”). Variable life and variable universal life contracts are offered with general and separate account options, similar to variable annuities.

The assets supporting the variable portion of both traditional variable annuities and certain variable contracts with guarantees are carried at fair value and reported as “Separate account assets” with an equivalent amount reported as “Separate account liabilities.” Amounts assessed against the contractholders for mortality, administration, and other services are included within revenue in “Policy charges and fee income” and changes in liabilities for minimum guarantees are generally included in “Policyholders’ benefits.” In 2006 and 2005 there were no gains or losses on transfers of assets from the general account to a separate account.

For those guarantees of benefits that are payable in the event of death, the net amount at risk is generally defined as the current guaranteed minimum death benefit in excess of the current account balance at the balance sheet date. For guarantees of benefits that are payable at annuitization, the net amount at risk is generally defined as the present value of the minimum guaranteed annuity payments available to the contractholder determined in accordance with the terms of the contract in excess of the current account balance. For guarantees of accumulation balances, the net amount at risk is generally defined as the guaranteed minimum accumulation balance minus the current account balance. The Company’s contracts with guarantees may offer more than one type of guarantee in each contract; therefore, the amounts listed may not be mutually exclusive. As of December 31, 2006 and 2005, the Company had the following guarantees associated with these contracts, by product and guarantee type:

	December 31, 2006		December 31, 2005
	In the Event of Death	At Annuitization/ Accumulation(1)	In the Event of Death	At Annuitization/ Accumulation(1)
(dollars in millions)
Variable Annuity Contracts

Return of net deposits
Account value	$37,071	$ 57	$28,290	N/A
Net amount at risk	$ 1,491	$ 5	$ 1,974	N/A
Average attained age of contractholders	60 years	64 years	60 years	N/A

Minimum return or contract value
Account value	$32,118	$28,322	$17,022	$13,980
Net amount at risk	$ 2,528	$ 733	$ 1,809	$ 5
Average attained age of contractholders	64 years	59 years	64 years	58 years
Average period remaining until earliest expected annuitization	N/A	6 years	N/A	6 years

(1)	Includes income and withdrawal benefits as described herein. Net amount at risk as of December 31, 2006 includes $733 million relating to GMIB and GMAB balances acquired from Allstate during 2006.

	Unadjusted Value	Adjusted Value	Unadjusted Value	Adjusted Value
	(in millions)
Market value adjusted annuities
Account value	$1,426	$1,438	$1,400	$1,414

	December 31, 2006	December 31, 2005
	In the Event of Death
	(dollars in millions)
Variable Life, Variable Universal Life and Universal Life Contracts

No lapse guarantees
Separate account value	$2,070	$1,869
General account value	$1,932	$1,610
Net amount at risk	$50,726	$48,914
Average attained age of contractholders	45 years	43 years

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

9.    CERTAIN NONTRADITIONAL LONG-DURATION CONTRACTS (continued)

Account balances of variable annuity contracts with guarantees were invested in separate account investment options as follows:

	December 31, 2006	December 31, 2005
	(in millions)
Equity funds	$39,229	$29,502
Bond funds	7,228	5,867
Balanced funds	12,731	1,952
Money market funds	2,624	1,915
Other	3,065	2,321

Total	$64,877	$41,557

In addition to the amounts invested in separate account investment options above, $4,312 million at December 31, 2006 and $3,755 million at December 31, 2005 of account balances of variable annuity contracts with guarantees, inclusive of contracts with MVA features, were invested in general account investment options.

Liabilities For Guarantee Benefits

The table below summarizes the changes in general account liabilities for guarantees on variable contracts. The liabilities for guaranteed minimum death benefits (“GMDB”) and guaranteed minimum income benefits (“GMIB”) are included in “Future policy benefits” and the related changes in the liabilities are included in “Policyholders’ benefits.” Guaranteed minimum withdrawal benefits (“GMWB”), guaranteed minimum income and withdrawal benefits (“GMIWB”) and guaranteed minimum accumulation benefits (“GMAB”) features are considered to be derivatives under SFAS No. 133, and changes in the fair value of the derivative are recognized through “Realized investment gains (losses), net.” The liabilities for GMWB, GMIWB and GMAB are included in “Future policy benefits.”

	GMDB	GMIB	GMWB/ GMIWB/ GMAB
	(in millions)
Balance at January 1, 2004	$70	$2	$—
Incurred guarantee benefits(1)	86	6	—
Paid guarantee benefits and other	(68)	—	—

Balance at December 31, 2004	88	8	$—

Incurred guarantee benefits(1)	58	7	(2)
Paid guarantee benefits and other	(55)	—	—

Balance at December 31, 2005	91	15	(2)

Acquisition	—	—	2
Incurred guarantee benefits(1)	85	14	(38)
Paid guarantee benefits and other	(47)	—	—

Balance at December 31, 2006	$129	$29	$(38)

(1)	Incurred guarantee benefits include the portion of assessments established as additions to reserves as well as changes in estimates effecting the reserves. Also includes changes in the fair value of features considered to be derivatives.

The GMDB liability is determined each period end by estimating the accumulated value of a portion of the total assessments to date less the accumulated value of the death benefits in excess of the account balance. The portion of assessments used is chosen such that, at issue (or, in the case of acquired Allstate and American Skandia contracts, at the acquisition date), the present value of expected death benefits in excess of the projected

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

9.    CERTAIN NONTRADITIONAL LONG-DURATION CONTRACTS (continued)

account balance and the portion of the present value of total expected assessments over the lifetime of the contracts are equal. The GMIB liability was determined by estimating the accumulated value of a portion of the total assessments to date less the accumulated value of the projected income benefits in excess of the account balance. The Company regularly evaluates the estimates used and adjusts the GMDB and GMIB liability balances, with a related charge or credit to earnings, if actual experience or other evidence suggests that earlier assumptions should be revised.

The present value of death benefits in excess of the projected account balance and the present value of total expected assessments for GMDB’s were determined over a reasonable range of stochastically generated scenarios. For variable annuities and variable universal life, 5,000 scenarios were stochastically generated and, from these, 200 scenarios were selected using a sampling technique. For variable life, various scenarios covering a reasonable range were weighted based on a statistical lognormal model. For universal life, 1,000 scenarios were stochastically generated and selected.

The most significant of the Company’s GMAB features are the guaranteed return option (“GRO”) features. The GRO features predominantly provide for a guaranteed return of initial account value over a contractually defined period equal to seven years. One other variation of the GRO feature has an additional optional benefit that will provide for a base guarantee of account value seven years after the benefit is effective and every anniversary date thereafter and, if elected, an enhanced guarantee equal to the account value seven years after the effective date of any “step-up” and every anniversary date thereafter. All guaranteed amounts include any additional purchase payments and credits less withdrawals. Significant or prolonged declines in the value of any variable investment options a customer may choose as part of their GRO benefit may result in all or a substantial portion of their account values being allocated to fixed investment allocations, in conjunction with the Company’s automatic rebalancing program associated with this feature. In addition to GRO, during 2006, the Company has assumed the rights and obligations of Allstate’s GMAB feature. The GMAB feature guarantees a maturity value. The rider allows the policyholder to select a maturity period ranging from 8 to 20 years. For longer maturity periods, policyholders are given a stronger accumulation benefit. Two options are provided; each has a different asset allocation requirement. Guaranteed maturity values range from 100% to 250% of the initial premium. The guaranteed amount is determined based on the maturity period and which of the two asset allocation models are selected.

The GMWB features provide the contractholder with a guaranteed remaining balance if the account value is reduced to zero through a combination of market declines and withdrawals. The guaranteed remaining balance is generally equal to the protected value under the contract, which is initially established as the greater of the account value or cumulative premiums when withdrawals commence, less cumulative withdrawals. The contractholder also has the option, after a specified time period, to reset the guaranteed remaining balance to the then-current account value, if greater.

The GMIWB features predominantly present a benefit that provides a contractholder two optional methods to receive guaranteed minimum payments over time- a “withdrawal” option or an “income” option. The withdrawal option guarantees that, upon the election of such benefit, a contract holder can withdraw an amount each year until the cumulative withdrawals reach a total guaranteed balance. The guaranteed remaining balance is generally equal to the protected value under the contract, which is initially established as the greater of: (1) the account value on the date of first withdrawal; (2) cumulative premiums when withdrawals commence, less cumulative withdrawals plus a minimum return; or (3) the highest contract value on a specified date minus any withdrawals. The income option guarantees that a contract holder can, upon the election of this benefit, withdraw a lesser amount based on the total guaranteed balance each year for the annuitant’s life. The withdrawal or income benefit can be elected by the contract holder upon issuance of an appropriate deferred variable annuity contract or at any time following contract issue prior to annuitization.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

9.    CERTAIN NONTRADITIONAL LONG-DURATION CONTRACTS (continued)

Sales Inducements

The Company defers sales inducements and amortizes them over the anticipated life of the policy using the same methodology and assumptions used to amortize deferred policy acquisition costs. These deferred sales inducements are included in “Other assets.” The Company offers various types of sales inducements. These inducements include: (1) a bonus whereby the policyholder’s initial account balance is increased by an amount equal to a specified percentage of the customer’s initial deposit, (2) additional interest credits after a certain number of years a contract is held and (3) enhanced interest crediting rates that are higher than the normal general account interest rate credited in certain product lines. Changes in deferred sales inducements are as follows:

Sales Inducements
(in millions)
Balance at January 1, 2004	$156
Capitalization	132
Amortization	(24)

Balance at December 31, 2004	264

Capitalization	152
Amortization	(35)

Balance at December 31, 2005	381

Capitalization	233
Amortization	(51)

Balance at December 31, 2006	$563

10.    CLOSED BLOCK

On the date of demutualization, Prudential Insurance established a Closed Block for certain individual life insurance policies and annuities issued by Prudential Insurance in the U.S. The recorded assets and liabilities were allocated to the Closed Block at their historical carrying amounts. The Closed Block forms the principal component of the Closed Block Business. For a discussion of the Closed Block Business see Note 20.

The policies included in the Closed Block are specified individual life insurance policies and individual annuity contracts that were in force on the effective date of the Plan of Reorganization and for which Prudential Insurance is currently paying or expects to pay experience-based policy dividends. Assets have been allocated to the Closed Block in an amount that has been determined to produce cash flows which, together with revenues from policies included in the Closed Block, are expected to be sufficient to support obligations and liabilities relating to these policies, including provision for payment of benefits, certain expenses, and taxes and to provide for continuation of the policyholder dividend scales in effect in 2000, assuming experience underlying such scales continues. To the extent that, over time, cash flows from the assets allocated to the Closed Block and claims and other experience related to the Closed Block are, in the aggregate, more or less favorable than what was assumed when the Closed Block was established, total dividends paid to Closed Block policyholders in the future may be greater than or less than the total dividends that would have been paid to these policyholders if the policyholder dividend scales in effect in 2000 had been continued. Any cash flows in excess of amounts assumed will be available for distribution over time to Closed Block policyholders and will not be available to stockholders. If the Closed Block has insufficient funds to make guaranteed policy benefit payments, such payments will be made from assets outside of the Closed Block. The Closed Block will continue in effect as long as any policy in the Closed Block remains in force unless, with the consent of the New Jersey insurance regulator, it is terminated earlier.

The excess of Closed Block Liabilities over Closed Block Assets at the date of the demutualization (adjusted to eliminate the impact of related amounts in “Accumulated other comprehensive income (loss)”) represented the estimated maximum future earnings at that date from the Closed Block expected to result from operations attributed to the Closed Block after income taxes. In establishing the Closed Block, the Company developed an actuarial

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

10.    CLOSED BLOCK (continued)

calculation of the timing of such maximum future earnings. If actual cumulative earnings of the Closed Block from inception through the end of any given period are greater than the expected cumulative earnings, only the expected earnings will be recognized in income. Any excess of actual cumulative earnings over expected cumulative earnings will represent undistributed accumulated earnings attributable to policyholders, which are recorded as a policyholder dividend obligation. The policyholder dividend obligation represents amounts to be paid to Closed Block policyholders as an additional policyholder dividend unless otherwise offset by future Closed Block performance that is less favorable than originally expected. If the actual cumulative earnings of the Closed Block from its inception through the end of any given period are less than the expected cumulative earnings of the Closed Block, the Company will recognize only the actual earnings in income. However, the Company may reduce policyholder dividend scales in the future, which would be intended to increase future actual earnings until the actual cumulative earnings equaled the expected cumulative earnings. The Company recognized a policyholder dividend obligation of $483 million and $326 million at December 31, 2006 and 2005, respectively, to Closed Block policyholders for the excess of actual cumulative earnings over the expected cumulative earnings. Additionally, net unrealized investment gains that have arisen subsequent to the establishment of the Closed Block were reflected as a policyholder dividend obligation of $1.865 billion and $2.302 billion at December 31, 2006 and 2005, respectively, to be paid to Closed Block policyholders unless otherwise offset by future experience, with an offsetting amount reported in “Accumulated other comprehensive income (loss).”

On December 14, 2004, Prudential Insurance’s Board of Directors acted to reduce dividends, effective January 1, 2005 on Closed Block policies to reflect changes in the economic environment, primarily the persistent low levels of fixed income interest rates experienced in recent years, as well as poor equity returns. These actions resulted in a $91 million reduction of the liability for policyholder dividends recognized in the year ended December 31, 2004. There was no change to the dividend scale for 2006 or 2007.

Closed Block Liabilities and Assets designated to the Closed Block at December 31, as well as maximum future earnings to be recognized from Closed Block Liabilities and Closed Block Assets, are as follows:

	2006	2005
	(in millions)
Closed Block Liabilities
Future policy benefits	$50,705	$50,112
Policyholders’ dividends payable	1,108	1,089
Policyholder dividend obligation	2,348	2,628
Policyholders’ account balances	5,562	5,568
Other Closed Block liabilities	10,800	9,676

Total Closed Block Liabilities	70,523	69,073

Closed Block Assets
Fixed maturities, available for sale, at fair value	46,707	45,403
Equity securities, available for sale, at fair value	3,684	3,128
Commercial loans	6,794	6,750
Policy loans	5,415	5,403
Other long-term investments	922	923
Short-term investments	1,765	1,340

Total investments	65,287	62,947
Cash and cash equivalents	1,275	2,167
Accrued investment income	662	658
Other Closed Block assets	277	286

Total Closed Block Assets	67,501	66,058

Excess of reported Closed Block Liabilities over Closed Block Assets	3,022	3,015
Portion of above representing accumulated other comprehensive income:
Net unrealized investment gains	1,844	2,402
Allocated to policyholder dividend obligation	(1,865)	(2,302)

Future earnings to be recognized from Closed Block Assets and Closed Block Liabilities	$3,001	$3,115

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

10.    CLOSED BLOCK (continued)

Information regarding the policyholder dividend obligation is as follows:

	2006	2005
	(in millions)
Balance, January 1	$2,628	$3,141
Impact on income before gains allocable to policyholder dividend obligation	157	326
Change in unrealized investment gains	(437)	(839)

Balance, December 31	$2,348	$2,628

Closed Block revenues and benefits and expenses for the years ended December 31, 2006, 2005 and 2004 were as follows:

	2006	2005	2004
	(in millions)
Revenues
Premiums	$3,599	$3,619	$3,776
Net investment income	3,401	3,447	3,392
Realized investment gains (losses), net	490	624	709
Other income	50	50	59

Total Closed Block revenues	7,540	7,740	7,936

Benefits and Expenses
Policyholders’ benefits	3,967	3,993	4,056
Interest credited to policyholders’ account balances	139	137	137
Dividends to policyholders	2,518	2,653	2,364
General and administrative expenses	725	717	710

Total Closed Block benefits and expenses	7,349	7,500	7,267

Closed Block revenues, net of Closed Block benefits and expenses, before income taxes	191	240	669

Income tax expense	77	35	19

Closed Block revenues, net of Closed Block benefits and expenses and income taxes	$114	$205	$650

11.    REINSURANCE

The Company participates in reinsurance in order to provide additional capacity for future growth and limit the maximum net loss potential arising from large risks. On June 1, 2006, the Company acquired the variable annuity business of Allstate through a reinsurance transaction. The reinsurance arrangements with Allstate include a coinsurance arrangement and a modified coinsurance arrangement which are more fully described in Note 3. The acquisition of the retirement business of CIGNA on April 1, 2004, required the Company through its wholly owned subsidiary, PRIAC, to enter into certain reinsurance arrangements with CIGNA to effect the transfer of the retirement business included in the transaction. These reinsurance arrangements are more fully described in Note 3. Also, in the fourth quarter of 2003, the Company sold its property and casualty insurance companies that operated nationally in 48 states outside of New Jersey, and the District of Columbia to Liberty Mutual. In connection with that sale, the Company reinsured Liberty Mutual for certain losses which will be settled based upon loss experience through December 31, 2008 and are more fully described in Note 21.

Life and disability reinsurance is accomplished through various plans of reinsurance, primarily yearly renewable term, per person excess and coinsurance. In addition, the Company has reinsured with unaffiliated third parties, 73% of the Closed Block through various modified coinsurance arrangements. The Company accounts for these modified coinsurance arrangements under the deposit method of accounting. Reinsurance ceded arrangements do not discharge the Company as the primary insurer. Ceded balances would represent a

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

11.    REINSURANCE (continued)

liability of the Company in the event the reinsurers were unable to meet their obligations to the Company under the terms of the reinsurance agreements. Reinsurance premiums, commissions, expense reimbursements, benefits and reserves related to reinsured long-duration contracts are accounted for over the life of the underlying reinsured contracts using assumptions consistent with those used to account for the underlying contracts. The cost of reinsurance related to short-duration contracts is accounted for over the reinsurance contract period. Amounts recoverable from reinsurers, for both short-and long-duration reinsurance arrangements, are estimated in a manner consistent with the claim liabilities and policy benefits associated with the reinsured policies.

The tables presented below exclude amounts pertaining to the Company’s discontinued operations.

Reinsurance amounts included in the Consolidated Statements of Operations for the years ended December 31, were as follows:

	2006	2005	2004
	(in millions)
Direct premiums	$15,122	$14,746	$13,307
Reinsurance assumed	99	102	103
Reinsurance ceded	(1,313)	(1,092)	(889)

Premiums	$13,908	$13,756	$12,521

Policyholders’ benefits ceded	$(1,326)	$(1,108)	$(938)

Reinsurance recoverables at December 31, are as follows:

	2006	2005
	(in millions)
Individual and group annuities(1)	$1,283	$2,917
Life insurance	524	484
Other reinsurance	139	135

Total reinsurance recoverable	$1,946	$3,536

(1)	Primarily represents reinsurance recoverables established under the reinsurance arrangements associated with the acquisition of the retirement business of CIGNA. The Company has recorded related reinsurance payables of $1,282 million and $2,910 million at December 31, 2006 and 2005, respectively.

Excluding the reinsurance recoverable associated with the acquisition of the retirement business of CIGNA, three major reinsurance companies account for approximately 59% of the reinsurance recoverable at December 31, 2006. The Company periodically reviews the financial condition of its reinsurers and amounts recoverable therefrom in order to minimize its exposure to loss from reinsurer insolvencies, recording an allowance when necessary for uncollectible reinsurance.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

12.    SHORT-TERM AND LONG-TERM DEBT

Short-term Debt

Short-term debt at December 31, is as follows:

	2006	2005
	(in millions)
Commercial paper	$7,536	$7,563
Floating rate convertible senior notes	4,000	2,000
Notes payable:
Note subject to set-off arrangements	—	95
Other notes payable	557	811
Current portion of long-term debt	443	740

Sub-total	12,536	11,209

Less assets under set-off arrangements (1)	—	95

Total short-term debt	$12,536	$11,114

(1)	Assets under set-off arrangements represent a reduction in the amount of note payables included in short-term debt, relating to an arrangement where valid rights of set-off exist and it is the intent of both parties to settle on a net basis under legally enforceable arrangements.

The weighted average interest rate on outstanding short-term debt, excluding the current portion of long-term debt and convertible debt, was approximately 5.3% and 4.2% at December 31, 2006 and 2005, respectively.

At December 31, 2006, the Company had $4,088 million in committed lines of credit from numerous financial institutions, substantially all of which were unused. These lines of credit generally have terms ranging from one to five years.

The Company issues commercial paper primarily to manage operating cash flows and existing commitments, to meet working capital needs and to take advantage of current investment opportunities. At December 31, 2006 and 2005, a portion of commercial paper borrowings were supported by $4,000 million and $3,000 million of the Company’s existing lines of credit, respectively. At December 31, 2006 and 2005, the weighted average maturity of commercial paper outstanding was 18 and 16 days, respectively.

On each of December 7, 2006 and November 16, 2005, Prudential Financial issued in a private placement $2.0 billion of floating rate convertible senior notes, convertible by the holders at any time after issuance into cash and shares of Prudential Financial’s Common Stock. The conversion prices, $104.21 per share for the December 2006 issuance and $90 per share for the November 2005 issuance, are subject to adjustment upon certain corporate events. The conversion features require net settlement in shares; therefore, upon conversion, a holder would receive cash equal to the par amount of the convertible notes surrendered for conversion and shares of Prudential Financial Common Stock only for the portion of the settlement amount in excess of the par amount, if any. The interest rate on the December 2006 issuance is a floating rate equal to 3-month LIBOR minus 2.4% to be reset quarterly, and was 2.95% in 2006. The interest rate on the November 2005 issuance is a floating rate equal to 3-month LIBOR minus 2.76%, to be reset quarterly, and ranged from 1.57% to 2.65% in 2006 and was 1.57% in 2005.

The floating rate senior convertible notes are redeemable by Prudential Financial, at par plus accrued interest, on or after December 13, 2007 for the December 2006 issuance and on or after May 20, 2007 for the November 2005 issuance. Holders of the notes may also require Prudential Financial to repurchase the notes, at par plus accrued interest, on contractually specified dates. The first such date for the December 2006 issuance is December 12, 2007 and for the November 2005 issuance is May 15, 2007. Prudential Financial has agreed to file prospectus supplements to register with the SEC resales of the convertible senior notes. In the event the

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

12.    SHORT-TERM AND LONG-TERM DEBT (continued)

Company is unable to complete the registration process or maintain the effectiveness of this registration, the Company could be required to pay liquidated damages of 0.25% applied to the par amount of the notes for each interest period such default continues under registration rights agreements entered into with the holders of the notes. The Company believes it is unlikely it will default under the registration rights agreements.

Long-term Debt

Long-term debt at December 31, is as follows:

	Maturity Dates		Rate	2006	2005
				(in millions)
Prudential Holdings, LLC notes (the “IHC debt”)
Series A	2017	(1)	(2)	$333	$333
Series B	2023	(1)	7.245%	777	777
Series C	2023	(1)	8.695%	640	640
Fixed rate notes:
Fixed rate note subject to set-off arrangements	2009-2011		4.45%-5.11%	1,692	957
Surplus notes	2007-2025		(3)	443	693
Other fixed rate notes	2008-2035		3.00%-7.72%	7,802	5,242
Floating rate notes:
Surplus notes	2016		(4)	600	—
Other floating rate notes	2008-2020		(5)	604	450

Sub-total				12,891	9,092

Less assets under set-off arrangements(6)				1,468	822

Total long-term debt				$11,423	$8,270

(1)	Annual scheduled repayments of principal for the Series A and Series C notes begin in 2013. Annual scheduled repayments of principal for the Series B notes begin in 2018.
(2)	The interest rate on the Series A notes is a floating rate equal to LIBOR plus 0.875% per year. The interest rate ranged from 5.4% to 6.3% in 2006 and 3.4% to 5.4% in 2005.
(3)	The interest rate on the fixed rate Surplus notes ranged from 7.65% to 8.3% in 2006 and 2005.
(4)	The interest rate on the floating rate Surplus notes was 5.36% in 2006.
(5)	The interest rates on the other floating rate notes are based on LIBOR and the U.S. Consumer Price Index. Interest rates ranged from 2.7% to 6.7% in 2006 and 3.5% to 6.7% in 2005.
(6)	Assets under set-off arrangements represent a reduction in the amount of fixed rate notes included in long-term debt, relating to an arrangement where valid rights of set-off exist and it is the intent of both parties to settle on a net basis under legally enforceable arrangements.

Several long-term debt agreements have restrictive covenants related to the total amount of debt, net tangible assets and other matters. At December 31, 2006 and 2005, the Company was in compliance with all debt covenants.

The fixed rate surplus notes issued by Prudential Insurance are subordinated to other Prudential Insurance borrowings and policyholder obligations, and the payment of interest and principal may only be made with the prior approval of the Commissioner of Banking and Insurance of the State of New Jersey (the “Commissioner”). The Commissioner could prohibit the payment of the interest and principal on the surplus notes if certain statutory capital requirements are not met. At December 31, 2006, the Company met these statutory capital requirements. At December 31, 2006 and 2005, $693 million of fixed rate surplus notes were outstanding, of which $250 million is reflected as short-term debt at December 31, 2006.

The $600 million in floating rate surplus notes were issued by a subsidiary of Prudential Insurance under a Surplus Note Purchase Agreement that provides for the issuance of up to $3 billion of ten-year surplus notes.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

12.    SHORT-TERM AND LONG-TERM DEBT (continued)

Concurrent with the issuance of each surplus note, Prudential Financial enters into arrangements with the buyer, which are accounted for as derivative instruments, that may result in payments by, or to, Prudential Financial over the term of the surplus notes, to the extent there are significant changes in the value of the surplus notes. Surplus notes issued under this facility are subordinated to policyholder obligations, and the payment of interest and principal on them may only be made by the issuer with the prior approval of the Arizona Department of Insurance. The derivative instruments discussed above also provide that in the event approval is not obtained to make interest or principal payments, the holder of the surplus notes may have the right to sell the surplus notes to Prudential Financial. As of December 31, 2006, these derivative instruments had no value.

In order to modify exposure to interest rate and currency exchange rate movements, the Company utilizes derivative instruments, primarily interest rate swaps, in conjunction with some of its debt issues. The impact of these derivative instruments that qualify for hedge accounting treatment, which is not reflected in the rates presented in the table above, were decreases in interest expense of $4 million and $15 million for the years ended December 31, 2006 and 2005, respectively. See Note 19 for additional information on the Company’s use of derivative instruments.

Interest expense for short-term and long-term debt was $1,161 million, $775 million and $492 million, for the years ended December 31, 2006, 2005 and 2004, respectively. This includes interest expense of $150 million, $75 million and $34 million for the years ended December 31, 2006, 2005 and 2004, respectively, reported in “Net investment income.”

Included in “Policyholders’ account balances” are additional debt obligations of the Company. See Note 8 for further discussion.

Equity Security Units

In December 2001, in connection with the demutualization, Prudential Financial and Prudential Financial Capital Trust I (the “Trust”) co-issued 13,800,000 6.75% equity security units (the “Units”) to the public at an offering price of $50 per Unit for gross proceeds of $690 million. Each Unit had a stated amount of $50 and initially consisted of (1) a contract requiring the holder to purchase, for $50, shares of Common Stock of Prudential Financial by November 15, 2004 (the “purchase contract”), at a price determined by a formula described in the purchase contract and (2) a redeemable capital security of the Trust, with a stated liquidation amount of $50.

In accordance with the terms of the Units, the Trust was dissolved on July 29, 2004, and $690 million aggregate principal amount of 5.34% debentures of Prudential Financial that matured on November 15, 2006 (the “Debentures”), the sole assets of the Trust, were distributed to the owners of the Trust’s capital securities in exchange for their capital securities. The Debentures were remarketed on behalf of the debenture owners on August 6, 2004 and the interest rate on the Debentures was reset as of August 11, 2004 to 4.104% per annum. As of December 31, 2005 the $690 million of 4.104% Debentures were reported as “Short-term debt.”

In November 2004, the Company settled the purchase contracts associated with the Units by issuing 20.3 million new shares of Common Stock (based on 1.47 shares of Common Stock per purchase contract) for proceeds of $690 million.

Prudential Holdings, LLC Notes

On the date of demutualization, Prudential Holdings, LLC (“PHLLC”), a wholly owned subsidiary of Prudential Financial, issued $1.75 billion in senior secured notes (the “IHC debt”). PHLLC owns the capital stock of Prudential Insurance and does not have any operating businesses of its own. The IHC debt represents

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

12.    SHORT-TERM AND LONG-TERM DEBT (continued)

senior secured obligations of PHLLC with limited recourse; neither Prudential Financial, Prudential Insurance nor any other affiliate of PHLLC is an obligor or guarantor on the IHC debt. The IHC debt is collateralized by 13.8% of the outstanding common stock of Prudential Insurance and other items specified in the indenture, primarily the “Debt Service Coverage Account” (the “DSCA”) discussed below.

PHLLC’s ability to meet its obligations under the IHC debt is dependent principally upon sufficient available funds being generated by the Closed Block Business and the ability of Prudential Insurance, the sole direct subsidiary of PHLLC, to dividend such funds to PHLLC. The payment of scheduled principal and interest on the Series A notes and the Series B notes is insured by a financial guarantee insurance policy. The payment of principal and interest on the Series C notes is not insured. The IHC debt is redeemable prior to its stated maturity at the option of PHLLC and, in the event of certain circumstances, the IHC debt bond insurer can require PHLLC to redeem the IHC debt.

Net proceeds from the IHC debt amounted to $1,727 million. The majority of the net proceeds, or $1,218 million, was distributed to Prudential Financial through a dividend on the date of demutualization for use in the Financial Services Businesses. Net proceeds of $437 million were deposited to a restricted account within PHLLC. This restricted account, referred to as the DSCA, constitutes additional collateral for the IHC debt. The remainder of the net proceeds, or $72 million, was used to purchase a guaranteed investment contract to fund a portion of the financial guarantee insurance premium related to the IHC debt.

Summarized consolidated financial data for Prudential Holdings, LLC is presented below.

	2006	2005
	(in millions)
Consolidated Statements of Financial Position data at December 31:
Total assets	$345,926	$317,859
Total liabilities	330,138	301,059
Total equity	15,788	16,800
Total liabilities and equity	345,926	317,859

	2006	2005	2004
	(in millions)
Consolidated Statements of Operations data for the years ended December 31:
Total revenues	$20,957	$20,189	$18,920
Total benefits and expenses	18,768	17,816	16,339
Income from continuing operations before income taxes and cumulative effect of accounting change	2,189	2,373	2,581
Net income	1,729	2,240	1,800

Consolidated Statements of Cash Flows data for the years ended December 31:
Cash flows from operating activities	$5,817	$2,480	$2,380
Cash flows used in investing activities	(7,208)	(8,396)	(4,881)
Cash flows from financing activities	1,613	6,228	2,179
Effect of foreign exchange rate changes on cash balances	(10)	(16)	(32)
Net increase (decrease) in cash and cash equivalents	212	296	(354)

Prudential Financial is a holding company and is a legal entity separate and distinct from its subsidiaries. The rights of Prudential Financial to participate in any distribution of assets of any subsidiary, including upon its liquidation or reorganization, are subject to the prior claims of creditors of that subsidiary, except to the extent that Prudential Financial may itself be a creditor of that subsidiary and its claims are recognized. PHLLC and its subsidiaries have entered into covenants and arrangements with third parties in connection with the issuance of the IHC debt which are intended to confirm their separate, “bankruptcy-remote” status, by assuring that the assets

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

12.    SHORT-TERM AND LONG-TERM DEBT (continued)

of PHLLC and its subsidiaries are not available to creditors of Prudential Financial or its other subsidiaries, except and to the extent that Prudential Financial and its other subsidiaries are, as shareholders or creditors of PHLLC and its subsidiaries, or would be, entitled to those assets.

At December 31, 2006, the Company was in compliance with all IHC debt covenants.

13.    STOCKHOLDERS’ EQUITY

The Company has outstanding two classes of common stock: the Common Stock and the Class B Stock. The changes in the number of shares issued, held in treasury and outstanding are as follows for the periods indicated:

	Common Stock			Class B Stock
	Issued	Held In Treasury	Outstanding	Issued and Outstanding
	(in millions)
Balance, December 31, 2003	584.6	51.4	533.2	2.0
Common Stock issued(1)	20.3	—	20.3	—
Common Stock acquired	—	32.5	(32.5)	—
Stock-based compensation programs(2)	—	(3.6)	3.6	—

Balance, December 31, 2004	604.9	80.3	524.6	2.0
Common Stock issued	—	—	—	—
Common Stock acquired	—	32.4	(32.4)	—
Stock-based compensation programs(2)	—	(5.3)	5.3	—

Balance, December 31, 2005	604.9	107.4	497.5	2.0
Common Stock issued	—	—	—	—
Common Stock acquired	—	32.4	(32.4)	—
Stock-based compensation programs(2)	—	(6.0)	6.0	—

Balance, December 31, 2006	604.9	133.8	471.1	2.0

(1)	Represents shares of Common Stock issued in 2004 to settle the purchase contracts associated with the Company’s equity security units as discussed in Note 12.
(2)	Represents net shares issued from treasury pursuant to the Company’s stock-based compensation program as discussed in Note 15.

Common Stock and Class B Stock

On the date of demutualization, Prudential Financial completed an initial public offering of its Common Stock at an initial public offering price of $27.50 per share. The shares of Common Stock issued were in addition to shares of Common Stock the Company distributed to policyholders as part of the demutualization. The Common Stock is traded on the New York Stock Exchange under the symbol “PRU.” Also on the date of demutualization, Prudential Financial completed the sale, through a private placement, of 2.0 million shares of Class B Stock at a price of $87.50 per share. The Class B Stock is a separate class of common stock which is not publicly traded. The Common Stock reflects the performance of the Financial Services Businesses and the Class B Stock reflects the performance of the Closed Block Business.

Holders of Common Stock have no interest in a separate legal entity representing the Financial Services Businesses and holders of the Class B Stock have no interest in a separate legal entity representing the Closed Block Business and holders of each class of common stock are subject to all of the risks associated with an investment in the Company.

In the event of a liquidation, dissolution or winding-up of the Company, holders of Common Stock and holders of Class B Stock would be entitled to receive a proportionate share of the net assets of the Company that remain after paying all liabilities and the liquidation preferences of any preferred stock.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

13.    STOCKHOLDERS’ EQUITY (continued)

Common Stock Held in Treasury

Common Stock held in treasury is accounted for at average cost. Gains resulting from the reissuance of “Common Stock held in treasury” are credited to “Additional paid-in capital.” Losses resulting from the reissuance of “Common Stock held in treasury” are charged first to “Additional paid-in capital” to the extent the Company has previously recorded gains on treasury share transactions, then to “Retained earnings.”

In March 2004, Prudential Financial’s Board of Directors authorized the Company to repurchase up to $1.5 billion of its outstanding Common Stock in calendar year 2004. During 2004, the Company acquired 32.5 million shares of its outstanding Common Stock at a total cost of $1.5 billion.

In November 2004, Prudential Financial’s Board of Directors authorized the Company to repurchase up to $1.5 billion of its outstanding Common Stock in calendar year 2005. In June 2005, Prudential Financial’s Board of Directors authorized an increase in the annual rate of share repurchases from $1.5 billion to $2.1 billion for calendar year 2005. During 2005, the Company acquired 32.4 million shares of its outstanding Common Stock at a total cost of $2.1 billion.

In November 2005, Prudential Financial’s Board of Directors authorized the Company to repurchase up to $2.5 billion of its outstanding Common Stock in calendar year 2006. During 2006, the Company acquired 32.4 million shares of its outstanding Common Stock at a total cost of $2.5 billion.

In November 2006, Prudential Financial’s Board of Directors authorized the Company to repurchase up to $3.0 billion of its outstanding Common Stock in calendar year 2007. The timing and amount of any repurchases under this authorization will be determined by management based upon market conditions and other considerations, and the repurchases may be effected in the open market, through derivative, accelerated repurchase and other negotiated transactions and through prearranged trading plans complying with Rule 10b5-1(c) of the Exchange Act. The 2007 stock repurchase program supersedes all previous repurchase programs.

Stock Conversion Rights of the Class B Stock

Prudential Financial may, at its option, at any time, exchange all outstanding shares of Class B Stock into such number of shares of Common Stock as have an aggregate average market value equal to 120% of the appraised fair market value of the outstanding shares of Class B Stock.

Holders of Class B Stock will be permitted to convert their shares of Class B Stock into such number of shares of Common Stock as have an aggregate average market value equal to 100% of the appraised fair market value of the outstanding shares of Class B Stock (1) in the holder’s sole discretion, in the year 2016 or at any time thereafter, and (2) at any time in the event that (a) the Class B Stock will no longer be treated as equity of Prudential Financial for federal income tax purposes or (b) the New Jersey Department of Banking and Insurance amends, alters, changes or modifies the regulation of the Closed Block, the Closed Block Business, the Class B Stock or the IHC debt in a manner that materially adversely affects the “CB Distributable Cash Flow”; provided, however, that in no event may a holder of Class B Stock convert shares of Class B Stock to the extent such holder immediately upon such conversion, together with its affiliates, would be the beneficial owner (as defined under the Securities Exchange Act of 1934) of in excess of 9.9% of the total outstanding voting power of Prudential Financial’s voting securities. In the event a holder of shares of Class B Stock requests to convert shares pursuant to clause (2)(a) in the preceding sentence, Prudential Financial may elect, instead of effecting such conversion, to increase the Target Dividend Amount to $12.6875 per share per annum retroactively from the time of issuance of the Class B Stock.

Dividends

The principal sources of funds available to Prudential Financial, the parent holding company, to meet its obligations, including the payment of shareholder dividends, debt service, operating expenses, capital

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

13.    STOCKHOLDERS’ EQUITY (continued)

contributions and obligations to subsidiaries are dividends, returns of capital, interest income from its subsidiaries and cash and short-term investments. The regulated insurance and various other subsidiaries are subject to regulatory limitations on their payment of dividends and other transfers of funds to Prudential Financial. Pursuant to Gibraltar Life’s reorganization, in addition to regulatory restrictions, there are certain restrictions that preclude Gibraltar Life from paying dividends to Prudential Financial in the near term.

New Jersey insurance law provides that dividends or distributions may be declared or paid by Prudential Insurance without prior regulatory approval only from unassigned surplus, as determined pursuant to statutory accounting principles, less unrealized investment gains and revaluation of assets. Unassigned surplus of Prudential Insurance was $2,825 million at December 31, 2006. There were applicable adjustments for unrealized gains of $1,239 million at December 31, 2006. In addition, Prudential Insurance must obtain non-disapproval from the New Jersey insurance regulator before paying a dividend if the dividend, together with other dividends or distributions made within the preceding twelve months, would exceed the greater of 10% of Prudential Insurance’s surplus as of the preceding December 31 ($5,973 million as of December 31, 2006) or its statutory net gain from operations for the twelve month period ending on the preceding December 31, excluding realized investment gains and losses ($263 million for the year ended December 31, 2006).

The laws regulating dividends of Prudential Financial’s other insurance subsidiaries domiciled in other states are similar, but not identical, to New Jersey’s. The laws of foreign countries may also limit the ability of the Company’s insurance and other subsidiaries organized in those countries to pay dividends to Prudential Financial.

The declaration and payment of dividends on the Common Stock depends primarily upon the financial condition, results of operations, cash requirements, future prospects and other factors relating to the Financial Services Businesses. Furthermore, dividends on the Common Stock are limited to both the amount that is legally available for payment under New Jersey corporate law if the Financial Services Businesses were treated as a separate corporation thereunder and the amount that is legally available for payment under New Jersey corporate law on a consolidated basis after taking into account dividends on the Class B Stock.

The declaration and payment of dividends on the Class B Stock depends upon the financial performance of the Closed Block Business and, as the Closed Block matures, the holders of the Class B Stock will receive the surplus of the Closed Block Business no longer required to support the Closed Block for regulatory purposes. Dividends on the Class B Stock are payable in an aggregate amount per year at least equal to the lesser of (1) a Target Dividend Amount of $19.25 million or (2) the CB Distributable Cash Flow for such year, which is a measure of the net cash flows of the Closed Block Business. Notwithstanding this formula, as with any common stock, Prudential Financial retains the flexibility to suspend dividends on the Class B Stock; however, if CB Distributable Cash Flow exists and Prudential Financial chooses not to pay dividends on the Class B Stock in an aggregate amount at least equal to the lesser of the CB Distributable Cash Flow or the Target Dividend Amount for any period, then cash dividends cannot be paid on the Common Stock with respect to such period.

Preferred Stock

Prudential Financial adopted a shareholder rights plan (the “rights plan”) under which each outstanding share of Common Stock is coupled with a shareholder right. The rights plan is not applicable to any Class B Stock. Each right initially entitles the holder to purchase one one-thousandth of a share of a series of Prudential Financial preferred stock upon payment of the exercise price. At the time of the demutualization, the Board of Directors of Prudential Financial determined that the initial exercise price per right is $110, subject to adjustment from time to time as provided in the rights plan. There was no preferred stock outstanding at December 31, 2006 and 2005.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

13.    STOCKHOLDERS’ EQUITY (continued)

Comprehensive Income

The components of comprehensive income for the years ended December 31, are as follows:

	2006	2005	2004
	(in millions)
Net income	$3,428	$3,540	$2,256
Other comprehensive income (loss), net of tax:
Change in foreign currency translation adjustments	197	(401)	327
Change in net unrealized investments gains (losses)(1)	(405)	(445)	(627)
Additional minimum pension liability adjustment	49	(111)	(28)
Cumulative effect of accounting change	—	—	73

Other comprehensive loss, net of tax benefit of $264, $371, $461	(159)	(957)	(255)

Comprehensive income	$3,269	$2,583	$2,001

(1)	Includes cash flow hedges. See Note 19 for information on cash flow hedges.

The balance of and changes in each component of “Accumulated other comprehensive income (loss)” for the years ended December 31, are as follows (net of taxes):

	Accumulated Other Comprehensive Income (Loss)
	Foreign Currency Translation Adjustments	Net Unrealized Investment Gains (Losses)(1)	Additional Minimum Pension Liability Adjustment	Pension and Postretirement Unrecognized Net Periodic Benefit (Cost)	Total Accumulated Other Comprehensive Income (Loss)
	(in millions)
Balance, December 31, 2003	$(1)	$2,575	$(128)	$—	$2,446
Change in component during year(2)	327	(554)	(28)	—	(255)

Balance, December 31, 2004	326	2,021	(156)	—	2,191
Change in component during year	(401)	(445)	(111)	—	(957)

Balance, December 31, 2005	(75)	1,576	(267)	—	1,234
Change in component during year	197	(405)	49	—	(159)
Impact of adoption of SFAS No. 158(3)	—	—	218	(774)	(556)

Balance, December 31, 2006	$122	$1,171	$—	$(774)	$519

(1)	Includes cash flow hedges. See Note 19 for information on cash flow hedges.
(2)	Net unrealized investment gains (losses) for 2004 include the impact of cumulative effect of accounting change of $73 million.
(3)	See Note 16 for additional information on the adoption of SFAS No. 158.

Statutory Net Income and Surplus

Prudential Financial’s U.S. insurance subsidiaries are required to prepare statutory financial statements in accordance with statutory accounting practices prescribed or permitted by the insurance department of the state of domicile. Statutory accounting practices primarily differ from U.S. GAAP by charging policy acquisition costs to expense as incurred, establishing future policy benefit liabilities using different actuarial assumptions as well as valuing investments and certain assets and accounting for deferred taxes on a different basis. Statutory net income of Prudential Insurance amounted to $444 million, $2,170 million and $1,878 million for the years ended December 31, 2006, 2005 and 2004, respectively. Statutory capital and surplus of Prudential Insurance amounted to $5,973 million and $7,065 million at December 31, 2006 and 2005, respectively.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

14.    EARNINGS PER SHARE

The Company has outstanding two separate classes of common stock. The Common Stock reflects the performance of the Financial Services Businesses and the Class B Stock reflects the performance of the Closed Block Business. Accordingly, earnings per share is calculated separately for each of these two classes of common stock.

Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with U.S. GAAP and includes general and administrative expenses charged to each of the respective businesses based on the Company’s methodology for the allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after tax basis, as direct equity adjustments to the equity balances of the businesses.

The direct equity adjustments modify the earnings available to each of the classes of common stock for earnings per share purposes.

Common Stock

A reconciliation of the numerators and denominators of the basic and diluted per share computations is as follows:

	2006			2005			2004
	(in millions, except per share amounts)
	Income	Weighted Average Shares	Per Share Amount	Income	Weighted Average Shares	Per Share Amount	Income	Weighted Average Shares	Per Share Amount
Basic earnings per share
Income from continuing operations before extraordinary gain on acquisition and cumulative effect of accounting change attributable to the Financial Services Businesses	$3,073			$3,292			$1,808
Direct equity adjustment	68			82			84

Income from continuing operations before extraordinary gain on acquisition and cumulative effect of accounting change attributable to the Financial Services Businesses available to holders of Common Stock after direct equity adjustment	$3,141	484.2	$6.49	$3,374	511.8	$6.59	$1,892	520.6	$3.63

Effect of dilutive securities and compensation programs
Stock options		6.6			5.9			4.1
Deferred and long-term compensation programs		3.2			3.2			2.1
Equity security units		—			—			4.4

Diluted earnings per share
Income from continuing operations before extraordinary gain on acquisition and cumulative effect of accounting change attributable to the Financial Services Businesses available to holders of Common Stock after direct equity adjustment	$3,141	494.0	$6.36	$3,374	520.9	$6.48	$1,892	531.2	$3.56

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

14.    EARNINGS PER SHARE (continued)

The Company’s convertible senior notes provide for the Company to issue shares of its Common Stock as a component of the conversion of the notes. The notes will be dilutive to earnings per share if the average market price of the Common Stock for a particular period is above $90.00 for the November 2005 issuance or above $104.21 for the December 2006 issuance. See Note 12 for additional information regarding the convertible senior notes.

For the years ended December 31, 2006, 2005 and 2004, 2.1 million, 1.8 million and 4.5 million options, respectively, weighted for the portion of the period they were outstanding, with a weighted average exercise price of $76.11, $56.02 and $44.94 per share, respectively, were excluded from the computation of diluted earnings per share because the options, based on application of the treasury stock method, were antidilutive.

Class B Stock

Net income per share of Class B Stock was $108.00, $119.50 and $249.00 for the years ended December 31, 2006, 2005 and 2004, respectively.

The net income attributable to the Closed Block Business available to holders of Class B Stock after direct equity adjustment for the years ended December 31, 2006, 2005 and 2004 amounted to $216 million, $239 million, and $498 million, respectively. The direct equity adjustment resulted in a decrease in the net income attributable to the Closed Block Business applicable to holders of Class B Stock for earnings per share purposes of $68 million, $82 million and $84 million for the years ended December 31, 2006, 2005 and 2004, respectively. For the years ended December 31, 2006, 2005 and 2004, the weighted average number of shares of Class B Stock used in the calculation of basic earnings per share amounted to two million. There are no potentially dilutive shares associated with the Class B Stock.

15.    SHARE-BASED PAYMENTS

In March 2003, the Company’s Board of Directors adopted the Prudential Financial, Inc. Omnibus Incentive Plan (as amended and restated effective October 10, 2006, the “Omnibus Plan”). Upon adoption of the Omnibus Plan, the Prudential Financial, Inc. Stock Option Plan previously adopted by the Company on January 9, 2001 (the “Option Plan”) was merged into the Omnibus Plan. The Omnibus Plan was amended and restated effective October 10, 2006. The nature of stock based awards provided under the Omnibus Plan are stock options, stock appreciation rights, restricted stock shares, restricted stock units, and equity-based performance awards (“performance shares”). Dividend equivalents are provided on restricted stock shares, restricted stock units and performance shares. Generally, the requisite service period is the vesting period.

As of December 31, 2006, 46,671,299 authorized shares remain available for grant under the Omnibus Plan including previously authorized but unissued shares under the Option Plan.

Compensation Costs

Compensation cost for employee stock options is based on the fair values estimated on the grant date, while compensation cost for non-employee stock options is re-estimated at each period-end through the vesting date, using the approach and assumptions described below. Compensation cost for restricted stock shares, restricted stock units and performance shares granted to employees is measured by the share price of the underlying Common Stock at the date of grant. Compensation cost for restricted stock shares and restricted stock units granted to non-employees is measured by the share price as of the balance sheet date for unvested shares and the share price at the vesting date for vested shares.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

15.    SHARE-BASED PAYMENTS (continued)

The fair value of each stock option award is estimated on the date of grant for stock options issued to employees and the balance sheet date or vesting date for stock options issued to non-employees. The weighted average assumptions used in a binomial option valuation model are as follows:

	2006	2005	2004
Expected volatility	20.65%	23.77%	25.84%
Expected dividend yield	1.20%	1.20%	1.20%
Expected term	5.14 years	5.19 years	5.5 years
Risk-free interest rate	4.58%	3.74%	3.42%

Expected volatilities are based on implied volatilities from traded options on the Company’s Common Stock, historical volatility of the Company’s Common Stock and other factors. The Company uses historical data to estimate option exercises and employee terminations within the valuation model. The expected term of options granted is derived from the output of the valuation model and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

The following chart summarizes the compensation cost recognized and the related income tax benefit for stock options, restricted stock shares, restricted stock units, and performance share awards for the years ended December 31, 2006, 2005 and 2004:

	2006		2005		2004
	Total Compensation Cost Recognized	Income Tax Benefit	Total Compensation Cost Recognized	Income Tax Benefit	Total Compensation Cost Recognized	Income Tax Benefit
	(in millions)
Employee stock options	$60	$22	$46	$16	$29	$11
Non-employee stock options	3	1	4	1	6	2
Employee restricted stock shares, restricted stock units, and performance shares	117	42	78	29	53	19
Non-employee restricted stock shares and restricted stock units	3	1	1	—	—	—

Total	$183	$66	$129	$46	$88	$32

Compensation costs for all stock based compensation plans capitalized in Deferred Acquisition Costs for the year ended December 31, 2006 was $3 million. Total compensation costs capitalized in Deferred Acquisition Costs for the years ended December 31, 2005 and 2004 was de minimis.

Stock Options

Each stock option granted has an exercise price no less than the fair market value of the Company’s Common Stock on the date of grant and has a maximum term of 10 years. Generally, one third of the option grant vests in each of the first three years. Participants are employees and non-employees (i.e., statutory agents who perform services for the Company and participating subsidiaries).

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

15.    SHARE-BASED PAYMENTS (continued)

A summary of the status of the Company’s employee and non-employee stock option grants is as follows:

	Employee Stock Options		Non-employee Stock Options
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at December 31, 2003	20,791,374	$30.77	965,356	$28.25
Granted	5,258,900	44.98	112,707	45.92
Exercised	(3,144,888)	30.29	(354,717)	28.26
Forfeited	(1,352,841)	33.51	(69,596)	29.48
Expired	—	—	—	—
Transferred	(105,450)	27.79	105,450	27.79

Outstanding at December 31, 2004	21,447,095	34.17	759,200	30.68
Granted	4,015,482	56.00	98,901	57.03
Exercised	(4,933,974)	32.40	(242,158)	29.49
Forfeited	(711,568)	39.83	(24,654)	37.20
Expired	—	—	—	—
Transferred	(10,581)	55.33	10,581	55.33

Outstanding at December 31, 2005	19,806,454	38.82	601,870	35.66
Granted	2,911,866	76.17	60,559	76.29
Exercised	(4,689,451)	34.60	(125,834)	31.57
Forfeited	(411,602)	60.27	(33,403)	37.25
Expired	(57,681)	29.84	(7,088)	28.65
Transferred	—	—	—	—

Outstanding at December 31, 2006	17,559,586	$45.67	496,104	$41.65

Vested and expected to vest at December 31, 2006	15,490,475	$43.93	417,125	$38.65

Exercisable at December 31, 2006	11,007,037	$35.84	289,222	$29.17

The weighted average grant date fair value of employee stock options granted during the years ended December 31, 2006, 2005 and 2004 was $17.85, $12.94 and $11.47, respectively.

The total intrinsic value (i.e., market price of the stock less the option exercise price) of employee stock options exercised during the years ended December 31, 2006, 2005 and 2004 was $201 million, $156 million and $54 million, respectively.

The weighted average fair value of non-employee options not vested at the Balance Sheet date, and non-employee options vesting during the years ended December 31, 2006, 2005, and 2004 was $34.85, $28.99, and $22.19 respectively.

The total intrinsic value of non-employee options exercised during the years ended December 31, 2006, 2005 and 2004 was $6 million, $8 million and $7 million, respectively.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

15.    SHARE-BASED PAYMENTS (continued)

The weighted average remaining contractual term and the aggregate intrinsic value of stock options outstanding and exercisable as of December 31, 2006 is as follows:

	December 31, 2006
	Employee Stock Options		Non-employee Stock Options
	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
	(in years)	(in millions)	(in years)	(in millions)
Outstanding	6.58	$706	6.20	$22

Vested and expected to vest	6.39	$649	5.89	$20

Exercisable	5.59	$551	4.94	$16

Restricted Stock Shares, Restricted Stock Units, and Performance Share Awards

A restricted stock share represents a grant of Common Stock to employee and non-employee participants that is subject to certain transfer restrictions and forfeiture provisions for a specified period of time. A restricted stock unit is an unfunded, unsecured right to receive a share of Common Stock at the end of a specified period of time, which is also subject to forfeiture and transfer restrictions. Generally, the restrictions on restricted stock shares and restricted stock units will lapse on the third anniversary of the date of grant. Restricted stock shares subject to the transfer restrictions and forfeiture provisions are considered nonvested shares and are not reflected as outstanding shares until the restrictions expire. Performance share awards are awards of units denominated in Common Stock. The number of units is determined over the performance period, and may be adjusted based on the satisfaction of certain performance goals. Performance share awards are payable in Common Stock.

A summary of the Company’s employee restricted stock shares, restricted stock units and performance shares is as follows:

	Restricted Stock Shares	Weighted Average Grant Date Fair Value	Restricted Stock Units	Weighted Average Grant Date Fair Value	Performance Shares(1)	Weighted Average Grant Date Fair Value
Restricted at December 31, 2003	1,645,145	$—	138,846	$—	236,933	$—
Granted	1,376,892	44.96	94,084	45.00	502,545	44.93
Forfeited	(208,078)	—	(6,998)	—	(12,065)	—
Performance adjustment(2)	—	—	—	—	—	—
Released	(124,695)	—	(3,981)	—	(1,036)	—

Restricted at December 31, 2004	2,689,264	—	221,951	—	726,377	—
Granted	—	—	1,059,183	56.81	426,958	55.77
Forfeited	(113,659)	—	(58,006)	—	(12,183)	—
Performance adjustment(2)	—	—	—	—	—	—
Released	(183,848)	—	(9,484)	—	(1,456)	—

Restricted at December 31, 2005	2,391,757	39.03	1,213,644	53.67	1,139,696	46.63
Granted	—	—	1,611,245	76.33	322,764	76.15
Forfeited	(66,292)	44.90	(211,138)	69.89	(17,178)	52.59
Performance adjustment(2)	—	—	—	—	118,467	33.61
Released	(1,393,720)	34.89	(138,751)	37.11	(355,400)	33.61

Restricted at December 31, 2006	931,745	$44.95	2,475,000	$67.96	1,208,349	$56.99

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

15.    SHARE-BASED PAYMENTS (continued)

(1)	Performance shares reflect the target awarded, reduced for cancellations and vesting to date. The actual number of shares to be awarded at the end of each performance period will range between 50% and 150% of this target based upon a measure of the reported performance for the Company’s Financial Services Businesses relative to stated goals.
(2)	Represents additional shares issued based upon the attainment of performance goals for the Company’s Financial Services Businesses.

The fair value of employee share awards released for the years ended December 31, 2006, 2005 and 2004 was $143 million, $12 million and $6 million, respectively.

A summary of the Company’s non-employee restricted stock shares and restricted stock units is as follows:

	Restricted Stock Shares	Weighted Average Balance Sheet Date Fair Value	Restricted Stock Units	Weighted Average Balance Sheet Date Fair Value
Restricted at December 31, 2003	13,946	$41.77	—	$—
Granted	10,629	—	844	—
Forfeited	(1,708)	—	—	—
Released	—	—	—	—

Restricted at December 31, 2004	22,867	54.96	844	54.96
Granted	—	—	12,466	—
Forfeited	(1,848)	—	(806)	—
Released	—	—	—	—

Restricted at December 31, 2005	21,019	73.19	12,504	73.19
Granted	—	—	128,208	—
Forfeited	(654)	—	(20,318)	—
Released	(11,668)	—	(1,792)	—

Restricted at December 31, 2006	8,697	$85.86	118,602	$85.86

The fair value of non-employee share awards released for the years ended December 31, 2006 was $1 million. There were no non-employee awards released during the years ended December 31, 2005 and 2004.

Unrecognized Compensation Cost

Unrecognized compensation cost for employee stock options as of December 31, 2006 was $40 million with a weighted average recognition period of 1.61 years. Unrecognized compensation cost for employee restricted stock awards, restricted stock units, and performance share awards as of December 31, 2006 was $107 million with a weighted average recognition period of 1.79 years.

Unrecognized compensation cost for non-employee stock options as of December 31, 2006 was $1 million with a weighted average recognition period of 1.16 years. Unrecognized compensation cost for non-employee restricted stock awards and restricted stock units as of December 31, 2006 was $5 million with a weighted average recognition period of 2.09 years.

Tax Benefits Realized

The tax benefit realized for exercises of employee and non-employee stock options during the years ended December 31, 2006, 2005 and 2004 was $69 million, $58 million and $20 million, respectively.

The tax benefit realized upon vesting of restricted stock shares, restricted stock units, and performance shares for the years ended December 31, 2006, 2005 and 2004 was $52 million, $4 million and $2 million, respectively.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

15.    SHARE-BASED PAYMENTS (continued)

Settlement of Awards

The Company’s policy is to issue shares from Common Stock held in treasury upon exercise of employee and non-employee stock options as well as for the release of restricted stock shares, restricted stock units, and performance shares.

As of December 31, 2006, the company has not settled any equity instruments granted under share-based payment arrangements in cash.

Stock Purchase Plan

At the Annual Meeting of the Shareholders of the Company held on June 7, 2005, the shareholders approved the Prudential Financial, Inc. Employee Stock Purchase Plan. The plan is intended to be a qualified Employee Stock Purchase Plan under Section 423 of the Code, pursuant to which up to 26,367,235 shares of Common Stock may be issued. Under the plan employees may purchase shares based upon quarterly offering periods at an amount equal to the lesser of (1) 85% of the closing market price of the Common Stock on the first day of the quarterly offering period, or (2) 85% of the closing market price of the Common Stock on the last day of the quarterly offering period. Share purchases under the plan will begin in 2007; therefore, there were no shares of common stock issued under the plan and no compensation expense was recorded in 2006.

Deferred Compensation Program

Prior to the contribution of the Company’s retail securities brokerage and clearing operations into the joint venture with Wachovia on July 1, 2003, the Company maintained a deferred compensation program for Financial Advisors and certain other employees (the “participants”) of the contributed operations, under which participants elected to defer a portion of their compensation. In 2002, participants were permitted to elect to redeem all or a portion of their existing nonvested account balances and invest the proceeds in Prudential Financial Common Stock. As of July 1, 2003, deferred compensation expense of $14 million, which is being amortized over the vesting period of three to eight years, was included in the net assets of the Company’s retail securities brokerage and clearing operations contributed to the joint venture with that of Wachovia. The results of operations of the joint venture, of which the Company owns a 38% interest, will include the amortization of the deferred compensation expense. As of December 31, 2006, there were 88,931 nonvested shares in participants’ accounts. Nonvested balances are forfeited if the participant is terminated for cause or voluntarily terminates prior to the vesting date. The Company continues to repurchase forfeited shares from the joint venture, which are reflected as Common Stock held in treasury as of the date of forfeiture.

16.    EMPLOYEE BENEFIT PLANS

Pension and Other Postretirement Plans

The Company has funded and non-funded contributory and non-contributory defined benefit pension plans, which cover substantially all of its employees. For some employees, benefits are based on final average earnings and length of service, while benefits for other employees are based on an account balance that takes into consideration age, service and earnings during their career.

The Company provides certain health care and life insurance benefits for its retired employees, their beneficiaries and covered dependents (“other postretirement benefits”). The health care plan is contributory; the life insurance plan is non-contributory. Substantially all of the Company’s U.S. employees may become eligible to receive other postretirement benefits if they retire after age 55 with at least 10 years of service or under certain circumstances after age 50 with at least 20 years of continuous service. The Company has elected to amortize its transition obligation for other postretirement benefits over 20 years.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

16.    EMPLOYEE BENEFIT PLANS (continued)

As discussed in Note 2, in September 2006 the FASB issued SFAS No. 158. This statement requires an employer on a prospective basis to recognize the overfunded or underfunded status of its defined benefit pension and postretirement plans as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. The Company adopted this requirement, along with the required disclosures, on December 31, 2006. See below for the effects of the adoption as well as the related disclosure requirements.

On December 8, 2003, President Bush signed the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (“the Act”) into law. The Act introduces a prescription drug benefit under Medicare (Medicare Part D) beginning in 2006. Under the Act, employers who sponsor postretirement plans that provide prescription drug benefits that are actuarially equivalent to Medicare qualify to receive subsidy payments. On May 19, 2004, the FASB issued FSP 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement, and Modernization Act of 2003.” In accordance with FSP 106-2, the Company remeasured its plan assets and Accumulated Postretirement Benefit Obligation (“APBO”) as of January 1, 2004 to account for the subsidy and other effects of the Act. This remeasurement resulted in a $39 million reduction in postretirement benefit costs in 2004. The $39 million reduction in postretirement benefit costs reflects $33 million as a result of the subsidy and is comprised of an $18 million reduction in the amortization of actuarial loss, a $15 million reduction in interest costs, and no reduction in service cost. The reduction in the APBO for the subsidy related to past service was $337 million.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

16.    EMPLOYEE BENEFIT PLANS (continued)

Prepaid benefits costs and accrued benefit liabilities are included in “Other assets” and “Other liabilities,” respectively, in the Company’s Consolidated Statements of Financial Position. The status of these plans as of September 30, adjusted for fourth-quarter activity, is summarized below:

	Pension Benefits		Other Postretirement Benefits
	2006	2005	2006	2005
	(in millions)
Change in benefit obligation
Benefit obligation at the beginning of period	$(8,091)	$(7,587)	$(2,425)	$(2,690)
Service cost	(160)	(164)	(10)	(11)
Interest cost	(418)	(415)	(128)	(143)
Plan participants’ contributions	—	(1)	(17)	(17)
Medicare Part D subsidy receipts	—	—	(11)	—
Amendments	(83)	—	(61)	48
Annuity purchase	4	—	—	—
Actuarial gains/(losses), net	285	(522)	(48)	163
Settlements	2	3	—	7
Curtailments	—	5	—	—
Contractual termination benefits	—	—	—	—
Special termination benefits	(4)	(10)	—	—
Benefits paid	511	499	235	219
Foreign currency changes	(35)	86	—	(1)
Divestiture	—	15	—	—

Benefit obligation at end of period	$(7,989)	$(8,091)	$(2,465)	$(2,425)

Change in plan assets
Fair value of plan assets at beginning of period	$9,945	$9,246	$996	$1,056
Actual return on plan assets	843	1,138	117	115
Annuity purchase	(4)	—	—	—
Employer contributions	122	88	135	27
Plan participants’ contributions	—	1	17	17
Contributions for settlements	2	—	—	—
Disbursement for settlements	(2)	(3)	—	—
Benefits paid	(511)	(499)	(235)	(219)
Foreign currency changes	21	(14)	—	—
Divestiture	—	(12)	—	—

Fair value of plan assets at end of period	$10,416	$9,945	$1,030	$996

Funded status
Funded status at end of period	$2,427	$1,854	$(1,435)	$(1,429)
Unrecognized transition obligation(1)	—	—	—	4
Unrecognized prior service costs(1)	—	134	—	(96)
Unrecognized actuarial losses, net(1)	—	1,133	—	422
Effects of fourth quarter activity	13	52	31	33

Net amount recognized	$2,440	$3,173	$(1,404)	$(1,066)

Amounts recognized in the Statements of Financial Position
Prepaid benefit cost	$3,785	$4,002	$—	$—
Accrued benefit liability	(1,345)	(1,233)	(1,404)	(1,066)
Intangible asset(1)	—	8	—	—
Additional minimum liability(1)	—	396	—	—

Net amount recognized	$2,440	$3,173	$(1,404)	$(1,066)

Items recorded in “Accumulated other comprehensive income” not yet recognized as a component of net periodic (benefit) cost:
Transition obligation	$—		$3
Prior service cost	194		(25)
Net actuarial loss	705		423

Net amount not recognized	$899		$401

Accumulated benefit obligation	$(7,680)	$(7,814)	$(2,465)	$(2,425)

(1)	As a result of the adoption of SFAS No. 158 on December 31, 2006, these items are no longer applicable.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

16.    EMPLOYEE BENEFIT PLANS (continued)

Pension benefits for foreign plans comprised 10% and 9% of the ending benefit obligation for 2006 and 2005, respectively. Foreign plans comprised 2% and 1% of the ending fair value of plan assets for 2006 and 2005, respectively. There are no foreign postretirement plans.

The projected benefit obligations, accumulated benefit obligations and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $1,354 million, $1,249 million and $7 million, respectively, at September 30, 2006 and $1,472 million, $1,372 million and $128 million, respectively, at September 30, 2005.

In 2006 and 2005, the pension plan purchased annuity contracts from Prudential Insurance for $4 million and zero million, respectively. The approximate future annual benefit payment for all annuity contracts was $24 million and $23 million in 2006 and 2005, respectively.

The benefit obligation for pension benefits increased by $83 million in 2006 related to plan amendments. There was an increase of $75 million for a cost of living adjustment for retirees and an increase of $11 million for changes as a result of the Pension Protection Act of 2006. There was also a decrease of $3 million related to labor negotiations in a foreign location. There were no material pension amendments in 2005. There were postretirement amendments in both 2006 and 2005. The benefit obligation for other postretirement benefits increased by $61 million for 2006. There was an increase for $62 million related to the impact of implementing a Retiree Medical Savings Account, which provides an account at retirement that may be used toward the cost of coverage for medical and dental benefits, and a decrease of $1 million related to cost sharing changes for certain retirees for dental benefits. The benefit obligation for other postretirement benefits decreased by $48 million in 2005, reflecting a decrease of $44 million related to cost sharing changes for certain retirees for medical and dental benefits and a decrease of $4 million related to changes in plan co-payment and coinsurance levels for certain retirees for medical benefits.

The incremental effects of applying SFAS No. 158 on individual line items in the Consolidated Statement of Financial Position on December 31, 2006 was as follows:

	Pre-SFAS No. 158	Incremental effect of adopting SFAS No. 158	Post- SFAS No. 158
	(in millions)
Other assets	$18,321	$(487)	$17,834
Total assets	454,753	(487)	454,266

Income taxes	$3,518	$(410)	$3,108
Other liabilities	14,199	479	14,678
Total liabilities	431,305	69	431,374

Accumulated other comprehensive income (loss)	$1,075	$(556)	$519
Total stockholders’ equity	23,448	(556)	22,892

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

16.    EMPLOYEE BENEFIT PLANS (continued)

Net periodic (benefit) cost included in “General and administrative expenses” in the Company’s Consolidated Statements of Operations for the years ended December 31, includes the following components:

	Pension Benefits			Other Postretirement Benefits
	2006	2005	2004	2006	2005	2004
	(in millions)
Components of net periodic (benefit) cost
Service cost	$160	$164	$147	$10	$11	$10
Interest cost	418	415	416	128	143	148
Expected return on plan assets	(741)	(796)	(831)	(89)	(80)	(81)
Amortization of transition obligation	—	—	(23)	1	1	1
Amortization of prior service cost	22	25	25	(9)	(5)	(7)
Amortization of actuarial (gain) loss, net	48	23	23	18	36	28
Settlements	—	3	—	—	2	—
Curtailments	—	—	—	—	—	—
Contractual termination benefits	—	—	(1)	—	—	—
Special termination benefits	4	10	—	—	—	—

Net periodic (benefit) cost	$(89)	$(156)	$(244)	$59	$108	$99

Certain employees in 2006 and 2005 were provided special termination benefits under non-qualified plans in the form of unreduced early retirement benefits as a result of their involuntary termination.

The amounts included in “Accumulated other comprehensive income” expected to be recognized as components of net periodic (benefit) cost in 2007 are as follows:

	Pension Benefits	Other Postretirement Benefits
	(in millions)
Amortization of transition obligation	$—	$1
Amortization of prior service cost	29	(6)
Amortization of actuarial (gain) loss, net	29	15

Total	$58	$10

The pre-tax change in the additional minimum liability included in “Accumulated other comprehensive income” as of September 30, 2006 and September 30, 2005 is as follows:

	Pension Benefits		Other Postretirement Benefits
	2006	2005	2006	2005
	(in millions)
Increase (decrease) in minimum liability included in other comprehensive income	$(61)	$168	$—	$—
Impact of adopting SFAS No. 158	(335)	—	—	—

Total	$(396)	$168	$—	$—

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

16.    EMPLOYEE BENEFIT PLANS (continued)

The assumptions as of September 30, used by the Company to calculate the domestic benefit obligations as of that date and to determine the benefit cost in the year are as follows:

	Pension Benefits			Other Postretirement Benefits
	2006	2005	2004	2006	2005	2004
Weighted-average assumptions
Discount rate (beginning of period)	5.50%	5.75%	5.75%	5.50%	5.50%	5.75%
Discount rate (end of period)	5.75%	5.50%	5.75%	5.75%	5.50%	5.50%
Rate of increase in compensation levels (beginning of period)	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%
Rate of increase in compensation levels (end of period)	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%
Expected return on plan assets (beginning of period)	8.00%	8.50%	8.75%	9.25%	8.25%	7.75%
Health care cost trend rates (beginning of period)	—	—	—	5.09–9.06%	5.44–10.00%	6.05–10.00%
Health care cost trend rates (end of period)	—	—	—	5.00-8.75%	5.09–9.06%	5.44–10.00%
For 2006, 2005 and 2004, the ultimate health care cost trend rate after gradual decrease until: 2009, 2009, 2007 (beginning of period)	—	—	—	5.00%	5.00%	5.00%
For 2006, 2005 and 2004, the ultimate health care cost trend rate after gradual decrease until: 2009, 2009, 2007 (end of period)	—	—	—	5.00%	5.00%	5.00%

The domestic discount rate used to value the pension and postretirement benefit obligations is based upon rates commensurate with current yields on high quality corporate bonds. The first step in determining the discount rate is the compilation of approximately 550 to 600 Aa-rated bonds across the full range of maturities. Since yields can vary widely at each maturity point, the Company generally avoids using the highest and lowest yielding bonds at the maturity points, so as to avoid relying on bonds that might be mispriced or misrated. This refinement process generally results in having a distribution from the 10th to 90th percentile. A spot yield curve is developed from this data that is then used to determine the present value of the expected disbursements associated with the pension and postretirement obligations, respectively. This results in the present value for each respective benefit obligation. A single discount rate is calculated that results in the same present value. The rate is then rounded to the nearest 25 basis points.

The pension and postretirement expected long-term rates of return on plan assets for 2006 were determined based upon an approach that considered an expectation of the allocation of plan assets during the measurement period of 2006. Expected returns are estimated by asset class as noted in the discussion of investment policies and strategies below. The expected returns by asset class contemplate the risk free interest rate environment as of the measurement date and then add a risk premium. The risk premium is a range of percentages and is based upon historical information and other factors such as expected reinvestment returns and asset manager performance.

The Company applied the same approach to the determination of the expected long-term rate of return on plan assets in 2007. The expected long-term rate of return for 2007 is 8.00% and 9.25%, respectively, for the pension and postretirement plans.

The Company, with respect to pension benefits, uses market related value to determine the components of net periodic benefit cost. Market related value is a measure of asset value that reflects the difference between actual and expected return on assets over a five-year period.

The assumptions for foreign pension plans are based on local markets. There are no foreign postretirement plans.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

16.    EMPLOYEE BENEFIT PLANS (continued)

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage point increase and decrease in assumed health care cost trend rates would have the following effects:

Other Postretirement Benefits
2006
(in millions)
One percentage point increase
Increase in total service and interest costs	$10
Increase in postretirement benefit obligation	166

One percentage point decrease
Decrease in total service and interest costs	$9
Decrease in postretirement benefit obligation	144

Pension and postretirement plan asset allocation as of September 30, 2006 and September 30, 2005, are as follows:

	Pension Percentage of Plan Assets as of September 30		Postretirement Percentage of Plan Assets as of September 30
	2006	2005	2006	2005
Asset category
U.S. Stocks	27%	29%	77%	79%
International Stocks	7%	8%	10%	10%
Bonds	51%	51%	9%	7%
Short-term Investments	0%	0%	2%	3%
Real Estate	6%	6%	2%	1%
Other	9%	6%	0%	0%

Total	100%	100%	100%	100%

The Company, for its domestic pension and postretirement plans, has developed guidelines for asset allocations. As of the September 30, 2006 measurement date the range of target percentages are as follows:

	Pension Investment Policy Guidelines as of September 30, 2006		Postretirement Investment Policy Guidelines as of September 30, 2006
	Minimum	Maximum	Minimum	Maximum
Asset category
U.S. Stocks	18%	32%	54%	99%
International Stocks	2%	8%	1%	13%
Bonds	45%	63%	0%	22%
Short-term Investments	0%	16%	0%	20%
Real Estate	0%	15%	0%	12%
Other	0%	15%	0%	0%

Management reviews its investment strategy on an annual basis.

The investment goal of the domestic pension plan assets is to generate an above benchmark return on a diversified portfolio of stocks, bonds and real estate, while meeting the cash requirements for a pension obligation that includes a traditional formula principally representing payments to annuitants and a cash balance formula that allows lump sum payments and annuity payments. The pension plan risk management practices include guidelines for asset concentration, credit rating and liquidity. The pension plan does not invest in leveraged derivatives. Derivatives such as futures contracts are used to reduce transaction costs and change asset concentration.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

16.    EMPLOYEE BENEFIT PLANS (continued)

The investment goal of the domestic postretirement plan assets is to generate an above benchmark return on a diversified portfolio of stocks and, to a lesser extent, bonds, real estate and short-term investments, while meeting the cash requirements for the postretirement obligations that includes a medical benefit including prescription drugs, a dental benefit and a life benefit. Stocks are used to provide expected growth in assets deposited into the plan assets. Bonds provide liquidity and income. Real estate provides for capital growth and income. Short-term investments provide liquidity and allow for defensive asset mixes.

The postretirement plans risk management practices include guidelines for asset concentration, credit rating, liquidity, and tax efficiency. The postretirement plan does not invest in leveraged derivatives. Derivatives such as futures contracts are used to reduce transaction costs and change asset concentration.

There were no investments in Prudential Financial Common Stock as of September 30, 2006 or 2005 for either the pension or postretirement plans. Pension plan assets of $8,162 million and $8,201 million are included in separate account assets and liabilities as of September 30, 2006 and 2005, respectively.

The expected benefit payments for the Company’s pension and postretirement plans for the years indicated are as follows:

	Pension	Other Postretirement Benefits	Other Postretirement Benefits– Medicare Part D Subsidy Receipts
	(in millions)
2007	$516	$217	$18
2008	509	221	19
2009	520	219	20
2010	491	216	20
2011	529	220	21
2012-2015	2,835	1,009	111

Total	$5,400	$2,102	$209

The Company anticipates that it will make cash contributions in 2007 of approximately $80 million to the pension plans and approximately $160 million to the postretirement plans.

Postemployment Benefits

The Company accrues postemployment benefits primarily for health and life benefits provided to former or inactive employees who are not retirees. The net accumulated liability for these benefits at December 31, 2006 and 2005 was $44 million and $55 million, respectively, and is included in “Other liabilities.”

Other Employee Benefits

The Company sponsors voluntary savings plans for employees (401(k) plans). The plans provide for salary reduction contributions by employees and matching contributions by the Company of up to 4% of annual salary. The matching contributions by the Company included in “General and administrative expenses” were $44 million, $44 million and $52 million for the years ended December 31, 2006, 2005 and 2004, respectively.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

17.    INCOME TAXES

The components of income tax expense (benefit) for the years ended December 31, were as follows:

	2006	2005	2004
	(in millions)
Current tax expense (benefit)
U.S.	$122	$(266)	$474
State and local	(1)	20	23
Foreign	367	187	81

Total	488	(59)	578

Deferred tax expense (benefit)
U.S.	509	580	48
State and local	27	165	(26)
Foreign	221	117	331

Total	757	862	353

Total income tax expense	$1,245	$803	$931

The Company’s actual income tax expense for the years ended December 31, differs from the expected amount computed by applying the statutory federal income tax rate of 35% to income from continuing operations before income taxes, equity in earnings of operating joint ventures, extraordinary gain on acquisition and cumulative effect of accounting change for the following reasons:

	2006	2005	2004
	(in millions)
Expected federal income tax expense	$1,538	$1,496	$1,143
Non-taxable investment income	(252)	(185)	(149)
Repatriation of foreign earnings	(58)	61	(24)
Non-deductible expenses	45	70	6
State and local income taxes	21	22	(9)
Valuation allowance	(2)	76	(24)
Completion of Internal Revenue Service examination for the years 1997 to 2001	—	(720)	—
Other	(47)	(17)	(12)

Total income tax expense	$1,245	$803	$931

Deferred tax assets and liabilities at December 31, resulted from the items listed in the following table:

	2006	2005
	(in millions)
Deferred tax assets
Policyholder dividends	$873	$1,045
Insurance reserves	1,127	1,044
Net operating and capital loss carryforwards	863	831
Other	1,139	1,627

Deferred tax assets before valuation allowance	4,002	4,547
Valuation allowance	(592)	(676)

Deferred tax assets after valuation allowance	3,410	3,871

Deferred tax liabilities
Net unrealized investment gains	1,825	2,450
Deferred policy acquisition costs	2,778	2,418
Employee benefits	94	389
Other	936	767

Deferred tax liabilities	5,633	6,024

Net deferred tax liability	$(2,223)	$(2,153)

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

17.    INCOME TAXES (continued)

Management believes that based on its historical pattern of taxable income, the Company will produce sufficient income in the future to realize its deferred tax assets after valuation allowance. A valuation allowance has been recorded primarily related to tax benefits associated with foreign operations and state and local deferred tax assets. The valuation allowance as of December 31, 2006 and 2005, respectively, includes $168 million and $168 million recorded in connection with Prudential Securities Group Inc. state deferred tax assets and $249 million and $336 million recorded in connection with the acquisition of Hyundai.

Adjustments to the valuation allowance will be made if there is a change in management’s assessment of the amount of the deferred tax asset that is realizable. At December 31, 2006 and 2005, respectively, the Company had federal net operating and capital loss carryforwards of $996 million and $873 million, which expire between 2007 and 2026. At December 31, 2006 and 2005, respectively, the Company had state operating and capital loss carryforwards for tax purposes approximating $1,986 million and $2,765 million, which expire between 2007 and 2025. At December 31, 2006 and 2005, respectively, the Company had foreign operating loss carryforwards for tax purposes approximating $991 million and $1,321 million, $963 million of which expires between 2007 and 2015 and $28 million of which have an unlimited carryforward.

The Company previously had not provided U.S. income taxes on unremitted foreign earnings of its non-U.S. operations, other than its Japanese insurance operations and German investment management subsidiaries. During 2005, the Company determined that historical earnings of its Canadian operations were no longer considered permanently reinvested and will be available for repatriation to the U.S. The U.S. income tax expense of $69 million associated with the repatriation of the Canadian operations’ earnings was recognized in 2005. During 2006, the Company no longer had unrepatriated capital in its Canadian operations and it determined that earnings from its Taiwan investment management subsidiary will be repatriated to the U.S. Accordingly, earnings from its Taiwan investment management subsidiary are no longer considered permanently reinvested. A U.S. income tax benefit of $58 million associated with the assumed repatriation of the 2006 earnings and the change of the repatriation assumption for the Taiwan investment management subsidiary was recognized in 2006. The Company has undistributed earnings of foreign subsidiaries, other than its Japanese insurance operations, German and Taiwan investment management subsidiaries, and Canadian operations, of $1,252 million at December 31, 2006 for which deferred taxes have not been provided. The Company had undistributed earnings of foreign subsidiaries, other than its Japanese insurance operations, German investment management subsidiaries and Canadian operations of $1,018 million at December 31, 2005, for which deferred taxes have not been provided. Such earnings are considered permanently invested in the foreign subsidiaries. Determining the tax liability that would arise if these earnings were remitted is not practicable.

On October 22, 2004, the American Jobs Creation Act (“the AJCA”) was signed into law. The AJCA includes a deduction of 85% of certain foreign earnings that are repatriated, as defined in the AJCA. During 2005, the Company evaluated the effects of the repatriation provision and repatriated earnings of approximately $160 million from foreign operations under the AJCA, for which the Company recorded income tax expense of $9 million.

The amount of income taxes the Company pays is subject to ongoing audits in various jurisdictions. The Company reserves for its best estimate of potential payments/settlements to be made to the Internal Revenue Service (the “Service”), and other taxing jurisdictions for audits ongoing or not yet commenced. In 2006, the Service completed all fieldwork with regards to its examination of the consolidated federal income tax returns for tax years 2002-2003. The Company anticipates the final report to be submitted to the Joint Committee on Taxation for their review during the first quarter of 2007. The statute of limitations for the 2002-2003 tax years expires in 2008. In addition, in January 2007, the Service began an examination of tax years 2004 through 2006.

The Company’s liability for income taxes includes management’s best estimate of potential payments and settlements for audit periods still subject to review by the Service or other taxing jurisdictions. Audit periods

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

17.    INCOME TAXES (continued)

remain open for review until the statute of limitations has passed. The completion of review or expiration of the statute of limitations for a given audit period could result in an adjustment to our liability for income taxes. Any such adjustment could be material to our results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period.

On January 26, 2006, the Service officially closed the audit of the Company’s consolidated federal income tax returns for the 1997 to 2001 periods. As a result of certain favorable resolutions, the Company’s consolidated statement of operations for the year ended December 31, 2005 includes an income tax benefit of $720 million, reflecting a reduction in the Company’s liability for income taxes.

For tax year 2007, the Company has chosen to participate in the Service’s new Compliance Assurance Program (the “CAP”). Under CAP, the Service assigns an examination team to review completed transactions contemporaneously during the 2007 tax year in order to reach agreement with the Company on how they should be reported in the tax return. If disagreements arise, accelerated resolutions programs are available to resolve the disagreements in a timely manner before the tax return is filed. It is management’s expectation this new program will significantly shorten the time period between when the Company files its federal income tax return and when the Service completes its examination of the return.

18.    FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair values presented below have been determined by using available market information and by applying valuation methodologies. Considerable judgment is applied in interpreting data to develop the estimates of fair value. These fair values may not be realized in a current market exchange. The use of different market assumptions and/or estimation methodologies could have a material effect on the fair values. The methods and assumptions discussed below were used in calculating the fair values of the instruments. See Note 19 for a discussion of derivative instruments.

Fixed Maturities

The fair values of public fixed maturity securities are based on quoted market prices or estimates from independent pricing services. However, for investments in private placement fixed maturity securities, this information is not available. For these private fixed maturities, the fair value is determined typically by using a discounted cash flow model, which relies upon the average of spread surveys collected from private market intermediaries who are active in both primary and secondary transactions and takes into account, among other things, the credit quality of the issuer and the reduced liquidity associated with private placements. Historically, changes in estimated future cash flows or the assessment of an issuer’s credit quality have been the more significant factors in determining fair values.

Commercial Loans

The fair value of commercial loans, other than those held by the Company’s commercial mortgage operations, is primarily based upon the present value of the expected future cash flows discounted at the appropriate U.S. Treasury rate or Japanese Government Bond rate for yen based loans, adjusted for the current market spread for similar quality loans.

The fair value of commercial loans held by the Company’s commercial mortgage operations is based upon various factors, including the terms of the loans, the intended exit strategy for the loans based upon either a securitization pricing model or commitments from investors, prevailing interest rates, and credit risk.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

18.    FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

Policy Loans

The fair value of U.S. insurance policy loans is calculated using a discounted cash flow model based upon current U.S. Treasury rates and historical loan repayment patterns, while Japanese insurance policy loans use the risk-free proxy based on the Yen LIBOR. For group corporate- and trust-owned life insurance contracts and group universal life contracts, the fair value of the policy loans is the amount due on demand as of the reporting date.

Investment Contracts

For guaranteed investment contracts, payout annuities and other similar contracts without life contingencies, fair values are derived using discounted projected cash flows based on interest rates being offered for similar contracts with maturities consistent with those of the contracts being valued. For individual deferred annuities and other deposit liabilities, carrying value approximates fair value. Investment contracts are reflected within “Policyholders’ account balances.”

Debt

The fair value of short-term and long-term debt is derived by using discount rates based on the borrowing rates currently available to the Company for debt and financial instruments with similar terms and remaining maturities.

Bank Customer Liabilities

The carrying amount for certain deposits (interest and non-interest demand, savings and money market accounts) approximates or equals their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates being offered on certificates at the reporting dates to a schedule of aggregated expected monthly maturities.

The carrying amount approximates or equals fair value for the following instruments: fixed maturities classified as available for sale, equity securities, short-term investments, cash and cash equivalents, restricted cash and securities, separate account assets and liabilities, trading account assets supporting insurance liabilities, other trading account assets, broker-dealer related receivables and payables, securities purchased under agreements to resell, securities sold under agreements to repurchase, cash collateral for loaned securities, and securities sold but not yet purchased. The following table discloses the Company’s financial instruments where the carrying amounts and fair values differ at December 31,

	2006		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in millions)
Fixed maturities, held to maturity	$3,469	$3,441	$3,249	$3,228
Commercial loans	25,739	26,143	24,441	25,095
Policy loans	8,887	9,837	8,370	9,440
Investment contracts	68,320	68,372	64,509	64,529
Short-term and long-term debt	23,959	24,276	19,384	19,845
Bank customer liabilities	903	903	503	503

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

19.    DERIVATIVE INSTRUMENTS

Types of Derivative Instruments and Derivative Strategies used in a non- dealer or broker capacity

Interest rate swaps are used by the Company to manage interest rate exposures arising from mismatches between assets and liabilities (including duration mismatches) and to hedge against changes in the value of assets it anticipates acquiring and other anticipated transactions and commitments. Swaps may be specifically attributed to specific assets or liabilities or may be used on a portfolio basis. Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed upon notional principal amount. Generally, no cash is exchanged at the outset of the contract and no principal payments are made by either party. Cash is paid or received based on the terms of the swap. These transactions are entered into pursuant to master agreements that provide for a single net payment to be made by one counterparty at each due date.

Exchange-traded futures and options are used by the Company to reduce market risks from changes in interest rates, to alter mismatches between the duration of assets in a portfolio and the duration of liabilities supported by those assets, and to hedge against changes in the value of securities it owns or anticipates acquiring or selling. In exchange-traded futures transactions, the Company agrees to purchase or sell a specified number of contracts, the values of which are determined by the values of designated classes of securities, and to post variation margin on a daily basis in an amount equal to the difference in the daily market values of those contracts. The Company enters into exchange-traded futures and options with regulated futures commissions merchants who are members of a trading exchange.

Futures typically are used to hedge duration mismatches between assets and liabilities. Futures move substantially in value as interest rates change and can be used to either modify or hedge existing interest rate risk.

Currency derivatives, including exchange-traded currency futures and options, currency forwards and currency swaps, are used by the Company to reduce market risks from changes in currency exchange rates with respect to investments denominated in foreign currencies that the Company either holds or intends to acquire or sell. The Company also uses currency forwards to hedge the currency risk associated with net investments in foreign operations and anticipated earnings of its foreign operations.

Under currency forwards, the Company agrees with other parties to deliver a specified amount of an identified currency at a specified future date. Typically, the price is agreed upon at the time of the contract and payment for such a contract is made at the specified future date. As noted above, the Company uses currency forwards to mitigate the risk that unfavorable changes in currency exchange rates will reduce U.S. dollar equivalent earnings generated by certain of its non-U.S. businesses, primarily its international insurance and investment operations. The Company executes forward sales of the hedged currency in exchange for U.S. dollars at a specified exchange rate. The maturities of these forwards correspond with the future periods in which the non-U.S. earnings are expected to be generated. These earnings hedges do not qualify for hedge accounting.

Under currency swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between one currency and another at an exchange rate and calculated by reference to an agreed principal amount. Generally, the principal amount of each currency is exchanged at the beginning and termination of the currency swap by each party. These transactions are entered into pursuant to master agreements that provide for a single net payment to be made by one counterparty for payments made in the same currency at each due date.

Credit derivatives are used by the Company to enhance the return on the Company’s investment portfolio by creating credit exposure similar to an investment in public fixed maturity cash instruments. With credit derivatives the Company can sell credit protection on an identified name, or a basket of names in a first to default structure, and in return receive a quarterly premium. With single name credit default derivatives, this premium or credit spread generally corresponds to the difference between the yield on the referenced name’s public fixed maturity cash instruments and swap rates, at the time the agreement is executed. With first to default baskets, the premium generally corresponds to a high proportion of the sum of the credit spreads of the names in the basket. If there is an event of default by the referenced name or one of the referenced names in a basket, as defined by the agreement,

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

19.    DERIVATIVE INSTRUMENTS (continued)

then the Company is obligated to pay the counterparty the referenced amount of the contract and receive in return the referenced defaulted security or similar security. See Note 21 for a discussion of guarantees related to these credit derivatives. In addition to selling credit protection, in limited instances the Company has purchased credit protection using credit derivatives in order to hedge specific credit exposures in our investment portfolio.

Forward contracts are used by the Company to manage market risks relating to interest rates. The Company also uses “to be announced” (“TBA”) forward contracts to gain exposure to the investment risk and return of mortgage-backed securities. TBA transactions can help the Company to achieve better diversification and to enhance the return on its investment portfolio. TBAs provide a more liquid and cost effective method of achieving these goals than purchasing or selling individual mortgage-backed pools. Typically, the price is agreed upon at the time of the contract and payment for such a contract is made at a specified future date.

In its mortgage operations, the Company enters into commitments to fund commercial mortgage loans at specified interest rates and other applicable terms within specified periods of time. These commitments are legally binding agreements to extend credit to a counterparty. Loan commitments for loans that will be held for sale are recognized as derivatives and recorded at fair value. The determination of the fair value of loan commitments accounted for as derivatives considers various factors including, among others, terms of the related loan, the intended exit strategy for the loans based upon either a securitization pricing model or investor purchase commitments, prevailing interest rates, and origination income or expense. Loan commitments that relate to the origination of mortgage loans that will be held for investment are not accounted for as derivatives and accordingly are not recognized in the Company’s financial statements. See Note 21 for a further discussion of these loan commitments.

When the Company has cash flows that it has allocated for investment in equity securities or plans to sell investments in equity securities, it may enter into equity derivatives as a temporary hedge against an increase or decrease in the price of the securities it intends to purchase or sell. These hedges are intended to permit such investment transactions to be executed with less adverse market impacts. The Company also uses equity-based derivatives to hedge the equity risks embedded in some of its annuity products.

As further described in Note 9, the Company sells variable annuity products which contain embedded derivatives. These embedded derivatives are marked to market through “Realized investment gains (losses), net” based on the change in value of the underlying contractual guarantees which are determined using pricing models.

The Company invests in fixed maturities that, in addition to a stated coupon, provide a return based upon the results of an underlying portfolio of fixed income investments and related investment activity. The Company accounts for these investments as available for sale fixed maturities containing embedded derivatives. Such embedded derivatives are marked to market through “Realized investment gains (losses), net,” based upon the change in value of the underlying portfolio.

The following table provides a summary of the notional amount and fair value of derivatives contracts (excluding embedded derivatives) by the primary underlying:

	December 31, 2006		December 31, 2005
	Gross Notional	Fair Value	Gross Notional	Fair Value
	(in millions)
Interest rate	$37,955	$(32)	$24,438	$(185)
Credit	1,775	14	1,769	—
Currency	15,248	(183)	14,782	(398)
Equity	2,773	232	1,221	94

Total	$57,751	$31	$42,210	$(489)

Note: derivative instruments may contain multiple underlyings

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

19.    DERIVATIVE INSTRUMENTS (continued)

Cash Flow, Fair Value and Net Investment Hedges

The primary derivative instruments used by the Company in its fair value, cash flow, and net investment hedge accounting relationships are interest rate swaps, currency swaps and currency forwards. As noted above, these instruments are only designated for hedge accounting in instances where the appropriate criteria are met. The Company does not use futures, options, credit or equity derivatives in any of its fair value, cash flow or net investment hedge accounting relationships.

The table below provides a summary of notional amount and fair value (excluding embedded derivatives) by type of hedge designation:

	December 31, 2006		December 31, 2005
	Gross Notional	Fair Value	Gross Notional	Fair Value
	(in millions)
Fair value	$8,643	$(32)	$7,616	$(209)
Cash flow	2,705	(268)	3,209	(214)
Net investment hedges	1,538	(2)	1,409	(2)
Non-qualifying	44,865	333	29,976	(64)

Total	$57,751	$31	$42,210	$(489)

The following table provides the financial statement classification and impact of derivatives used in qualifying and non-qualifying hedge relationships (excluding embedded derivatives and the offset of the hedged item in an effective hedge relationship):

	Years Ended December 31
	2006	2005	2004
	(in millions)
Qualifying hedges:
Net investment income
Interest rate	$13	$(6)	$(4)
Currency(1)	(69)	(61)	(54)
Interest credited to policyholder account balances—(increase)/decrease
Interest rate	(1)	12	8
Interest expense—(increase)/decrease
Interest rate	4	15	40
Realized investment gains (losses), net
Interest rate	17	(17)	(35)
Currency	(36)	(1)	(3)
Other income
Currency	58	(198)	79
Other comprehensive income
Interest rate	(2)	6	(6)
Currency	(145)	116	(239)

Non-qualifying hedges:
Realized investment gains (losses), net
Interest rate	79	63	92
Credit	29	3	5
Currency	(6)	373	(334)
Equity	(46)	(1)	15

Total Derivative Impact	$(105)	$304	$(436)

(1)	Interest rate component of currency derivatives

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

19.    DERIVATIVE INSTRUMENTS (continued)

The ineffective portion of derivatives accounted for using hedge accounting in the years ended December 31, 2006, 2005 and 2004 was not material to the results of operations of the Company. In addition, there were no material amounts reclassified into earnings relating to discontinued cash flow hedge accounting because the forecasted transaction did not occur by the anticipated date or within the additional time period permitted by SFAS No. 133.

Presented below is a roll forward of current period cash flow hedges in “Accumulated other comprehensive income (loss)” before taxes:

(in millions)
Balance, December 31, 2003	$(111)
Net deferred losses on cash flow hedges from January 1 to December 31, 2004	(146)
Amount reclassified into current period earnings	47

Balance, December 31, 2004	(210)
Net deferred gains on cash flow hedges from January 1 to December 31, 2005	116
Amount reclassified into current period earnings	(28)

Balance, December 31, 2005	(122)
Net deferred losses on cash flow hedges from January 1 to December 31, 2006	(60)
Amount reclassified into current period earnings	(9)

Balance, December 31, 2006	$(191)

It is anticipated that a pre-tax loss of approximately $28 million will be reclassified from “Accumulated other comprehensive income (loss)” to earnings during the year ended December 31, 2007, offset by amounts pertaining to the hedged items. As of December 31, 2006, the Company does not have any cash flow hedges of forecasted transactions other than those related to the variability of the payment or receipt of interest or foreign currency amounts on existing financial instruments. The maximum length of time for which these variable cash flows are hedged is 17 years. Income amounts deferred in “Accumulated other comprehensive income (loss)” as a result of cash flow hedges are included in “Net unrealized investment gains (losses)” in the Consolidated Statements of Stockholders’ Equity.

For effective net investment hedges, the amounts, before applicable taxes, recorded in the cumulative translation adjustment account within “Accumulated other comprehensive income (loss)” were losses of $78 million in 2006, gains of $34 million in 2005 and losses of $147 million in 2004.

For the years ended December 31, 2006, 2005 and 2004, there were no derivative reclassifications to earnings due to hedged firm commitments no longer deemed probable or due to hedged forecasted transactions that had not occurred by the end of the originally specified time period.

Credit Risk

The Company is exposed to credit-related losses in the event of nonperformance by counterparties to derivative financial instruments. Generally, the current credit exposure of the Company’s derivative contracts is limited to the fair value at the reporting date. The credit exposure of the Company’s over-the-counter derivative transactions is represented by the fair value (market value) of contracts with a positive fair value (market value) at the reporting date. Because exchange-traded futures and options are effected through regulated exchanges, and positions are settled on a daily basis, the Company has reduced exposure to credit-related losses in the event of nonperformance by counterparties to such financial instruments.

The Company manages credit risk by entering into derivative transactions with creditworthy counterparties and obtaining collateral where appropriate and customary and by limiting its single party credit exposures. In

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

19.    DERIVATIVE INSTRUMENTS (continued)

addition, the Company enters into over-the-counter derivative transactions pursuant to master agreements that provide for a netting of payments and receipts with a single counterparty as well as periodic collateral posting. Likewise, the Company effects exchange-traded futures and options through regulated exchanges and these positions are settled on a daily basis.

20.    SEGMENT INFORMATION

Segments

The Company has organized its principal operations into the Financial Services Businesses and the Closed Block Business. Within the Financial Services Businesses, the Company operates through three divisions, which together encompass eight reportable segments. The Company’s real estate and relocation services business as well as businesses that are not sufficiently material to warrant separate disclosure and businesses to be divested are included in Corporate and Other operations within the Financial Services Businesses. Collectively, the businesses that comprise the three operating divisions and Corporate and Other are referred to as the Financial Services Businesses.

In 2006, the results of certain international market initiatives were reclassified for segment reporting purposes only, from Corporate and Other operations to the International Investments segment. In addition, the results of the Individual Life and Annuities businesses, formerly reported as components of the Individual Life and Annuities segment, are reported as discrete segments for all periods presented.

Insurance Division.    The Insurance division consists of the Individual Life, Individual Annuities and Group Insurance segments. The Individual Life segment manufactures and distributes individual variable life, term life, universal life and non-participating whole life insurance, primarily to the U.S. mass market and mass affluent market. The Individual Annuities segment manufactures and distributes variable and fixed annuity products, primarily to the U.S. mass affluent market. The Group Insurance segment manufactures and distributes a full range of group life, long-term and short-term group disability, long-term care and corporate-owned and trust-owned life insurance products in the U.S. primarily to institutional clients for use in connection with employee and membership benefit plans.

Investment Division.    The Investment division consists of the Asset Management, Financial Advisory and Retirement segments. The Asset Management segment provides a broad array of investment management and advisory services, mutual funds and other structured products. These products and services are provided to the public and private marketplace in addition to other segments of the Company. The Financial Advisory segment consists of the Company’s 38% investment in Wachovia Securities. The Retirement segment manufactures and distributes products and provides administrative services for qualified and non-qualified retirement plans and offers guaranteed investment contracts, funding agreements, institutional and retail notes, structured settlement annuities and group annuities.

International Insurance and Investments Division.    The International Insurance and Investments division consists of the International Insurance and International Investments segments. The International Insurance segment manufactures and distributes individual life insurance products to the mass affluent and affluent markets in Japan, Korea and other foreign countries through its Life Planner operations. In addition, similar products are offered to the broad middle income market across Japan through Life Advisors, the proprietary distribution channel of the Company’s Gibraltar Life operation. The International Investments segment offers proprietary and non-proprietary asset management, investment advice and services to retail and institutional clients in selected international markets.

Corporate and Other.    Corporate and Other includes corporate operations that are not allocated to business segments and the real estate and relocation services operations, as well as divested businesses. Corporate

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

20.    SEGMENT INFORMATION (continued)

operations consist primarily of (1) corporate-level income and expenses, after allocations to any business segments, including income and expense from the Company’s qualified pension and other employee benefit plans and investment returns on capital that is not deployed in any segments; (2) returns from investments not allocated to any business segments, including a debt-financed investment portfolio, and transactions with other segments and consolidating adjustments; and (3) businesses that we have placed in wind-down status but have not divested, such as certain individual life insurance polices assumed under reinsurance and individual health insurance. The divested businesses consist primarily of property and casualty insurance businesses, Prudential Securities capital markets business and exchange shares previously held by our discontinued Prudential Equity Group.

Closed Block Business.    The Closed Block Business, which is managed separately from the Financial Services Businesses, was established on the date of demutualization. It includes the Closed Block (as discussed in Note 10); assets held outside the Closed Block necessary to meet insurance regulatory capital requirements related to products included within the Closed Block; deferred policy acquisition costs related to the Closed Block policies; the principal amount of the IHC debt (as discussed in Note 12) and certain related assets and liabilities.

Segment Accounting Policies.    The accounting policies of the segments are the same as those described in Note 2. Results for each segment include earnings on attributed equity established at a level which management considers necessary to support each segment’s risks. Operating expenses specifically identifiable to a particular segment are allocated to that segment as incurred. Operating expenses not identifiable to a specific segment that are incurred in connection with the generation of segment revenues are generally allocated based upon the segment’s historical percentage of general and administrative expenses.

Adjusted Operating Income

In managing the Financial Services Businesses, the Company analyzes the operating performance of each segment using “adjusted operating income.” Adjusted operating income does not equate to “income from continuing operations before income taxes, equity in earnings of operating joint ventures, extraordinary gain on acquisition and cumulative effect of accounting change” or “net income” as determined in accordance with U.S. GAAP but is the measure of segment profit or loss used by the Company to evaluate segment performance and allocate resources, and, consistent with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” is the measure of segment performance presented below.

Adjusted operating income is calculated by adjusting each segment’s “income from continuing operations before income taxes, equity in earnings of operating joint ventures, extraordinary gain on acquisition and cumulative effect of accounting change” for the following items, which are described in greater detail below:

•	realized investment gains (losses), net, and related charges and adjustments;

•	net investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes;

•	the contribution to income/loss of divested businesses that have been or will be sold or exited but that did not qualify for “discontinued operations” accounting treatment under U.S. GAAP; and

•	equity in earnings of operating joint ventures.

These items are important to an understanding of overall results of operations. Adjusted operating income is not a substitute for income determined in accordance with U.S. GAAP, and the Company’s definition of adjusted operating income may differ from that used by other companies. However, the Company believes that the presentation of adjusted operating income as measured for management purposes enhances the understanding of results of operations by highlighting the results from ongoing operations and the underlying profitability factors of the Financial Services Businesses.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

20.    SEGMENT INFORMATION (continued)

Realized investment gains (losses), net, and related charges and adjustments.    Adjusted operating income excludes realized investment gains (losses), net, except as indicated below. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to the Company’s discretion and influenced by market opportunities, as well as the Company’s tax profile. Trends in the underlying profitability of the Company’s businesses can be more clearly identified without the fluctuating effects of these transactions.

Charges that relate to realized investment gains (losses), net, are also excluded from adjusted operating income. The related charges, which are offset against net realized investment gains and losses in the schedules below, relate to policyholder dividends; amortization of deferred policy acquisition costs, VOBA, unearned revenue reserves and deferred sales inducements; interest credited to policyholders’ account balances; reserves for future policy benefits; payments associated with the market value adjustment features related to certain of the annuity products we sell; and minority interest in consolidated operating subsidiaries. The related charges associated with policyholder dividends include a percentage of net realized investment gains on specified Gibraltar Life assets that is required to be paid as dividends to Gibraltar Life policyholders. Deferred policy acquisition costs, VOBA, unearned revenue reserves and deferred sales inducements for certain products are amortized based on estimated gross profits, which include net realized investment gains and losses on the underlying invested assets. The related charge for these items represent the portion of this amortization associated with net realized investment gains and losses. The related charges for interest credited to policyholders’ account balances relate to certain group life policies that pass back certain realized investment gains and losses to the policyholder. The reserves for certain policies are adjusted when cash flows related to these policies are affected by net realized investment gains and losses, and the related charge for reserves for future policy benefits represents that adjustment. Certain of our annuity products contain a market value adjustment feature that requires us to pay to the contractholder or entitles us to receive from the contractholder, upon surrender, a market value adjustment based on the crediting rates on the contract surrendered compared to crediting rates on newly issued contracts or based on an index rate at the time of purchase compared to an index rate at time of surrender, as applicable. These payments mitigate the net realized investment gains or losses incurred upon the disposition of the underlying invested assets. The related charge represents the payments or receipts associated with these market value adjustment features. Minority interest expense is recorded for the earnings of consolidated subsidiaries owed to minority investors. The related charge for minority interest in consolidated operating subsidiaries represents the portion of these earnings associated with net realized investment gains and losses.

Adjustments to “Realized investment gains (losses), net,” for purposes of calculating adjusted operating income, include the following:

Gains and losses pertaining to derivative contracts that do not qualify for hedge accounting treatment, other than derivatives used in the Company’s capacity as a broker or dealer, are included in “Realized investment gains (losses), net.” This includes mark-to-market adjustments of open contracts as well as periodic settlements. As discussed further below, adjusted operating income includes a portion of realized gains and losses pertaining to certain derivative contracts.

Adjusted operating income of the International Insurance segment and International Investments segment, excluding the global commodities group, reflect the impact of an intercompany arrangement with Corporate and Other operations pursuant to which the segments’ non-U.S. dollar denominated earnings in all countries for a particular year, including its interim reporting periods, are translated at fixed currency exchange rates. The fixed rates are determined in connection with a currency hedging program designed to mitigate the risk that unfavorable rate changes will reduce the segments’ U.S. dollar equivalent earnings. Pursuant to this program, the Company’s Corporate and Other operations execute forward currency contracts with third parties to sell the

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

20.    SEGMENT INFORMATION (continued)

hedged currency in exchange for U.S. dollars at a specified exchange rate. The maturities of these contracts correspond with the future periods in which the identified non-U.S. dollar denominated earnings are expected to be generated. These contracts do not qualify for hedge accounting under U.S. GAAP and, as noted above, all resulting profits or losses from such contracts are included in “Realized investment gains (losses), net.” When the contracts are terminated in the same period that the expected earnings emerge, the resulting positive or negative cash flow effect is included in adjusted operating income (gains of $42 million, losses of $55 million and losses of $84 million for the years ended December 31, 2006, 2005 and 2004, respectively). As of December 31, 2006 and 2005, the fair value of open contracts used for this purpose was a net asset of $105 million and net asset of $110 million, respectively.

The Company uses interest and currency swaps and other derivatives to manage interest and currency exchange rate exposures arising from mismatches between assets and liabilities, including duration mismatches. For the derivative contracts that do not qualify for hedge accounting treatment, mark-to-market adjustments of open contracts as well as periodic settlements are included in “Realized investment gains (losses), net.” However, the periodic swap settlements, as well as other derivative related yield adjustments, are included in adjusted operating income to reflect the after-hedge yield of the underlying investments. Adjusted operating income includes gains of $58 million, $54 million and $14 million for the years ended December 31, 2006, 2005 and 2004, respectively, due to periodic settlements and yield adjustments of such contracts.

Certain products the Company sells are accounted for as freestanding derivatives or contain embedded derivatives. Changes in the fair value of these derivatives, along with any fees received or payments made relating to the derivative, are recorded in “Realized investment gains (losses), net.” These “Realized investment gains (losses), net” are included in adjusted operating income in the period in which the gain or loss is recorded. In addition, the changes in fair value of any associated derivative portfolio that is part of an economic hedging program related to the risk of these products (but which do not qualify for hedge accounting treatment under U.S. GAAP) are also included in adjusted operating income in the period in which the gains or losses on the derivative portfolio are recorded. Adjusted operating income includes gains of $15 million and $6 million for the years ended December 31, 2006 and 2005, respectively, related to these products and any associated derivative portfolio. There were no adjustments for the year ended December 31, 2004.

The Company invests in fixed maturities that, in addition to a stated coupon, provide a return based upon the results of an underlying portfolio of fixed income investments and related investment activity. The Company accounts for these investments as available for sale fixed maturities containing embedded derivatives that are marked to market through “Realized investment gains (losses), net,” based upon the change in value of the underlying portfolio. Adjusted operating income includes a portion of the cumulative realized investment gains on these embedded derivatives on an amortizing basis over the remaining life of the securities. However, adjusted operating income includes any cumulative realized investment losses immediately. Adjusted operating income includes losses of $9 million and $11 million for the years ended December 31, 2006 and 2005, respectively, related to these embedded derivatives. There were no adjustments for the year ended December 31, 2004.

Adjustments are also made for the purposes of calculating adjusted operating income for the following items:

Within the Company’s Asset Management segment, its commercial mortgage operations originate loans for sale, including through securitization transactions. The “Realized investment gains (losses), net” associated with these loans, including related derivative results and retained mortgage servicing rights, are a principal source of earnings for this business and are included in adjusted operating income. Also within the Company’s Asset Management segment, its proprietary investing business makes investments for sale or syndication to other investors or for placement or co-investment in the Company’s managed funds and structured products. The “Realized investment gains (losses), net” associated with the sale of these proprietary investments are a principal

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

20.    SEGMENT INFORMATION (continued)

source of earnings for this business and are included in adjusted operating income. In addition, “Realized investment gains (losses), net” from derivatives used to hedge certain foreign currency-denominated proprietary investments are included in adjusted operating income. Net realized investment gains of $109 million, $108 million and $72 million related to these businesses were included in adjusted operating income for the years ended December 31, 2006, 2005 and 2004, respectively.

The Company’s Japanese insurance operations invest in “dual currency” fixed maturities and loans, which pay interest in U.S. dollars, while the principal is payable in Japanese yen. For fixed maturities that are categorized as held to maturity, and loans where the Company’s intent is to hold them to maturity, the change in value related to foreign currency fluctuations associated with the U.S. dollar interest payments is recorded in “Asset management fees and other income.” Since these investments will be held until maturity, the foreign exchange impact will ultimately be realized as net investment income as earned and therefore the impact of currency fluctuations is excluded from current period adjusted operating income. This change in value related to foreign currency fluctuations recorded within “Asset management fees and other income” is excluded from adjusted operating income as an adjustment to “Realized investment gains (losses), net,” and was a decrease of $7 million and an increase of $19 million for the years ended December 31, 2006 and 2005, respectively. There were no adjustments for the year ended December 31, 2004.

The Company’s international insurance operations offer certain insurance products that are denominated in U.S. dollars. The change in value of the available for sale U.S. dollar denominated investments that support these products due to changes in foreign currency exchange rates is recorded in “Other comprehensive income,” and thereby excluded from adjusted operating income. The related change in value due to changes in foreign currency exchange rates of the U.S. dollar denominated policyholder liabilities and deferred acquisitions costs associated with these products is recorded in “Asset management fees and other income,” and excluded from adjusted operating income as an adjustment to “Realized investment gains (losses), net,” which was an increase of $2 million and a decrease of $3 million for the years ended December 31, 2006 and 2005, respectively. There were no adjustments for the year ended December 31, 2004.

As part of the acquisition of CIGNA’s retirement business, the Company entered into reinsurance agreements with CIGNA, including a modified-coinsurance-with-assumption arrangement that applied to the defined benefit guaranteed-cost contracts acquired. The net results of these contracts were recorded in “Asset management fees and other income,” as a result of the reinsurance arrangement, and such net results included realized investment gains and losses. These realized investment gains and losses were excluded from adjusted operating income as an adjustment to “Realized investment gains (losses), net.” There were no adjustments for the year ended December 31, 2006 as a result of the change in the reinsurance arrangement during 2006 with CIGNA as discussed in Note 3. Net realized investment gains of $13 million and $1 million were excluded for the years ended December 31, 2005 and 2004, respectively.

Investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes.    Certain products included in the retirement business acquired from CIGNA, as well as certain products included in the International Insurance segment, are experience-rated in that investment results associated with these products will ultimately accrue to contractholders. The investments supporting these experience-rated products, excluding mortgage loans, are classified as trading. These trading investments are reflected on the statements of financial position as “Trading account assets supporting insurance liabilities, at fair value.” Realized and unrealized gains and losses for these investments are reported in “Asset management fees and other income.” Investment income for these investments is reported in “Net investment income.” Mortgage loans that support these experience-rated products are carried at unpaid principal, net of unamortized discounts and an allowance for losses, and are reflected on the statements of financial position as “Commercial loans.”

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

20.    SEGMENT INFORMATION (continued)

Adjusted operating income excludes net investment gains and losses on trading account assets supporting insurance liabilities. This is consistent with the exclusion of realized investment gains and losses with respect to other investments supporting insurance liabilities managed on a consistent basis, as discussed above. In addition, to be consistent with the historical treatment of charges related to realized investment gains and losses on available for sale securities, adjusted operating income also excludes the change in contractholder liabilities due to asset value changes in the pool of investments (including mortgage loans) supporting these experience-rated contracts, which are reflected in “Interest credited to policyholders’ account balances.” The result of this approach is that adjusted operating income for these products includes only net fee revenue and interest spread the Company earns on these experience-rated contracts, and excludes changes in fair value of the pool of investments, both realized and unrealized, that accrue to the contractholders.

Divested businesses.    The contribution to income/loss of divested businesses that have been or will be sold or exited, but that did not qualify for “discontinued operations” accounting treatment under U.S. GAAP, are excluded from adjusted operating income as the results of divested businesses are not relevant to understanding the Company’s ongoing operating results.

Equity in earnings of operating joint ventures.    Equity in earnings of operating joint ventures, on a pre-tax basis, are included in adjusted operating income as these results are a principal source of earnings. These earnings are reflected on a GAAP basis on an after-tax basis as a separate line on the Company’s Consolidated Statements of Operations.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

20.    SEGMENT INFORMATION (continued)

The summary below reconciles adjusted operating income to income from continuing operations before income taxes, equity in earnings of operating joint ventures, extraordinary gain on acquisition and cumulative effect of accounting change:

	Years Ended December 31,
	2006	2005	2004
	(in millions)
Adjusted Operating Income before income taxes for Financial Services Businesses by Segment:
Individual Life	$544	$498	$390
Individual Annuities	586	505	427
Group Insurance	229	224	174

Total Insurance Division	1,359	1,227	991

Asset Management	593	464	266
Financial Advisory	27	(255)	(249)
Retirement	509	498	334

Total Investment Division	1,129	707	351

International Insurance	1,423	1,310	917
International Investments	143	106	77

Total International Insurance and Investments Division	1,566	1,416	994

Corporate Operations	(28)	83	60
Real Estate and Relocation Services	75	105	101

Total Corporate and Other	47	188	161

Adjusted Operating Income before income taxes for Financial Services Businesses	4,101	3,538	2,497
Realized investment gains (losses), net, and related adjustments	73	669	62
Charges related to realized investment gains (losses), net	17	(108)	(58)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	35	(33)	(55)
Change in experience-rated contractholder liabilities due to asset value changes	11	(44)	1
Divested businesses	76	(16)	(24)
Equity in earnings of operating joint ventures	(322)	(214)	(72)

Income from continuing operations before income taxes, equity in earnings of operating joint ventures, extraordinary gain on acquisition and cumulative effect of accounting change for Financial Services Businesses	3,991	3,792	2,351

Income from continuing operations before income taxes, equity in earnings of operating joint ventures, extraordinary gain on acquisition and cumulative effect of accounting change for Closed Block Business	403	482	915

Income from continuing operations before income taxes, equity in earnings of operating joint ventures, extraordinary gain on acquisition and cumulative effect of accounting change	$4,394	$4,274	$3,266

The Insurance division results reflect deferred policy acquisition costs as if the individual annuity business and group insurance business were stand-alone operations. The elimination of intersegment costs capitalized in accordance with this policy is included in consolidating adjustments within Corporate and Other operations.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

20.    SEGMENT INFORMATION (continued)

The summary below presents certain financial information for the Company’s reportable segments:

	Year ended December 31, 2006
	Revenues	Net Investment Income	Policyholders’ Benefits	Interest Credited to Policyholders’ Account Balances	Dividends to Policyholders	Interest Expense	Amortization of Deferred Policy Acquisition Costs
	(in millions)
Financial Services Businesses:
Individual Life	$2,216	$548	$843	$203	$20	$82	$2
Individual Annuities	2,101	618	233	356	—	50	203
Group Insurance	4,555	621	3,497	204	—	7	2

Total Insurance Division	8,872	1,787	4,573	763	20	139	207

Asset Management	2,050	213	—	—	—	41	27
Financial Advisory	314	20	—	—	—	—	—
Retirement	4,378	3,425	1,104	1,853	—	197	25

Total Investment Division	6,742	3,658	1,104	1,853	—	238	52

International Insurance	7,730	1,394	4,602	251	80	9	454
International Investments	590	31	—	—	—	1	—

Total International Insurance and Investments Division	8,320	1,425	4,602	251	80	10	454

Corporate Operations	323	763	44	(77)	—	562	(43)
Real Estate and Relocation Services	305	24	—	—	—	—	—

Total Corporate and Other	628	787	44	(77)	—	562	(43)

Total	24,562	7,657	10,323	2,790	100	949	670

Realized investment gains (losses), net, and related adjustments	73	—	—	—	—	—	—
Charges related to realized investment gains (losses), net	4	—	—	(1)	4	—	(14)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	35	—	—	—	—	—	—
Change in experience-rated contractholder liabilities due to asset value changes	—	—	—	(11)	—	—	—
Divested businesses	104	14	(7)	—	—	3	—
Equity in earnings of operating joint ventures	(322)	—	—	—	—	—	—

Total Financial Services Businesses	24,456	7,671	10,316	2,778	104	952	656

Closed Block Business	7,812	3,680	3,967	139	2,518	227	90

Total per Consolidated Financial Statements	$32,268	$11,351	$14,283	$2,917	$2,622	$1,179	$746

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

20.    SEGMENT INFORMATION (continued)

	Year ended December 31, 2005
	Revenues	Net Investment Income	Policyholders’ Benefits	Interest Credited to Policyholders’ Account Balances	Dividends to Policyholders	Interest Expense	Amortization of Deferred Policy Acquisition Costs
	(in millions)
Financial Services Businesses:
Individual Life	$2,262	$496	$612	$177	$19	$66	$369
Individual Annuities	1,717	615	168	337	—	30	173
Group Insurance	4,200	591	3,214	201	—	15	3

Total Insurance Division	8,179	1,702	3,994	715	19	111	545

Asset Management	1,696	105	—	—	—	16	33
Financial Advisory	199	6	—	—	—	—	—
Retirement	4,025	3,040	1,049	1,633	—	99	21

Total Investment Division	5,920	3,151	1,049	1,633	—	115	54

International Insurance	7,671	1,299	4,776	207	89	20	390
International Investments	487	25	—	—	—	2	—

Total International Insurance and Investments Division	8,158	1,324	4,776	207	89	22	390

Corporate Operations	281	647	63	(39)	—	367	(79)
Real Estate and Relocation Services	338	37	—	—	—	—	—

Total Corporate and Other	619	684	63	(39)	—	367	(79)

Total	22,876	6,861	9,882	2,516	108	615	910

Realized investment gains (losses), net, and related adjustments	669	—	—	—	—	—	—
Charges related to realized investment gains (losses), net	(9)	—	7	2	89	—	4
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(33)	—	—	—	—	—	—
Change in experience-rated contractholder liabilities due to asset value changes	—	—	—	44	—	—	—
Divested businesses	32	13	1	—	—	1	—
Equity in earnings of operating joint ventures	(214)	—	—	—	—	—	—

Total Financial Services Businesses	23,321	6,874	9,890	2,562	197	616	914

Closed Block Business	8,026	3,721	3,993	137	2,653	192	99

Total per Consolidated Financial Statements	$31,347	$10,595	$13,883	$2,699	$2,850	$808	$1,013

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

20.    SEGMENT INFORMATION (continued)

	Year ended December 31, 2004
	Revenues	Net Investment Income	Policyholders’ Benefits	Interest Credited to Policyholders’ Account Balances	Dividends to Policyholders	Interest Expense	Amortization of Deferred Policy Acquisition Costs
	(in millions)
Financial Services Businesses:
Individual Life	$2,073	$420	$591	$165	$18	$15	$274
Individual Annuities	1,578	586	201	358	—	9	125
Group Insurance	3,892	559	2,930	210	—	8	4

Total Insurance Division	7,543	1,565	3,722	733	18	32	403

Asset Management	1,464	87	—	—	—	11	43
Financial Advisory	34	—	—	—	—	—	—
Retirement	3,225	2,600	862	1,362	—	37	10

Total Investment Division	4,723	2,687	862	1,362	—	48	53

International Insurance	6,408	919	4,124	129	86	5	365
International Investments	446	14	—	—	—	2	—

Total International Insurance and Investments Division	6,854	933	4,124	129	86	7	365

Corporate Operations	225	550	85	(4)	—	247	(55)
Real Estate and Relocation Services	330	36	—	—	—	—	—

Total Corporate and Other	555	586	85	(4)	—	247	(55)

Total	19,675	5,771	8,793	2,220	104	334	766

Realized investment gains (losses), net, and related adjustments	62	—	—	—	—	—	—
Charges related to realized investment gains (losses), net	(43)	—	3	3	13	—	2
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(55)	—	—	—	—	—	—
Change in experience-rated contractholder liabilities due to asset value changes	—	—	—	(1)	—	—	—
Divested businesses	15	2	11	—	—	—	—
Equity in earnings of operating joint ventures	(72)	—	—	—	—	—	—

Total Financial Services Businesses	19,582	5,773	8,807	2,222	117	334	768

Closed Block Business	8,231	3,681	4,056	137	2,364	169	105

Total per Consolidated Financial Statements	$27,813	$9,454	$12,863	$2,359	$2,481	$503	$873

Income from continuing operations before income taxes, equity in earnings of operating joint ventures, extraordinary gain on acquisition and cumulative effect of accounting change includes income from foreign operations of $2,054 million, $1,835 million and $966 million for the years ended December 31, 2006, 2005 and 2004, respectively. Revenues, calculated in accordance with U.S. GAAP, include revenues from foreign operations of $8,844 million, $9,023 million and $6,834 million for the years ended December 31, 2006, 2005 and 2004, respectively. Included in the revenues from foreign operations are revenues from Japanese operations of $6,624 million, $7,072 million and $5,418 million for the years ended December 31, 2006, 2005 and 2004, respectively.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

20.    SEGMENT INFORMATION (continued)

The Asset Management segment revenues include intersegment revenues of $342 million, $358 million and $348 million for the years ended December 31, 2006, 2005 and 2004, respectively, primarily consisting of asset-based management and administration fees. Management has determined the intersegment revenues with reference to market rates. Intersegment revenues are eliminated in consolidation in Corporate and Other.

The summary below presents total assets for the Company’s reportable segments at December 31,

	Assets
	2006	2005	2004
	(in millions)
Individual Life	$33,041	$29,523	$28,188
Individual Annuities	69,153	59,790	56,310
Group Insurance	29,342	23,949	24,250

Total Insurance Division	131,536	113,262	108,748

Asset Management	38,524	29,354	24,795
Financial Advisory	1,342	1,750	944
Retirement	125,604	118,620	116,593

Total Investment Division	165,470	149,724	142,332

International Insurance	59,211	54,186	57,761
International Investments	6,191	4,915	4,443

Total International Insurance and Investments Division	65,402	59,101	62,204

Corporate Operations	16,479	17,749	15,022
Real Estate and Relocation Services	1,380	1,053	942

Total Corporate and Other	17,859	18,802	15,964

Total Financial Services Businesses	380,267	340,889	329,248

Closed Block Business	73,999	72,485	71,580

Total	$454,266	$413,374	$400,828

21.    COMMITMENTS AND GUARANTEES, CONTINGENT LIABILITIES AND LITIGATION AND REGULATORY MATTERS

Commitments and Guarantees

The Company occupies leased office space in many locations under various long-term leases and has entered into numerous leases covering the long-term use of computers and other equipment. Rental expense, net of sub-lease income, incurred for the years ended December 31, 2006, 2005 and 2004 was $175 million, $192 million and $199 million, respectively.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

21.    COMMITMENTS AND GUARANTEES, CONTINGENT LIABILITIES AND LITIGATION AND REGULATORY MATTERS (continued)

The following table presents, at December 31, 2006, the Company’s contractual maturities on long-term debt, as more fully described in Note 12, and future minimum lease payments under non-cancelable operating leases along with associated sub-lease income:

	Long-term Debt	Operating Leases	Sub-lease Income
	(in millions)
2007	$—	$182	$(42)
2008	1,623	136	(34)
2009	178	110	(30)
2010	168	86	(18)
2011	510	71	(10)
2012 and thereafter	8,944	205	(15)

Total	$11,423	$790	$(149)

For business reasons, the Company exits certain non-cancelable leases prior to their expiration. In these instances, the Company’s policy is to accrue, at the time it ceases to use the property being leased, the future rental expense and any sub-lease income immediately and release the reserve over the remaining commitment in the year that it is due. Of the $790 million in total non-cancelable operating leases and $149 million in total sub-lease income, $160 million and $122 million, respectively, has been accrued at December 31, 2006.

In connection with the Company’s commercial mortgage operations, it originates commercial mortgage loans. At December 31, 2006, the Company had outstanding commercial mortgage loan commitments with borrowers of $1,977 million. In certain of these transactions, the Company prearranges that it will sell the loan to an investor after the Company funds the loan. As of December 31, 2006, $471 million of the Company’s commitments to originate commercial mortgage loans are subject to such arrangements.

The Company also has other commitments, some of which are contingent upon events or circumstances not under the Company’s control, including those at the discretion of the Company’s counterparty. These other commitments amounted to $8,095 million at December 31, 2006. Reflected in these other commitments are $7,850 million of commitments to purchase or fund investments, including $5,823 million that the Company anticipates will be funded from the assets of its separate accounts.

In the course of the Company’s business, it provides certain guarantees and indemnities to third parties pursuant to which it may be contingently required to make payments now or in the future.

A number of guarantees provided by the Company relate to real estate investments, in which the investor has borrowed funds, and the Company has guaranteed their obligation to their lender. In some cases, the investor is an affiliate, and in other cases the unaffiliated investor purchases the real estate investment from the Company. The Company provides these guarantees to assist them in obtaining financing for the transaction on more beneficial terms. The Company’s maximum potential exposure under these guarantees was $1,815 million at December 31, 2006. Any payments that may become required of the Company under these guarantees would either first be reduced by proceeds received by the creditor on a sale of the assets, or would provide the Company with rights to obtain the assets. These guarantees generally expire at various times over the next 10 years. At December 31, 2006, no amounts were accrued as a result of the Company’s assessment that it is unlikely payments will be required.

As discussed in Note 19, the Company writes credit derivatives under which the Company is obligated to pay the counterparty the referenced amount of the contract and receive in return the defaulted security or similar

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

21.    COMMITMENTS AND GUARANTEES, CONTINGENT LIABILITIES AND LITIGATION AND REGULATORY MATTERS (continued)

security. The Company’s maximum amount at risk under these credit derivatives, assuming the value of the underlying securities become worthless, is $1,618 million at December 31, 2006. These credit derivatives generally have maturities of five years or less.

Certain contracts underwritten by the Retirement segment include guarantees related to financial assets owned by the guaranteed party. These contracts are accounted for as derivatives, at fair value, in accordance with SFAS No. 133. At December 31, 2006, such contracts in force carried a total guaranteed value of $2,400 million.

The Company arranges for credit enhancements of certain debt instruments that provide financing for commercial real estate assets, including certain tax-exempt bond financings. The credit enhancements provide assurances to the debt holders as to the timely payment of amounts due under the debt instruments. At December 31, 2006, such enhancement arrangements total $131 million, with remaining contractual maturities of up to 13 years. The Company’s obligations to reimburse required payments are secured by mortgages on the related real estate, which properties are valued at $179 million at December 31, 2006. The Company receives certain ongoing fees for providing these enhancement arrangements and anticipates the extinguishment of its obligation under these enhancements prior to maturity through the aggregation and transfer of its positions to a substitute enhancement provider. At December 31, 2006, the Company has accrued liabilities of $1 million representing unearned fees on these arrangements.

In connection with certain acquisitions, the Company has agreed to pay additional consideration in future periods, based upon the attainment by the acquired entity of defined operating objectives. In accordance with U.S. GAAP, the Company does not accrue contingent consideration obligations prior to the attainment of the objectives. At December 31, 2006, maximum potential future consideration pursuant to such arrangements, to be resolved over the following three years, is $185 million. Any such payments would result in increases in intangible assets, including goodwill.

The Company is also subject to other financial guarantees and indemnity arrangements. The Company has provided indemnities and guarantees related to acquisitions, dispositions, investments and other transactions that are triggered by, among other things, breaches of representations, warranties or covenants provided by the Company. These obligations are typically subject to various time limitations, defined by the contract or by operation of law, such as statutes of limitation. In some cases, the maximum potential obligation is subject to contractual limitations, while in other cases such limitations are not specified or applicable. Since certain of these obligations are not subject to limitations, it is not possible to determine the maximum potential amount due under these guarantees. At December 31, 2006, the Company has accrued liabilities of $8 million associated with all other financial guarantees and indemnity arrangements, which does not include retained liabilities associated with sold businesses.

Contingent Liabilities

In 2003, the Company sold its property and casualty insurance companies that operated nationally in 48 states outside of New Jersey, and the District of Columbia, to Liberty Mutual. In connection with that sale, the Company reinsured Liberty Mutual for certain losses including any adverse loss development on losses occurring prior to the sale that arise from insurance contracts generated through certain “discontinued” distribution channels or due to certain loss events and stop-loss protection on losses occurring after the sale and arising from those same distribution channels of up to $95 million, in excess of related premiums and other adjustments. The reinsurance covering the losses associated with the discontinued distribution channels will be settled based upon loss experience through December 31, 2008, with a provision that profits on the insurance business from these channels will be shared, with Liberty Mutual receiving up to $20 million of the first $50 million.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

21.    COMMITMENTS AND GUARANTEES, CONTINGENT LIABILITIES AND LITIGATION AND REGULATORY MATTERS (continued)

On an ongoing basis, the Company’s internal supervisory and control functions review the quality of sales, marketing and other customer interface procedures and practices and may recommend modifications or enhancements. From time to time, this review process results in the discovery of product administration, servicing or other errors, including errors relating to the timing or amount of payments or contract values due to customers. In certain cases, if appropriate, the Company may offer customers remediation and may incur charges, including the cost of such remediation, administrative costs and regulatory fines.

It is possible that the results of operations or the cash flow of the Company in a particular quarterly or annual period could be materially affected as a result of payments in connection with the matters discussed above or other matters depending, in part, upon the results of operations or cash flow for such period. Management believes, however, that ultimate payments in connection with these matters, after consideration of applicable reserves and rights to indemnification, should not have a material adverse effect on the Company’s financial position.

Litigation and Regulatory Matters

The Company is subject to legal and regulatory actions in the ordinary course of its businesses. Pending legal and regulatory actions include proceedings relating to aspects of our businesses and operations that are specific to the Company and proceedings that are typical of the businesses in which the Company operates, including in both cases businesses that have either been divested or placed in wind-down status. Some of these proceedings have been brought on behalf of various alleged classes of complainants. In certain of these matters, the plaintiffs are seeking large and/or indeterminate amounts, including punitive or exemplary damages.

Insurance and Annuities

In August 2000, plaintiffs filed a purported national class action in the District Court of Valencia County, New Mexico, Azar, et al. v. Prudential Insurance, based upon the alleged failure to adequately disclose the increased costs associated with payment of life insurance premiums on a “modal” basis, i.e., more frequently than once a year. Similar actions have been filed in New Mexico against over a dozen other insurance companies. The complaint asserts claims for breach of the common law duty to disclose material information, breach of the implied covenant of good faith and fair dealing, breach of fiduciary duty, unjust enrichment and fraudulent concealment and seeks injunctive relief, compensatory and punitive damages, both in unspecified amounts, restitution, treble damages, interest, costs and attorneys’ fees. In March 2001, the court entered an order granting partial summary judgment to plaintiffs as to liability. In January 2003, the New Mexico Court of Appeals reversed this finding and dismissed the claims for breach of the covenant of good faith and fair dealing and breach of fiduciary duty. The case was remanded to the trial court and in November 2004, it held that, as to the named plaintiffs, the non-disclosure was material. In July 2005, the court certified a class of New Mexico only policyholders denying plaintiffs’ motion to include purchasers from 35 additional states. In September 2005, plaintiffs sought to amend the court’s order on class certification with respect to eight additional states. In March 2006, the court reiterated its denial of a multi-state class and maintained the certification of a class of New Mexico resident purchasers of Prudential life insurance. The court also indicated it would enter judgment on liability against Prudential for the New Mexico class.

From November 2002 to March 2005, eleven separate complaints were filed against the Company and the law firm of Leeds Morelli & Brown in New Jersey state court. The cases were consolidated for pre-trial proceedings in New Jersey Superior Court, Essex County and captioned Lederman v. Prudential Financial, Inc., et al. The complaints allege that an alternative dispute resolution agreement entered into among Prudential Insurance, over 350 claimants who are current and former Prudential Insurance employees, and Leeds Morelli & Brown (the law firm representing the claimants) was illegal and that Prudential Insurance conspired with Leeds

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

21.    COMMITMENTS AND GUARANTEES, CONTINGENT LIABILITIES AND LITIGATION AND REGULATORY MATTERS (continued)

Morelli & Brown to commit fraud, malpractice, breach of contract, and violate federal racketeering laws by advancing legal fees to the law firm with the purpose of limiting Prudential’s liability to the claimants. In 2004, the Superior Court sealed these lawsuits and compelled them to arbitration. In May 2006, the Appellate Division reversed the trial court’s decisions, held that the cases were improperly sealed, and should be heard in court rather than arbitrated. In November 2006, plaintiffs filed a motion seeking to permit over 200 individuals to join the cases as additional plaintiffs, to authorize a joint trial on liability issues for all plaintiffs, and to add a claim under the New Jersey discrimination law. The motion is pending decision.

The Company, along with a number of other insurance companies, received formal requests for information from the State of New York Attorney General’s Office (“NYAG”), the Securities and Exchange Commission (“SEC”), the Connecticut Attorney General’s Office, the Massachusetts Office of the Attorney General, the Department of Labor, the United States Attorney for the Southern District of California, the District Attorney of the County of San Diego, and various state insurance departments relating to payments to insurance intermediaries and certain other practices that may be viewed as anti-competitive. The Company may receive additional requests from these and other regulators and governmental authorities concerning these and related subjects. The Company is cooperating with these inquiries and has had discussions with certain authorities in an effort to resolve the inquiries into this matter. In December 2006, Prudential Insurance reached a resolution of the NYAG investigation. Under the terms of the settlement, Prudential Insurance paid a $2.5 million penalty and established a $16.5 million fund for policyholders, adopted business reforms and agreed, among other things, to continue to cooperate with the NYAG in any litigation, ongoing investigations or other proceedings. Prudential Insurance also settled the litigation brought by the California Department of Insurance and agreed to business reforms and disclosures as to group insurance contracts insuring customers or residents in California and to pay certain costs of investigation. These matters are also the subject of litigation brought by private plaintiffs, including purported class actions that have been consolidated in the multidistrict litigation in the United States District Court for the District of New Jersey, In re Employee Benefit Insurance Brokerage Antitrust Litigation, and two shareholder derivative actions, Gillespie v. Ryan and Kahn v. Agnew. Both derivative actions were dismissed without prejudice. In Gillespie, the plaintiff entered into a tolling agreement with the Company to permit a Special Evaluation Committee of the Board of Directors to investigate and evaluate his demand that the Company take action regarding these matters. The Committee has completed its investigation and has informed counsel for Mr. Gillespie that it has determined to refuse his demand. The regulatory settlement may adversely affect the existing litigation or cause additional litigation and result in adverse publicity and other potentially adverse impacts to the Company’s business.

In April 2005, the Company voluntarily commenced a review of the accounting for its reinsurance arrangements to confirm that it complied with applicable accounting rules. This review included an inventory and examination of current and past arrangements, including those relating to the Company’s wind down and divested businesses and discontinued operations. Subsequent to commencing this voluntary review, the Company received a formal request from the Connecticut Attorney General for information regarding its participation in reinsurance transactions generally and a formal request from the SEC for information regarding certain reinsurance contracts entered into with a single counterparty since 1997 as well as specific contracts entered into with that counterparty in the years 1997 through 2002 relating to the Company’s property and casualty insurance operations that were sold in 2003. These investigations are ongoing and not yet complete and it is possible that the Company may receive additional requests from regulators relating to reinsurance arrangements. The Company intends to cooperate with all such requests.

The Company’s subsidiary, American Skandia Life Assurance Corporation, has commenced a remediation program to correct errors in the administration of approximately 11,000 annuity contracts issued by that company. The owners of these contracts did not receive notification that the contracts were approaching or past their designated annuitization date or default annuitization date (both dates referred to as the “contractual annuity date”) and the contracts were not annuitized at their contractual annuity dates. Some of these contracts also were

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

21.    COMMITMENTS AND GUARANTEES, CONTINGENT LIABILITIES AND LITIGATION AND REGULATORY MATTERS (continued)

affected by data integrity errors resulting in incorrect contractual annuity dates. The lack of notice and data integrity errors, as reflected on the annuities administrative system, all occurred before the acquisition of the American Skandia entities by the Company. The remediation and administrative costs of the remediation program are subject to the indemnification provisions of the acquisition agreement pursuant to which the Company purchased the American Skandia entities in May 2003 from Skandia.

Securities

Prudential Securities has been named as a defendant in a number of industry-wide purported class actions in the United States District Court for the Southern District of New York relating to its former securities underwriting business. Plaintiffs in one consolidated proceeding, captioned In re: Initial Public Offering Securities Litigation, allege, among other things, that the underwriters engaged in a scheme involving tying agreements, undisclosed compensation arrangements and research analyst conflicts to manipulate and inflate the prices of shares sold in initial public offerings in violation of the federal securities laws. Certain issuers of these securities and their current and former officers and directors have also been named as defendants. In October 2004, the district court granted plaintiffs’ motion for class certification in six “focus cases.” In December 2006, the United States Court of Appeals for the Second Circuit vacated that decision. Plaintiffs have petitioned the Court of Appeals for rehearing and rehearing en banc. In June 2004, plaintiffs entered into a settlement agreement with the issuers, officers and directors named as defendants in the lawsuits, which the district court preliminarily approved in February 2005. In August 2000, Prudential Securities was named as a defendant, along with other underwriters, in a purported class action, captioned CHS Electronics Inc. v. Credit Suisse First Boston Corp. et al., which alleges on behalf of issuers of securities in initial public offerings that the defendants conspired to fix at 7% the discount that underwriting syndicates receive from issuers in violation of federal antitrust laws. Plaintiffs moved for class certification in September 2004 and for partial summary judgment in November 2005. The summary judgment motion has been deferred pending disposition of the class certification motion. In April 2006, the court denied class certification. In August 2006, the United States Court of Appeals for the Second Circuit granted plaintiffs’ petition for review of that decision. In a related action, captioned Gillet v. Goldman Sachs et al., plaintiffs allege substantially the same antitrust claims on behalf of investors, though only injunctive relief is currently being sought.

Other Matters

Mutual Fund Market Timing Practices

In August 2006, Prudential Equity Group, LLC (“PEG”), a wholly owned subsidiary of the Company, reached a resolution of the previously disclosed regulatory and criminal investigations into deceptive market related activities involving PEG’s former Prudential Securities operations. The settlements relate to conduct that generally occurred between 1999 and 2003 involving certain former Prudential Securities brokers in Boston and certain other branch offices in the U.S., their supervisors, and other members of the Prudential Securities control structure with responsibilities that related to the market timing activities, including certain former members of Prudential Securities senior management. The Prudential Securities operations were contributed to a joint venture with Wachovia Corporation in July 2003, but PEG retained liability for the market timing related activities. In connection with the resolution of the investigations, PEG entered into separate settlements with each of the United States Attorney for the District of Massachusetts (“USAO”), the Secretary of the Commonwealth of Massachusetts, Securities Division, SEC, the National Association of Securities Dealers, the New York Stock Exchange, the New Jersey Bureau of Securities and the New York Attorney Generals Office. These settlements resolve the investigations by the above named authorities into these matters as to all Prudential entities without further regulatory proceedings or filing of charges so long as the terms of the settlement are followed and

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

21.    COMMITMENTS AND GUARANTEES, CONTINGENT LIABILITIES AND LITIGATION AND REGULATORY MATTERS (continued)

provided, in the case of the settlement agreement reached with the USAO, that the USAO has reserved the right to prosecute PEG if there is a material breach by PEG of that agreement during its five year term and in certain other specified events. Under the terms of the settlements, PEG paid $270 million into a Fair Fund administered by the SEC to compensate those harmed by the market timing activities. In addition, $330 million was paid in fines and penalties. Pursuant to the settlements, PEG retained, at PEG’s ongoing cost and expense, the services of an Independent Distribution Consultant acceptable to certain of the authorities to develop a proposed distribution plan for the distribution of Fair Fund amounts according to a methodology developed in consultation with and acceptable to certain of the authorities. In addition, as part of the settlements, PEG has agreed, among other things, to continue to cooperate with the above named authorities in any litigation, ongoing investigations or other proceedings relating to or arising from their investigations into these matters. In connection with the settlements, the Company has agreed with the USAO, among other things, to cooperate with the USAO and to maintain and periodically report on the effectiveness of its compliance procedures. The settlement documents include findings and admissions that may adversely affect existing litigation or cause additional litigation and result in adverse publicity and other potentially adverse impacts to the Company’s businesses.

In addition to the regulatory proceedings described above that were settled in 2006, in October 2004, the Company and Prudential Securities were named as defendants in several class actions brought on behalf of purchasers and holders of shares in a number of mutual fund complexes. The actions are consolidated as part of a multi-district proceeding, In re: Mutual Fund Investment Litigation, pending in the United States District Court for the District of Maryland. The complaints allege that the purchasers and holders were harmed by dilution of the funds’ values and excessive fees, caused by market timing and late trading, and seek unspecified damages. In August 2005, the Company was dismissed from several of the actions, without prejudice to repleading the state claims, but remains a defendant in other actions in the consolidated proceeding. In July 2006, in one of the consolidated mutual fund actions, Saunders v. Putnam American Government Income Fund, et al., the United States District Court for the District of Maryland granted plaintiffs leave to refile their federal securities law claims against Prudential Securities. In August 2006, the second amended complaint was filed alleging federal securities law claims on behalf of a purported nationwide class of mutual fund investors seeking compensatory and punitive damages in unspecified amounts. Motions to dismiss the other actions are pending.

Commencing in 2003, the Company received formal requests for information from the SEC and NYAG relating to market timing in variable annuities by certain American Skandia entities. In connection with these investigations, with the approval of Skandia Insurance Company Ltd. (publ) (“Skandia”), an offer was made by American Skandia to the authorities investigating its companies, the SEC and NYAG, to settle these matters by paying restitution and a civil penalty of $95 million in the aggregate. While not assured, the Company believes these discussions are likely to lead to settlements with these authorities. Any regulatory settlement involving an American Skandia entity would be subject to the indemnification provisions of the acquisition agreement pursuant to which the Company purchased the American Skandia entities in May 2003 from Skandia. If achieved, settlement of the matters relating to American Skandia also could involve continuing monitoring, changes to and/or supervision of business practices, findings that may adversely affect existing or cause additional litigation, adverse publicity and other adverse impacts to the Company’s businesses.

Other

In November 2003, an action was commenced in the United States Bankruptcy Court for the Southern District of New York, Enron Corp. v. J.P. Morgan Securities, Inc., et al., against approximately 100 defendants, including Prudential Insurance and related entities, which invested in Enron’s commercial paper. The complaint alleges that Enron’s October 2001 prepayment of its commercial paper is a voidable preference under the bankruptcy laws and constitutes a fraudulent conveyance and that the Company and related entities received prepayment of $125 million. A motion by all defendants to dismiss the complaint was denied in June 2005. Defendants’ motions for leave to appeal are pending.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

21.    COMMITMENTS AND GUARANTEES, CONTINGENT LIABILITIES AND LITIGATION AND REGULATORY MATTERS (continued)

In August 1999, a Prudential Insurance employee and several Prudential Insurance retirees filed an action in the United States District Court for the Southern District of Florida, Dupree, et al., v. Prudential Insurance, et al., against Prudential Insurance and its Board of Directors in connection with a group annuity contract entered into in 1989 between the Prudential Retirement Plan and Prudential Insurance. The suit alleged that the annuitization of certain retirement benefits violated ERISA and that, in the event of demutualization, Prudential Insurance would retain shares distributed under the annuity contract in violation of ERISA’s fiduciary duty requirements. In July 2001, plaintiffs filed an amended complaint dropping three counts, and the Company filed an answer denying the essential allegations of the complaint. The amended complaint seeks injunctive and monetary relief, including the return of what are claimed to be excess investment and advisory fees paid by the Retirement Plan to Prudential. In March 2002, the court dismissed certain of the claims against the individual defendants. A non-jury trial was concluded in January 2005. The court has not yet issued its decision.

In September and October 2005, five purported class action lawsuits were filed against the Company, PSI and PEG claiming that stockbrokers were improperly classified as exempt employees under state and federal wage and hour laws, were improperly denied overtime pay and that improper deductions were made from the stockbrokers’ wages. Two of the stockbrokers’ complaints, Janowsky v. Wachovia Securities, LLC and Prudential Securities Incorporated and Goldstein v. Prudential Financial, Inc., were filed in the United States District Court for the Southern District of New York. The Goldstein complaint purports to have been filed on behalf of a nationwide class. The Janowsky complaint alleges a class of New York brokers. Motions to dismiss and compel arbitration were filed in the Janowsky and Goldstein matters, which have been consolidated for pre-trial purposes. The three stockbrokers complaints filed in California Superior Court, Dewane v. Prudential Equity Group, Prudential Securities Incorporated, and Wachovia Securities LLC; DiLustro v. Prudential Securities Incorporated, Prudential Equity Group Inc. and Wachovia Securities; and Carayanis v. Prudential Equity Group LLC and Prudential Securities Inc., purport to have been brought on behalf of classes of California brokers. The Carayanis complaint was subsequently withdrawn without prejudice in May 2006. In June 2006, a purported New York state class action complaint was filed in the United States District Court for the Eastern District of New York, Panesenko v. Wachovia Securities, et al., alleging that the Company failed to pay overtime to stockbrokers in violation of state and federal law and that improper deductions were made from the stockbrokers’ wages in violation of state law. In September 2006, Prudential Securities was sued in Badain v. Wachovia Securities, et al., a purported nationwide class action filed in the United States District Court for the Western District of New York. The complaint alleges that Prudential Securities failed to pay overtime to stockbrokers in violation of state and federal law and that improper deductions were made from the stockbrokers’ wages in violation of state law. In October 2006, a purported class action lawsuit, Bouder v. Prudential Financial, Inc. and Prudential Insurance Company of America, was filed in the United States District Court for the District of New Jersey, claiming that the Company failed to pay overtime to insurance agents who were registered representatives in violation of federal and state law, and that improper deductions were made from these agents’ wages in violation of state law. In December 2006, these cases were transferred to the United States District Court for the Central District of California by the Judicial Panel on Multidistrict Litigation for coordinated or consolidated pre-trial proceedings. The complaints seek back overtime pay and statutory damages, recovery of improper deductions, interest, and attorneys’ fees.

Discontinued Operations

In November 1996, plaintiffs filed a purported class action lawsuit against Prudential Insurance, the Prudential Home Mortgage Company, Inc. and several other subsidiaries in the Superior Court of New Jersey, Essex County, Capitol Life Insurance Company v. Prudential Insurance, et al., in connection with the sale of certain subordinated mortgage securities sold by a subsidiary of Prudential Home Mortgage. In May 2000, plaintiffs filed a second amended complaint that alleges violations of the New Jersey securities and RICO statutes, fraud, conspiracy and negligent misrepresentation, and seeks compensatory as well as treble and punitive damages. In 2002, class certification was denied. In August 2005, the court dismissed the New Jersey Securities Act and RICO claims and the negligent misrepresentation claim. In February 2007, the matter settled in principle.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

21.    COMMITMENTS AND GUARANTEES, CONTINGENT LIABILITIES AND LITIGATION AND REGULATORY MATTERS (continued)

Summary

The Company’s litigation and regulatory matters are subject to many uncertainties, and given its complexity and scope, their outcome cannot be predicted. It is possible that results of operations or cash flow of the Company in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. Management believes, however, that the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, should not have a material adverse effect on the Company’s financial position.

22.    QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The unaudited quarterly results of operations for the years ended December 31, 2006 and 2005 are summarized in the table below:

	Three months ended
	March 31	June 30	September 30	December 31
	(in millions, except per share amounts)
2006
Total revenues	$7,787	$7,313	$8,361	$8,807
Total benefits and expenses	6,826	6,730	6,888	7,430
Income from continuing operations before income taxes and equity in earnings of operating joint ventures	961	583	1,473	1,377

Income from continuing operations	735	463	1,139	1,020
Net income	733	453	1,205	1,037

Basic income from continuing operations per share—Common Stock(1)	1.41	0.92	2.29	1.89
Diluted income from continuing operations per share—Common Stock(1)	1.38	0.91	2.25	1.85
Basic net income per share—Common Stock(1)	1.40	0.90	2.43	1.92
Diluted net income per share—Common Stock(1)	1.38	0.89	2.38	1.88
Basic and diluted net income per share—Class B Stock	19.50	6.50	18.50	63.50

2005
Total revenues	$7,621	$8,247	$7,678	$7,801
Total benefits and expenses	6,354	6,976	6,623	7,120
Income from continuing operations before income taxes and equity in earnings of operating joint ventures	1,267	1,271	1,055	681

Income from continuing operations	924	919	1,381	389
Net income	929	883	1,364	364

Basic income from continuing operations per share—Common Stock(1)	1.50	1.57	2.67	0.84
Diluted income from continuing operations per share—Common Stock(1)	1.48	1.55	2.62	0.83
Basic net income per share—Common Stock(1)	1.51	1.50	2.63	0.79
Diluted net income per share—Common Stock(1)	1.49	1.48	2.59	0.78
Basic and diluted net income (loss) per share—Class B Stock	70.50	53.50	11.50	(16.00)

(1)	Quarterly earnings per share amounts may not add to the full year amounts due to the averaging of shares.

Results for the first quarter of 2006 include pre-tax expenses of $176 million related to obligations and costs retained in connection with businesses contributed to the retail securities brokerage joint venture with Wachovia, including an increase in the reserve for estimated settlement costs related to market timing issues involving Prudential Equity Group, LLC’s former Prudential Securities operations, with respect to which the Company announced that Prudential Equity Group, LLC had reached a settlement in August 2006.

Results for the second and fourth quarters of 2005 include pre-tax expenses of $136 million and $267 million, respectively, related to obligations and costs retained in connection with businesses contributed to the retail securities brokerage joint venture with Wachovia, including accruals for estimated settlement costs related to the market timing issues described above. Results for the third quarter of 2005 include an income tax benefit of $720 million, as discussed further in Note 17.

PRUDENTIAL FINANCIAL, INC.

Supplemental Combining Statements of Financial Position

December 31, 2006 and 2005 (in millions)

	2006			2005
	Financial Services Businesses	Closed Block Business	Consolidated	Financial Services Businesses	Closed Block Business	Consolidated
ASSETS
Fixed maturities:
Available for sale, at fair value	$112,043	$50,773	$162,816	$105,188	$49,246	$154,434
Held to maturity, at amortized cost	3,469	—	3,469	3,249	—	3,249
Trading account assets supporting insurance liabilities, at fair value	14,262	—	14,262	13,781	—	13,781
Other trading account assets, at fair value	2,209	—	2,209	1,443	—	1,443
Equity securities, available for sale, at fair value	4,331	3,772	8,103	3,856	3,216	7,072
Commercial loans	18,421	7,318	25,739	17,177	7,264	24,441
Policy loans	3,472	5,415	8,887	2,967	5,403	8,370
Securities purchased under agreements to resell	153	—	153	413	—	413
Other long-term investments	3,780	965	4,745	3,266	973	4,239
Short-term investments	3,183	1,851	5,034	2,565	1,394	3,959

Total investments	165,323	70,094	235,417	153,905	67,496	221,401
Cash and cash equivalents	7,243	1,346	8,589	5,493	2,306	7,799
Accrued investment income	1,429	713	2,142	1,358	709	2,067
Reinsurance recoverables	1,958	—	1,958	3,548	—	3,548
Deferred policy acquisition costs	9,854	1,009	10,863	8,357	1,081	9,438
Other assets	16,997	837	17,834	15,069	893	15,962
Separate account assets	177,463	—	177,463	153,159	—	153,159

TOTAL ASSETS	$380,267	$73,999	$454,266	$340,889	$72,485	$413,374

LIABILITIES AND ATTRIBUTED EQUITY
LIABILITIES
Future policy benefits	$56,245	$50,706	$106,951	$51,759	$50,113	$101,872
Policyholders’ account balances	75,090	5,562	80,652	70,091	5,568	75,659
Policyholders’ dividends	526	3,456	3,982	696	3,717	4,413
Reinsurance payables	1,458	—	1,458	3,069	—	3,069
Securities sold under agreements to repurchase	5,747	5,734	11,481	6,801	5,716	12,517
Cash collateral for loaned securities	4,082	3,283	7,365	3,425	2,393	5,818
Income taxes	2,920	188	3,108	2,136	78	2,214
Securities sold but not yet purchased	277	—	277	223	—	223
Short-term debt	10,798	1,738	12,536	9,447	1,667	11,114
Long-term debt	9,673	1,750	11,423	6,520	1,750	8,270
Other liabilities	14,298	380	14,678	11,909	374	12,283
Separate account liabilities	177,463	—	177,463	153,159	—	153,159

Total liabilities	358,577	72,797	431,374	319,235	71,376	390,611

COMMITMENTS AND CONTINGENT LIABILITIES

ATTRIBUTED EQUITY
Accumulated other comprehensive income	496	23	519	1,108	126	1,234
Other attributed equity	21,194	1,179	22,373	20,546	983	21,529

Total attributed equity	21,690	1,202	22,892	21,654	1,109	22,763

TOTAL LIABILITIES AND ATTRIBUTED EQUITY	$380,267	$73,999	$454,266	$340,889	$72,485	$413,374

See Notes to Supplemental Combining Financial Information

PRUDENTIAL FINANCIAL, INC.

Supplemental Combining Statements of Operations

Years Ended December 31, 2006 and 2005 (in millions)

	2006			2005
	Financial Services Businesses	Closed Block Business	Consolidated	Financial Services Businesses	Closed Block Business	Consolidated
REVENUES
Premiums	$10,309	$3,599	$13,908	$10,137	$3,619	$13,756
Policy charges and fee income	2,653	—	2,653	2,520	—	2,520
Net investment income	7,671	3,680	11,351	6,874	3,721	10,595
Realized investment gains, net	293	481	774	742	636	1,378
Asset management fees and other income	3,530	52	3,582	3,048	50	3,098

Total revenues	24,456	7,812	32,268	23,321	8,026	31,347

BENEFITS AND EXPENSES
Policyholders’ benefits	10,316	3,967	14,283	9,890	3,993	13,883
Interest credited to policyholders’ account balances	2,778	139	2,917	2,562	137	2,699
Dividends to policyholders	104	2,518	2,622	197	2,653	2,850
General and administrative expenses	7,267	785	8,052	6,880	761	7,641

Total benefits and expenses	20,465	7,409	27,874	19,529	7,544	27,073

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF OPERATING JOINT VENTURES	3,991	403	4,394	3,792	482	4,274

Total income tax expense	1,126	119	1,245	642	161	803

INCOME FROM CONTINUING OPERATIONS BEFORE EQUITY IN EARNINGS OF OPERATING JOINT VENTURES	2,865	284	3,149	3,150	321	3,471

Equity in earnings of operating joint ventures, net of taxes	208	—	208	142	—	142

INCOME FROM CONTINUING OPERATIONS	3,073	284	3,357	3,292	321	3,613
Income (loss) from discontinued operations, net of taxes	71	—	71	(73)	—	(73)

NET INCOME	$3,144	$284	$3,428	$3,219	$321	$3,540

See Notes to Supplemental Combining Financial Information

PRUDENTIAL FINANCIAL, INC.

Notes to Supplemental Combining Financial Information

1.    BASIS OF PRESENTATION

The supplemental combining financial information presents the consolidated financial position and results of operations for Prudential Financial, Inc. and its subsidiaries (together, the “Company”), separately reporting the Financial Services Businesses and the Closed Block Business. The Financial Services Businesses and the Closed Block Business are both fully integrated operations of the Company and are not separate legal entities. The supplemental combining financial information presents the results of the Financial Services Businesses and the Closed Block Business as if they were separate reporting entities and should be read in conjunction with the Consolidated Financial Statements.

The Company has outstanding two classes of common stock. The Common Stock reflects the performance of the Financial Services Businesses and the Class B Stock reflects the performance of the Closed Block Business.

The Closed Block Business was established on the date of demutualization and includes the assets and liabilities of the Closed Block (see Note 10 to the Consolidated Financial Statements for a description of the Closed Block). It also includes assets held outside the Closed Block necessary to meet insurance regulatory capital requirements related to products included within the Closed Block; deferred policy acquisition costs related to the Closed Block policies; the principal amount of the IHC debt (as discussed below and in Note 12 to the Consolidated Financial Statements) and related unamortized debt issuance costs, as well as an interest rate swap related to the IHC debt; and certain other related assets and liabilities. The Financial Services Businesses consist of the Insurance, Investment, and International Insurance and Investments divisions and Corporate and Other operations.

2.    ALLOCATION OF RESULTS

This supplemental combining financial information reflects the assets, liabilities, revenues and expenses directly attributable to the Financial Services Businesses and the Closed Block Business, as well as allocations deemed reasonable by management in order to fairly present the financial position and results of operations of the Financial Services Businesses and the Closed Block Business on a stand alone basis. While management considers the allocations utilized to be reasonable, management has the discretion to make operational and financial decisions that may affect the allocation methods and resulting assets, liabilities, revenues and expenses of each business. In addition, management has limited discretion over accounting policies and the appropriate allocation of earnings between the two businesses. The Company is subject to agreements which provide that, in most instances, the Company may not change the allocation methodology or accounting policies for the allocation of earnings between the Financial Services Businesses and Closed Block Business without the prior consent of the Class B Stock holders or IHC debt bond insurer.

General corporate overhead not directly attributable to a specific business that has been incurred in connection with the generation of the businesses’ revenues is generally allocated between the Financial Services Businesses and the Closed Block Business based on the general and administrative expenses of each business as a percentage of the total general and administrative expenses for all businesses.

PHLLC has outstanding IHC debt, of which net proceeds of $1.66 billion were allocated to the Financial Services Businesses concurrent with the demutualization on December 18, 2001. The IHC debt is serviced by the cash flows of the Closed Block Business, and the results of the Closed Block Business reflect interest expense associated with the IHC debt.

Income taxes are allocated between the Financial Services Businesses and the Closed Block Business as if they were separate companies based on the taxable income or losses and other tax characterizations of each business. If a business generates benefits, such as net operating losses, it is entitled to record such tax benefits to the extent they are expected to be utilized on a consolidated basis.

PRUDENTIAL FINANCIAL, INC.

Notes to Supplemental Combining Financial Information

Holders of Common Stock have no interest in a separate legal entity representing the Financial Services Businesses; holders of the Class B Stock have no interest in a separate legal entity representing the Closed Block Business; and holders of each class of common stock are subject to all of the risks associated with an investment in the Company.

In the event of a liquidation, dissolution or winding-up of the Company, holders of Common Stock and holders of Class B Stock would be entitled to receive a proportionate share of the net assets of the Company that remain after paying all liabilities and the liquidation preferences of any preferred stock.

The results of the Financial Services Businesses are subject to certain risks pertaining to the Closed Block. These include any expenses and liabilities from litigation affecting the Closed Block policies as well as the consequences of certain potential adverse tax determinations. In connection with the sale of the Class B Stock and IHC debt, the cost of indemnifying the investors with respect to certain matters will be borne by the Financial Services Businesses.